As filed with the Securities and Exchange Commission on November 3, 2010
Registration Statement No. 333-167416

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CHINA YONGXIN PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	5912	20-1661391
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

927 Canada Court
City of Industry, California 91748
(626) 581-9098

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yongxin Liu, Chief Executive Officer
927 Canada Court
City of Industry, California 91748
(626) 581-9098

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nimish Patel, Esq.	Gregory Sichenzia, Esq.
Edgar Park, Esq.	Thomas A. Rose, Esq.
Dominador Tolentino, Esq.	Sichenzia Ross Friedman Ference LLP
Richardson & Patel LLP	61 Broadway, 32 nd Floor
10900 Wilshire Boulevard, Suite 500	New York, NY 10006
Los Angeles, California 90024

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price (1)			Amount of Registration Fee
Common stock, $0.001 par value per share (2)			$23,000,000			$1639.90	(5)
Shares of Common Stock underlying Underwriter’s Common Stock Purchase Warrant (3) (4)		$	[___	]	$	[___	]
Total					$	[___	]

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act.

(2)	Includes [ ] shares of common stock which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriters to cover over-allotments, if any.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act.

(4)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION
DATED __________, 2010

Common Stock

CHINA YONGXIN PHARMACEUTICALS INC.

This is a firm commitment public offering of ________ shares of our common stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CYXN”.  On October 27, 2010, the last reported market price of our common stock was $2.55 per share.

We intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “CYXN”, which listing we expect to occur immediately prior to the date of this prospectus. No assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board.

Investing in our common stock and warrants involves a high degree of risk. Please read our “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us (2)	$	$

(1)
Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Rodman & Renshaw, LLC, as lead underwriter.  Non-accountable expenses are estimated to be $_______.  See “Underwriting” for a description of compensation payable to the underwriter.

(2)
We estimate that the total expenses of this offering will be approximately $_______, consisting of $_______ for the underwriter’s non-accountable expense allowance (equal to 1% of the gross proceeds) and $_______ for legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

We have granted a 45-day option to Rodman & Renshaw, LLC, as lead underwriter, to purchase up to additional shares of common stock amounting to 15% of the shares sold, solely to cover over-allotments, if any. The shares issuable upon exercise of the underwriter over-allotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

In connection with this offering, we have also agreed to sell to Rodman & Renshaw, LLC a warrant to purchase up to 5% of the shares sold in this offering (excluding the over-allotment option). If Rodman & Renshaw, LLC exercises this warrant, each share of common stock may be purchased at $           per share (125% of the price of the shares sold in the offering).

We are offering the shares of common stock on a firm commitment basis. The underwriters expect to deliver our shares to purchasers in the offering on or about ______, 2010.

Rodman & Renshaw, LLC

The date of this prospectus is _________________, 2010

China Yongxin Corporate Offices, Changchun City, Jilin Province, China

China Yongxin National Distribution Center, Changchun City, Jilin Province, China

TABLE OF CONTENTS

Prospectus Summary	1
Summary Financial Information	10
The Offering	11
Risk Factors	12
Forward Looking Statements	31
Use of Proceeds	32
Market for Common Equity and Related Stockholder Matters	33
Dividend Policy	34
Determination of Offering Price	34
Capitalization	35
Dilution	36
Business	37
Management’s Discussion and Analysis of Financial Condition and Results of Operations	63
Legal Proceedings	75
Description of Property	76
Management	77
Executive Compensation	81
Security Ownership of Certain Beneficial Owners and Management	85
Certain Relationships and Related Transactions	87
Description of Securities	87
Underwriting and Plan of Distribution	90
Legal Matters	100
Experts	100
Where You Can Find More Information	100
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	101
Changes in and Disagreements with Accountants on Accounting and Financial Disclosures	106
Index to Financial Statements	F-1

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data, and other industry data and forecasts used throughout this prospectus from market research, publicly available information, and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of this prospectus.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 12.  Some of the statements contained in this prospectus, including statements under “Prospectus Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties.  We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” or “China Yongxin” refer to China Yongxin Pharmaceuticals Inc., a Delaware corporation, and its consolidated subsidiaries.

Overview

China Yongxin Pharmaceuticals Inc. is a wholesale distributor and retailer of pharmaceuticals and health-related products, including Western and traditional Chinese medicines, in Jilin province in the northeastern region of the People’s Republic of China (“PRC” or “China”). We currently own and operate 110 retail locations mainly in high-traffic urban areas, with strong brand name recognition in Jilin province, as well as eight distribution facilities throughout the province.  We procure products from over 1,500 suppliers and manufacturers, and distribute and sell to numerous hospitals, large clinics and medical institutions, sub-distributors, other retailers, as well as group purchasers and individual retail customers.  We believe that our high standards of customer service, reliability, modernized facilities and logistics systems, visible presence in local communities, competitive price format, and broad product offerings provide superior convenience and value to our customers and has earned us customer loyalty and an excellent reputation.

We began our retail operations in 2004, and since then have rapidly grown into a retail chain of 110 store locations, including a newly completed regional wholesale distribution center in Jilin province.  Our corporate headquarters are located in City of Industry, California and our distribution facilities and retail operations are located in Changchun City, Jilin Province.  As of August 10, 2010, we had 818 employees, including 143 pharmacists with requisite credentials, professional education and training.

China’s pharmaceutical market is one of the top five in the world in terms of overall size, now valued at over USD $37 billion, and is projected to continue to grow at an annual rate of 15.45% through 2013.  According to Business Monitor International, consumers spent $22.42 billion on prescription drugs (including patented and generic) in 2007, another $7.07 billion on OTC generic drugs, and $21 billion on traditional Chinese medicine.  By 2013, per capita spending on pharmaceuticals is projected to nearly double (from 2009), and as a percentage of overall GDP, is expected to increase from 0.97% to 1.16%, as universal health coverage is implemented, China’s economy continues to grow, more chronic diseases occur, and the average age of the population continues to increase.  The drug pricing and reimbursement environment remains heavily regulated in China, and the market is dominated by lower cost basic drugs.  However, we foresee rapid growth in the generic drug sector, and growth in over-the-counter drug sales.

The reform of China’s health care system began in 1997 after the State Council issued the Decision on Reform of the Health Care System, which historically has been dominated by state-run hospitals.  Since then, in 2004, the Chinese government initiated new regulations which have profoundly affected the system of drug prescription and dispensation in China, spurring the growth of retail pharmacies.  In August 2009, the Ministry of Health released a list of over 300 essential medicines known as the “Essential Drugs List”, including medicines deemed vital to the basic health care needs of the public, to be made available at heavily subsidized prices.  These reforms have further prompted the growth of retail pharmacies, as well as consolidation among distributors.  We are currently a licensed distributor and retailer in Jilin province. We currently sell 290 out of the 307 Essential Drugs, and over 95% of the drugs included in the Jilin Province Medical Insurance Catalogue which includes over 2,400 drugs (the “Insurance Catalogue”).

Our business consists of two major segments – a wholesale segment and a retail segment.  We were one of the first authorized distributors of essential drugs, and now one of fourteen, in Jilin Province.  In addition through our eight distribution facilities we act as a distributor for over 7,000 products, which we sell and distribute to over 270 medical institutions, over 200 community health services centers, over 600 hospitals in rural areas, over 100 regional sub-distributors and over 2,600 drugstores or clinics.  As for our retail segment, we operate 110 modern retail locations in Changchun, Baishan and Tianjin, serving over 350,000 customers in our registry of members.  In 2009 we sold or distributed over 800 types of medicines listed in the provincial insurance catalogue.

Market Opportunity

As a result of recent health care reforms in China, with particular reference to the Ministry of Health’s opinions and guidance in 2009, large previously uninsured segments of the Chinese population now have access and the ability to afford certain basic medications and health products. These developments are expected to increase our overall sales and fuel our growth.

The retail pharmacy sector is highly fragmented consisting of several chains and a large number of single-location businesses. According to Snapshot International Ltd., China had approximately 391,500 non-hospital drugstores in 2008, up from 239,800 in 2004.  We believe that the industry consolidation and expansion that has been occurring in the retail sector will continue in the foreseeable future.

We believe that continuing to provide our customers with convenient and professional pharmacy services and access to medication through our retail pharmacies, and by continuing to expand and build on our current platform, our business will benefit from rising disposable income among Chinese residents and increased demand for the products we sell.   We are positioned to capture a larger market share in a growing sector of the Chinese economy as a drug retailer, and to become a significant authorized pharmaceutical wholesaler in our region.

As discussed in further detail below, we also face a number of significant challenges.  First, we require capital in order to establish or acquire new retail locations and distribution hubs, and the expansion of our business is dependent on our ability to raise capital on acceptable terms.  Second, we face growing competition from other distributors and retailers who may pursue the same business opportunities or enter the markets in which we compete, some of whom have perhaps greater access to capital resources than we do.  Third, we face the prospect of increased leasing or property-related costs for new retail locations, as urban areas in prized key markets in China become increasingly expensive.  Fourth, we operate in an industry that is highly regulated in China, and while thus far government policies have been favorable to drug distributors and retailers, we cannot make any assurances or predictions with regard to how government policies may change in the future.  In addition, the growth of the overall pharmaceuticals market and our market opportunities depend on continued growth of the Chinese economy and individual spending power, and we cannot predict the growth prospects of the Chinese economy as it emerges from the global recession of 2008 – 2009.

Our Business

In recent years we have been steadily expanding our retail segment by opening additional retail locations.  The following table reflects the revenue contribution percentage from each of our business operations for the six months ending June 30, 2010, and the years ending December 31, 2009, 2008 and 2007, respectively:

	Six Months Ending	For the Years Ending December 31,
	June 30, 2010	2009	2008	2007
Wholesale Distribution Operations – Revenue	68.3%	70.1%	81.6%	84.0%
Retail Drugstore Operations – Revenue	33.7%	29.2%	18.4%	16.0%
Total Revenue	100.0%	100.0%	100.0%	100.0%

The Products We Sell

The products we sell include over-the-counter (OTC) Chinese traditional and Western medicines, prescription pharmaceuticals, natural health products including herbal and nutritional supplements, health foods, personal care products, cosmetics and medical devices and equipment (referred to throughout this prospectus as our “products”). We also utilize our extensive retail network as a channel for our pharmacists to provide affordable, quality health and wellness services such as pharmaceutical and nutritional advice and information to our customers.  Over-the-counter and prescription pharmaceuticals, herbal medicines and supplements, comprise approximately 97% of our revenues.  Most of the drugs we sell are not patented, with generally less than 2% of our revenues originating from the sale of patented drugs.  Medical devices and equipment (e.g. blood pressure monitors, blood sugar monitors, thermometers, medical products for home use, etc.) currently constitute less than 1% of our total revenue.  Health foods, cosmetics, antiseptics and other daily-use consumer products constitute the remainder.

Competitive Strengths

We believe that by leveraging the following strengths, we can effectively compete and enhance our market position:

1.
Management team with extensive industry experience.  Our management team is comprised of 11 members with an average age of 43.  Ninety percent of our management team holds at least a bachelor’s degree and 5 members hold a master’s degree. Most of our management has more than 10 years of experience working in the pharmaceutical industry, and have extensive logistics management experience and knowledge. We also employ 143 pharmacists, accounting for approximately 17% of all of our employees, and we employ a sales force of 150 employees.

2.
Scalability, reputation, and a wide distribution and retail network. We have an established reputation of providing reliable, quality customer service, modern store design, innovative access to medical care at in-store clinics, and customer access to medical professionals through our EDS system.  We are also capable of expanding our business and achieving further economies of scale by extending the reach of our distribution network, acquiring or building more distribution centers and acquiring or opening more retail locations.

3.
Unique industry position in drug distribution in Jilin province.  We have been designated by the Jilin Food and Drug Administration as a “Pilot Pharmaceutical Logistics Enterprise”, and management believes this is due to our modernized approach to logistics management.  To our knowledge we are the only firm to have been granted this status to date, which allows us to provide storage and logistics services to other drug distributors and pharmaceutical chain stores.  We also act as one of 14 licensed wholesale distributors certified and permitted by the Jilin Health Department to sell and distribute essential drugs in Jilin province.

4.
Use of modern information technology.  We use sophisticated information management systems, such as our Enterprise Resource Planning (“ERP”) third party logistics platform, Warehouse Management System (“WMS”), Warehouse Control System (“WCS”) and Transport Management System (“TMS”), to unify our management of drug distribution, operation of retail outlets and warehouses, transport and delivery, and billing.  Our logistics management system can manage real-time online orders, product storage, billing and provide storage information, order status and delivery status.

5.
Strong financial performance and cash flow generation.  We have enjoyed strong historical financial performance and steady cash flow. Our bank credit is rated A+ by local banks in Jilin province. We have been designated as a “AAA Rate Good Standing Enterprise” by the Provincial Business Association.

Notwithstanding our competitive strengths, we expect to face certain risks and uncertainties, including but not limited to:

•	our need for capital in order to expand;

•	the rapid growth of our competitors, and ongoing consolidation in our industry;

•	our ability to locate suitable retail locations at reasonable cost;

•	changes in government policies and regulations in China that may affect pricing and reimbursement patterns as well as the structure of our industry; and

•	change in the economic conditions in China that may affect consumer spending on the products we sell, among various other risks and uncertainties.

For a full discussion of the risks associated with this offering, please see the discussion titled “Risk Factors” starting on page 12.

Key Business Strategies

We are implementing the following key business strategies to further improve our position as a leading pharmaceutical and healthcare distributor and retailer in Northeastern China:

Strengthen Existing and Develop New Distribution Channels

To make full use of our advantages in our distribution channels, business network, information management and logistics, we seek to enhance and develop exclusive distributor agreements with drug suppliers and develop distribution relationships with hospitals, communities and health centers. We plan to establish or acquire six drug distribution entities within eight cities in Jilin province, in 2011 and 2012. We also plan to establish one drug distribution entity in each of Heilongjiang province in 2011 and another drug distribution entity in Liaoning province in 2012. Our goal is to become the largest Good Supply Practice (GSP) standardized drug distributor in Northeastern China by 2013.

Improve and Expand our Retail Pharmacies

We strive to provide a convenient and value-oriented shopping experience by maintaining improved in-stock conditions, more convenient operating hours, faster customer prescription fulfillment and enhanced accessibility and interaction between our customers and our pharmacists. We are responding to market demand by building a strong market presence and awareness in the local communities we serve.  We achieve this through advertising and promotion in collaboration with our manufacturers, and from time to time, through public signage, billboards, and newspaper and magazine advertisements.  We intend to grow our market share in the pharmaceutical market by opening new stores, increasing comparable store sales, and strategic acquisitions.

We plan to acquire and establish retail outlets in the cities of Chanchun, Baishan and Tianjin, including eight additional retail outlets in 2010 (three in Changchun, three in Baishan and two in Tianjin).  In 2011, we have plans to establish an additional 70 retail outlets (45 in Changchun, 20 in Baishan and 5 in Tianjin).  In 2012, we have plans to establish an additional 75 retail outlets (60 in Changchun, 10 in Baishan and 5 in Tianjin). One of our goals is to own and operate a total of approximately 300 retail drugstore outlets, and to become the largest chain drug store operator in Northeastern China and a top 20 drug retail company in China, by 2013.

Expand our Distribution Network to Cover Rural Areas

With our existing distribution and logistics business, we plan to enhance our distribution network to increase our level of service to rural area hospitals and medical centers.  We plan to accomplish this through the establishment of additional distribution centers throughout the region.  Presently, since rural residence tend to seek care and treatment from hospitals (rather than make visits to pharmacies for self-medication), we plan to focus our efforts on developing distribution relationships with hospitals and other medical institutions.

Corporate Structure and History

The following diagram illustrates our corporate structure as of the date of this prospectus:

The Company was initially incorporated in Delaware on February 18, 1999 under the name of FreePCSQuote. On December 21, 2006, Changchun Yongxin Dirui Medical Co., Ltd, a Chinese corporation (“Yongxin”) and all of the shareholders of Yongxin agreed to conduct a reverse acquisition transaction with the Company in which Yongxin and its related businesses would become a subsidiary of the Company, a Delaware corporation. On April 12, 2008, the Company entered into a second amended acquisition agreement with Yongxin, effective November 16, 2007, in which the Company acquired 80% of the equity interest of Yongxin, and the Company issued an aggregate of 21,000,000 shares (pre-Reverse Split) of newly issued common stock and 5,000,000 shares of Series A Convertible Preferred Stock to the original Yongxin shareholders and/or their designees (the “Reverse Acquisition Transaction”).  For accounting purposes, this Reverse Acquistion Transaction was accounted for under GAAP as a reverse acquisition, since the original shareholders of Yongxin became the owners of a majority of the issued and outstanding shares of common stock of the Company, and the directors and executive officers of Yongxin became the directors and executive officers of the Company. As a result of the Reverse Acquisition Transaction, the following PRC companies became our operating businesses:

1.	Yongxin, through which we operate our wholesale pharmaceuticals distribution business and in which the Company owns an 80% equity ownership interest;

2.
Jilin Province Yongxin Chain Drugstore Ltd. (“Yongxin Drugstore”), through which we operate 42 pharmacy retail drugstores and which we control through Yongxin’s equity ownership interest in Yongxin Drugstore, and through an Entrustment Agreement described more fully below by and between Yongxin, on the one hand, and Yongxin Liu (our CEO and Chairman) and Yongkui Liu (a Company Vice President and former director), on the other hand;

3.	Tianjin Jingyongxin Chain Drugstore Ltd. (“Jingyongxin Drugstore”), through which we operate 26 pharmacy retail drugstores and in which Yongxin Drugstore owns a 90% equity ownership interest; and

4.	Baishan Caoantang Chain Drugstore Ltd. (“Caoantang Drugstore”), through which we operate 32 pharmacy retail drugstores and in which Yongxin Drugstore owns 100% of the equity ownership interest.

May 2010 Restructuring

As described above, we collectively own and control 110 retail pharmacy locations, through our ownership of Yongxin Drugstore and its affiliated entities, Jingyongxin Drugstore and Caoantang Drugstore. Yongxin previously owned a direct 100% equity interest in Yongxin Drugstore as a record owner of all of its share capital. PRC laws and regulations limit foreign ownership of in excess of 49% of the share capital of PRC entities that operate more than 30 drugstores in China that sell a variety of branded pharmaceutical products sourced from different suppliers.

In May 2010, in an effort to comply with PRC regulatory requirements regarding foreign ownership of drugstores in the PRC, and in contemplation of our future retail expansion in China, we conducted a restructuring of Yongxin’s ownership and control of Yongxin Drugstore (the “Restructuring”) in which we changed the method by which we own Yongxin Drugstore. Specifically, we instituted a “variable interest entity” (“VIE”) structure under which Yongxin is a record holder of 49% of the outstanding share capital of Yongxin Drugstore, and Mr. Yongxin Liu (our CEO and Chairman of the Company’s Board of Directors) and Mr. Yongkui Liu (a Company Vice President and former Company director), each of whom are PRC citizens (collectively, the “PRC Shareholders”), serve as nominee record holders of the remaining 51% of the share capital of Yongxin Drugstore. In order to retain the Company’s rights and authority to control, operate and manage Yongxin Drugstore and to continue to receive all of the economic benefits of Yongxin Drugstore’s business operations, concurrent with the equity transfers, Yongxin and the PRC Shareholders also entered into an Entrustment Agreement dated May 17, 2010 (the “Entrustment Agreement”).  The Entrustment Agreement effectively grants Yongxin beneficial ownership of the interest attributable to the 51% interest, including but not limited to, the right to exclusively control, operate and manage Yongxin Drugstore.  It also grants Yongxin all of the profits, income, distributions, dividends, compensation, payments, assets property, or other economic benefits from Yongxin Drugstore that the PRC Shareholders now hold or receive or otherwise become entitled to receive in the future by virtue of their 51% record ownership of Yongxin Drugstore’s share capital.  As a result of the rights conferred to Yongxin under the Entrustment Agreement, the Company is considered the primary beneficiary of Yongxin Drugstore and Yongxin Drugstore is deemed our variable interest entity (“VIE”). Further, we consolidate 100% of Yongxin Drugstore’s results of operations, assets and liabilities in our financial statements.

The material terms of the Entrustment Agreement are as follows.  The Company’s subsidiary, Changchun Yongxin Dirui Medical Co., Ltd. (or Yongxin), previously a holder of 100% of the equity interest of Yongxin Drugstore, agreed to transfer a 51% interest in Yongxin Drugstore to the PRC Shareholders.   The PRC Shareholders, in turn, agree to act as its exclusive agent and attorney-in-fact for the maximum period of time permitted by law and the Articles of Association, with respect to all of Yongxin’s shareholder rights, including but not limited to voting rights associated with this 51% majority interest (“Majority Interest”).  Currently under PRC law, the period of time permitted for this arrangement, is in perpetuity.   Yongxin shall exercise such rights in accordance with and within the parameters of the laws of the PRC and the Articles of Association of the Company, and Yongxin shall have the right to act at its sole discretion without any consent or authorization of the PRC Shareholders.  The PRC Shareholders grant Yongxin irrevocable authorization to exercise rights otherwise held by the PRC Shareholders as the holders of the Majority Interest, to operate and manage Yongxin Drugstore for the perpetual term of the Entrustment Agreement.  The PRC Shareholders are not permitted to take any action affecting Yongxin Drugstore without the express written direction and consent of Yongxin.  These actions include, inter alia, the issuance of equity interests, alteration of the capital structure, cancellation or redemption of securities, liquidation of the business, transfer or disposal of assets, change of management, acquisition of property, the entering into contracts with third parties, investment of funds of Yongxin Drugstore, or any other action that would circumvent, oppose or interfere with the exercise of Yongxin’s management powers over Yongxin Drugstore.   All rights to profits, income, distributions, dividends, compensation, payments, assets property, or other economic benefits held by the PRC Shareholders as record holders of the Majority Interest, now held or received or entitled to be received in the future, are in their entirety hereby irrevocably, absolutely, continuously and unconditionally transferred and assigned to Yongxin.  The PRC Shareholders have also pledged the Majority Interest to Yongxin.  In the event of a default, which includes (i) the declaration of any material provision of the Entrustment Agreement to be illegal, invalid or unenforceable by a governing authority in the PRC, (ii) that the PRC Shareholders materially breach any of their obligations under the agreement, (iii) that the PRC Shareholders attempt to transfer, pledge, hypothecate or sell the Majority Interest or any part of it, or (iv) a change in the PRC law provides that it is no longer necessary for the Majority Interest to be held by a PRC national in order for the Company to operate as it now operates and plans to operate, then Yongxin may seize control of the Majority Interest, cause it to be transferred to a an appointed nominee, take any action to enforce the agreement against the PRC Shareholders, foreclose or otherwise enforce Yongxin’s rights as a secured party, terminate the Entrustment Agreement, exercise any rights as a beneficial holder of the Majority Interest, and/or exercise any and all rights and remedies of a secured party under applicable law.  The Entrustment Agreement also provides Yongxin with the option to re-acquire the Majority Interest from the PRC Shareholders, if it chooses to do so, at any time by issuing a written notice to the PRC Shareholders.

PRC laws and regulations concerning the validity of the contractual arrangements such as the Entrustment Agreement are uncertain, as many of these laws and regulations are relatively new and may be subject to change. Official interpretation and enforcement by the Chinese government involves substantial uncertainty. Additionally, the Entrustment Agreement may not be as effective in providing control over Yongxin Drugstore as direct majority equity interest ownership under the current PRC laws and regulations. Due to such uncertainty, the Entrustment Agreement includes a further assurances provision that allows the Company to take any additional steps in the future permissible under the then-applicable law to ensure the Company’s complete control over, and the realization of the entirety of all rights and benefits of ownership of Yongxin Drugstore and its assets and business operations, including but not limited to direct ownership of selected assets.

Reverse Stock Split

Effective May 24, 2010, the Company effected a reverse stock split with a ratio of 1-for-12, whereby each twelve (12) issued and outstanding shares of the common stock of the Company, par value $0.001 per share (“Common Stock”) was combined into one (1) share of Common Stock (the “Reverse Split”), pursuant to the Certificate of Amendment of the Certificate of Incorporation that the Company filed with the State of Delaware’s Secretary of State (“Certificate of Amendment”).  The Company’s Common Stock, on a split-adjusted basis, has a new CUSIP number of 16946Y 207.

Throughout this prospectus, each instance which refers to a number of shares of our common stock, refers to the number of shares of common stock after giving effect to the Reverse Split, unless otherwise indicated. The term “pre-Reverse Split” as used in this prospectus means a number of shares of common stock issued or outstanding prior to May 24, 2010 without giving effect to the Reverse Split.  References to a number of shares of common stock in our historical financial statements for the three month period ending March 31, 2010, and for the years ending December 31, 2009 and 2008, are reported on a pre-Reverse Split basis.

IMPORTANT DISCLOSURES REGARDING OUR CORPORATE STRUCTURE

The Company owns eighty percent (80%) of the equity interest of Yongxin, a corporate entity organized and existing under the laws of the PRC, which is a holding company for the other subsidiaries of the Company. Yongxin Liu and Yongkui Liu, who are brothers, individually own 11% and 9% of Yongxin, respectively. On May 13, 2007, Yongxin Liu, Yongkui Liu and the Company entered into an Equity Cooperative Joint Venture Contract dated May 13, 2007, pursuant to which Yongxin became an 80% subsidiary and a “joint venture” under PRC law. At the time of formation, the parties sought to form a joint venture as opposed to a wholly foreign owned entity (or WFOE), due to certain PRC laws which made it advantageous for the Company, a pharmaceutical business, to be constituted and classified as a joint venture. Yongxin was granted a business license by the Administration for Industry and Commerce of Changchun City on September 14, 2007, which recognized and deemed it to be an equity joint venture, with 80% foreign ownership and 20% domestic (PRC) ownership. Yongxin also received recognition from, and was registered as an equity joint venture, by the Jilin Branch of the State Administration of Foreign Exchange (SAFE) on September 20, 2007. Yongxin received certification from China’s Ministry of Commerce (“MOFCOM”) pursuant to the PRC’s Regulation for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors and other relevant laws on September 8, 2006.

As a result of the corporate structure described above, we note several important implications:

•
The Company may not be able to exercise absolute control over Yongxin, because it is not a 100% equityholder of Yongxin. The minority shareholders, Yongxin Liu and Yongkui Liu, may hold certain minority rights under PRC corporate law and pursuant to the equity joint venture agreement, with respect to the control and governance of Yongxin. Specifically, Yongxin Liu and Yongkui Liu have the right to jointly appoint a director and the Company has the right to appoint two directors. Also, under the equity joint venture agreement, Yongxin Liu has a contractual right to appoint the General Manager of Yongxin.

•
Since Yongxin Liu is also the Chief Executive Officer and Chairman of the Company and Yongkui Liu is also the Vice President and former Chief Financial Officer and director of the Company, this may give rise to a conflict of interest with the Company and the Company’s stockholders. While the Company is not aware of any present situation which involves a conflict of interest, in the future, a conflict of interest may arise from the fact that Yongxin Liu and Yongkui Liu are executive officers of the Company, and are also minority equityholders of Yongxin. If there should ever be a divergence of interest of the minority equityholders on the one hand, and the Company on the other hand, Yongxin Liu and Yongkui Liu would have incentives to act to protect their minority interests in Yongxin vis-à-vis the majority controlling interest of the Company.

•
Although the Company consolidates the financial results of Yongxin and its subsidiaries for financial reporting purposes, the Company will not receive 100% of the economic benefit of the income and assets of Yongxin, and in most cases the Company will receive only 80% of such economic benefit. For example, if Yongxin were to distribute accumulated earnings or assets, 20% of such distributed assets would be paid to the minority equity holders, and 80% would be paid to the Company.

•
For financial reporting purposes, the Company accounts for the 20% interest as a non-controlling interest, which has the effect of lowering reported earnings per share (as compared to a scenario in which the Company owned 100% of Yongxin).

Please also review our risk factors for a discussion of these and other factors for your consideration.

Corporate Information

Our corporate headquarters are located in the City of Industry, California in the United States at 927 Canada Court, City of Industry, California 91748, and our telephone number is (626) 581-9098.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are currently quoted on the OTC Bulletin Board with the symbol “CYXN”. We are also applying to list our common stock on The NASDAQ Capital Market.

SUMMARY FINANCIAL INFORMATION

In the table below we provide historical consolidated financial data for the fiscal years ended December 31, 2009 and 2008, derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the appropriate historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Statements of Operations Data:
Revenue	$21,835,960	$18,343,491	$47,589,280	$59,116,534
Cost of Goods Sold	16,612,472	13,393,833	31,271,463	47,226,275
Gross Profit	5,223,489	4,949,659	16,317,817	11,890,259
Total Operating Expenses	3,449,034	3,058,596	7,118,442	6,021,513
Operating Income	1,774,454	1,891,063	9,199,376	5,868,745
Total Non-operating Expense	132,110	781,748	150,170	531,368
Income Before Income Taxes	1,906,565	2,672,811	9,349,545	6,400,113
Income Tax Provision	624,516	730,566	2,594,483	1,009,643
Net Income	1,282,048	1,942,245	5,124,989	4,066,139

Earnings Per Share (1):
Basic	0.57	0.57	1.80	1.56
Diluted	0.57	0.56	1.80	1.56
Weighted average shares outstanding (1):
Basic	4,981,760	2,591,302	2,770,067	2,595,902
Diluted	4,994,405	2,666,302	2,770,067	2,595,902

(1) The effect of the 1-for-12 reverse stock split on May 24, 2010 has been applied retroactively.

	June 30, 2010	December 31, 2009
	(Unaudited)
Balance Sheet Data:
Cash and Cash Equivalents	$3,041,208	$1,805,271
Other Current Assets	$35,796,034	$30,209,695
Total Assets	$48,164,912	$41,755,662
Total Liabilities	$16,649,084	$16,518,000
Total Stockholders’ Equity	$31,515,828	$25,237,662

THE OFFERING

Common stock offered by us	_________ shares at $____ per share

Number of shares outstanding before this offering	5,295,400 shares as of July 30, 2010

Number of shares outstanding after this offering	_________ shares

Use of Proceeds	We intend to use the net proceeds of this offering for acquisitions, marketing, working capital and general corporate purposes. See “Use of Proceeds” beginning on page 32.

OTC Bulletin Board symbol for our common stock	CYXN

Proposed NASDAQ Capital Market listing symbol for our common stock	CYXN

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 12.

Underwriter representative’s common stock purchase warrant
In connection with this offering, we have also agreed to sell to Rodman & Renshaw, LLC a common stock purchase warrant to purchase up to 5% (           shares) of the shares of common stock sold. If this warrant is exercised, each share may be purchased by Rodman & Renshaw, LLC at $           per share (125% of the price of the shares sold in the offering.)

Capitalization	The foregoing is on a post-split basis, after the 1-for-12 reverse stock split which occurred on May 24, 2010.

RISK FACTORS

The reader should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment.

RISKS RELATED TO OUR BUSINESS

THE PURCHASE OF MANY OF OUR PRODUCTS IS DISCRETIONARY, AND MAY BE PARTICULARLY AFFECTED BY ADVERSE TRENDS IN THE GENERAL ECONOMY; THEREFORE CHALLENGING ECONOMIC CONDITIONS MAY MAKE IT MORE DIFFICULT FOR US TO GENERATE REVENUE.

Our business is affected by global, national and local economic conditions since many of the products we sell are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending in China. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers’ disposable income, business conditions, interest rates, consumer debt levels, availability of credit and levels of taxation in regional and local markets in China where we sell such products. There can be no assurance that consumer spending on the products we sell, will not be adversely affected by changes in general economic conditions in China and globally.

IF WE FAIL TO DEVELOP OUR BRAND AND ADVERTISE THE PRODUCTS WE SELL EFFECTIVELY, OUR BUSINESS MAY SUFFER.

We believe that developing and maintaining awareness of the Yongxin Chain Drugstore brand and our other brands is critical to achieving widespread acceptance of our existing and future services and products and is an important element in attracting new customers. In the past, our efforts to build our brands, including advertisements that have promoted our corporate image, our merchandise and the pricing of such products, have involved significant expense. Our brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

WE MAY NOT BE ABLE TO OBTAIN, OR TIMELY OBTAIN, ALL OF THE LICENSES REQUIRED TO OPERATE OUR BUSINESS, OR WE MAY FAIL TO MAINTAIN THE LICENSES WE CURRENTLY HOLD.  THIS COULD SUBJECT US TO FINES AND OTHER PENALTIES, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We are required to hold a variety of permits and licenses to operate our business in China. We may not possess all of the permits and licenses required for all of our business activities at all times. In addition, there may be circumstances under which an approval, permit or license granted by a governmental agency is subject to change without substantial advance notice, and it is possible that we could fail to obtain an approval, permit or license that is required to expand our business as we intend. If we fail to obtain on a timely basis or to maintain such permits or licenses or renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products that we would be able to offer. As a result, our business, financial condition and results of operations could be materially and adversely affected.

WE MAY BE UNABLE TO IDENTIFY AND RESPOND EFFECTIVELY TO SHIFTING CUSTOMER PREFERENCES, AND WE MAY FAIL TO OPTIMIZE OUR PRODUCT OFFERINGS AND INVENTORY POSITION.

Consumer preferences in the drugstore industry change rapidly and are difficult to predict. The success of our business depends on our ability to predict accurately and respond to future changes in consumer preferences, carry the inventory demanded by customers, deliver the appropriate quality of products, price products correctly and implement effective purchasing procedures. We must optimize our product selection and inventory positions based on consumer preferences and sales trends. If we fail to anticipate, identify or react appropriately to changes in consumer preferences and adapt our product selection to these changing preferences, we could experience excess inventories, higher than normal markdowns or an inability to sell the products we sell, which, in turn, could significantly reduce our revenue and have a material adverse effect on our business, financial condition and results of operations.

IF WE FAIL TO MAINTAIN OPTIMAL INVENTORY LEVELS, OUR INVENTORY HOLDING COSTS COULD INCREASE OR CAUSE US TO LOSE SALES, EITHER OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

While we must maintain sufficient inventory levels to operate our business successfully and meet our customers’ demands, we must be careful to avoid amassing excess inventory. Changing consumer demands, manufacturer backorders and uncertainty surrounding new product launches expose us to increased inventory risks. Demand for products can change rapidly and unexpectedly, including the time between when the product is ordered from the supplier to the time it is offered for sale. We carry a wide variety of products and must maintain sufficient inventory levels of the products we sell. We may be unable to sell certain products in the event that consumer demand changes. Our inventory holding costs will increase if we carry excess inventory. However, if we do not have a sufficient inventory of a product to fulfill customer orders, we may lose orders or customers, which may adversely affect our business, financial condition and results of operations. We cannot assure you that we can accurately predict consumer demand and events and avoid over-stocking or under-stocking products.

ANY DISRUPTION TO THE DISTRIBUTION OF OUR PRODUCTS AT OUR LOGISTICS CENTER MAY CAUSE US TO BE UNABLE TO MEET CUSTOMER DEMAND.

Substantially all of the products we sell are distributed to our stores and our wholesale customers through our “Logistics Center” located in our logistics plaza in Changchun, PRC. The efficient management and uninterrupted operation of this facility is essential in order for us to meet customer demands. Our business would suffer if any significant disruption in the operation of facility were to occur for any reason, including disruptions caused by external events such as natural disasters, which could result in higher distribution costs, excess or insufficient inventory, or an inability to fulfill customer orders, each of which could result in a material adverse effect on our results of operations.

DUE TO THE GEOGRAPHIC CONCENTRATION OF OUR SALES IN THE NORTHEAST REGION OF CHINA, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION ARE SUBJECT TO FLUCTUATIONS IN REGIONAL ECONOMIC CONDITIONS.

A significant percentage of our total sales are made in the Northeastern region of China, particularly in Jilin province. For the years ended December 31, 2009, 2008 and 2007, approximately 86%, 85% and 80% of revenues, respectively, were generated from this area. Our concentration of sales in this area heightens our exposure to adverse developments related to competition, as well as economic and demographic changes in this region. Our geographic concentration might result in a material adverse effect on our business, financial condition or results of operations in the future.

IF ALL OR A SIGNIFICANT PORTION OF OUR CUSTOMERS WITH ACCOUNTS RECEIVABLES FAIL TO PAY ALL OR PART OF THE TRADE RECEIVABLES OR DELAY THE REPAYMENT, OUR NET INCOME WILL DECREASE AND OUR PROFITABILITY WILL BE ADVERSELY AFFECTED.

We had accounts receivables, net of allowance for doubtful accounts, of approximately $12,984,342 as of June 30, 2010.  No single customer is associated with an accounts receivable exceeding 10% of our total accounts receivable.  The standard credit period for most of our customers is six (6) months.  Nonetheless, there is no assurance that our accounts receivable will be fully repaid on a timely basis. If all or a significant portion of our customers with accounts receivables fail to pay all or part of the accounts receivable or delay the payment due to us for whatever reason, our net profit will decrease and our profitability will be adversely affected.

CERTAIN DISRUPTIONS IN SUPPLY OF AND CHANGES IN THE COMPETITIVE ENVIRONMENT FOR OUR PRODUCTS MAY ADVERSELY AFFECT OUR PROFITABILITY.

We carry a broad range of merchandise in our stores, including the products we sell. A significant disruption in the supply of these products could decrease inventory levels and sales, and materially adversely affect our business and financial results. Shortages of products or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions or difficulties in the employment of labor or transportation in the markets in which we purchase products may adversely affect our ability to maintain sufficient inventories of our products to meet consumer demand. If we were to experience a significant or prolonged shortage of products from any of our suppliers and could not procure the products from other sources, we would be unable to meet customer demand, which, in turn, would adversely affect our sales, margins and customer relations.  Further, rising cost of labor and consumer goods in general could reduce our margins, and reduce our net earnings.

ADVERSE WEATHER CONDITIONS, NATURAL DISASTERS, PESTILENCE AND OTHER NATURAL CONDITIONS CAN AFFECT THE RAW MATERIAL COSTS OF CERTAIN MEDICATIONS, WHICH CAN ADVERSELY AFFECT OUR OPERATIONS AND OUR RESULTS OF OPERATIONS.

The ingredients and raw materials that are used in certain medications are vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes and pestilences. Adverse weather conditions may be impacted by global warming and other factors. Adverse weather conditions and natural disasters can reduce crop size and crop quality, which in turn could reduce supplies of raw materials, lower recoveries of usable raw materials, and increase the prices of certain goods that rely upon those raw materials. For example, certain raw herbal ingredients for seasonal and herbal medications are supplied by our suppliers in the southwest region of China.  In 2009, the southwest region in China experienced a severe drought.  This has resulted in higher prices for certain herbal ingredients in fiscal 2010.  If drought conditions continue in the southwest region of China, certain herbal medication prices in future years may increase further, which may affect our ability to profitably supply these products to our customers.

OUR OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED IF THIRD-PARTY CARRIERS WERE UNABLE TO TRANSPORT OUR PRODUCTS ON A TIMELY BASIS.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers and to our retail stores. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

WE FACE INCREASING COMPETITION FROM BOTH DOMESTIC AND FOREIGN COMPANIES AND, IF WE CANNOT EFFECTIVELY COMPETE, OUR BUSINESS WILL BE HARMED.

The drugstore industry in which we operate is highly fragmented and competitive. Our ability to compete in the industry is, to a significant extent, dependent on our ability to distinguish our wholesale distribution of pharmaceuticals and health-related products as well as our retail drugstore chain from those of our competitors by providing high quality services and products with competitive prices and convenient access via our wholesale distribution and retail businesses. We compete directly with local drugstores and with large foreign multinational companies that offer services and products that are similar to ours. Some of these competitors have larger local or regional customer bases, more locations, more brand equity, and substantially greater financial, marketing and other resources than we have. We anticipate that our competitors will continue to improve their wholesale distribution or retail drugstore businesses and may be in a stronger position to respond quickly to potential acquisitions and other market opportunities.

We cannot assure you that our current or potential competitors will not provide wholesale distribution or retail drugstore services and products comparable or superior to those we provide or adapt more quickly than we do to evolving industry trends or changing market requirements. Increased competition may result in price reductions, reduced margins and loss of market share, any of which could materially adversely affect our profit margins. We cannot assure you that we will be able to compete effectively against current and future competitors. Aggressive marketing or pricing by our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE SUCCESSFUL IN COMPETING WITH OTHER WHOLESALERS AND DISTRIBUTORS OF PHARMACEUTICAL PRODUCTS IN THE TENDER PROCESSES FOR THE PURCHASE OF MEDICINES BY STATE-OWNED AND STATE-CONTROLLED HOSPITALS.

Our wholesale business sells various pharmaceutical products to hospitals owned and controlled by government authorities in the PRC, such as medications on the Essential Drugs List. Government owned hospitals purchase these pharmaceutical products using a collective tender process. During the collective tender process, a hospital establishes a committee of recognized pharmaceutical experts, which assesses bids submitted by pharmaceutical manufacturers. Winning bids result in contracts with hospitals. The collective tender process for pharmaceuticals with the same chemical composition must be conducted at least annually, and pharmaceuticals that have won in a prior year’s tender process must participate again in the following year. If we are unable to win purchase contracts through the collective tender processes in which we decide to participate, we will lose market share to our competitors, and our sales and profitability will be adversely affected.

COUNTERFEIT PRODUCTS SOLD IN CHINA COULD NEGATIVELY IMPACT OUR REVENUES, BRAND REPUTATION, BUSINESS AND RESULTS OF OPERATIONS.

The products we sell are also subject to competition from counterfeit products, which are pharmaceuticals manufactured without proper licenses or approvals and are fraudulently mislabeled with respect to their content and/or manufacturer. Counterfeit products are generally sold at lower prices than authentic products due to their low production costs, and in some cases are very similar in appearance to authentic products. Counterfeit pharmaceuticals may or may not have the same chemical content as their authentic counterparts. Although the PRC government has recently been increasingly active in policing counterfeit products, including counterfeit pharmaceuticals, there is a lack of effective counterfeit product regulation control and enforcement systems in China. The proliferation of counterfeit products has grown in recent years and may continue to grow in the future. Despite our implementation of quality controls, we cannot assure you that we would not be distributing or selling counterfeit products inadvertently. Any accidental sale or distribution of counterfeit products can subject our company to fines, administrative penalties, litigation and negative publicity, which could negatively impact our revenues, brand reputation, business and results of operations. Moreover, the continued proliferation of counterfeit products and other products in recent years may reinforce the negative image of retailers among consumers in the PRC. The continued proliferation of counterfeit products in the PRC could have a material adverse effect on our business, financial condition, and results of operation.

THE RETAIL PRICES OF SOME OF OUR PRODUCTS ARE SUBJECT TO PRICE CONTROLS BY THE PRC GOVERNMENT, WHICH MAY AFFECT BOTH OUR REVENUES AND NET INCOME.

The laws of the PRC permit the PRC government to limit, and in some instances, fix retail prices for certain pharmaceutical products, including those listed in the Essential Drugs List and the Jilin Province Medical Insurance Catalogue (Insurance Catalogue).  Through these price controls, the government can set retail price ceilings or fix the retain price for certain pharmaceutical products dispensed to patients by hospitals, drugstores and other medical institutions. Additionally, the PRC government may periodically lower the prices that manufacturers and suppliers of these products may charge in order to make pharmaceuticals more affordable to the general Chinese population (conversely the government may also make upward revisions in price limits). Our retail and wholesale business is presently not materially impacted by the price controls, because we currently buy and sell products at prices well below the price control level, because price controls only apply to certain price-controlled products, and because pricing authorities typically take into consideration the distributor’s margin when establishing price controls.  However, we cannot guarantee that our retail and wholesale operations will not be affected in the future, as price controls may be tightened or expanded in scope to include a wider range of products, and market conditions may change more rapidly than the government is able to make adjustments to price controls.  To the extent that the products we sell are subject to price controls, our revenue, gross profit, gross margin and net income will be affected under certain circumstances if a product or products approach a government-imposed price cap, the margin we are able to charge on that product or products bought and sold by us may be pressured downward, thus potentially harming our revenue.  Any future government-imposed price controls or price reductions may reduce our revenue and profitability and have a material adverse effect on our financial condition and results of operations.

THE REQUIRED CERTIFICATES, PERMITS, AND LICENSES RELATED TO OUR OPERATIONS ARE SUBJECT TO GOVERNMENTAL CONTROL AND RENEWAL, AND FAILURE TO OBTAIN RENEWAL WILL CAUSE ALL OR PART OF OUR OPERATIONS TO BE TERMINATED.

We are subject to various PRC laws and regulations pertaining to our wholesale and retail operations. We have attained certificates, permits, and licenses required for the operation of a pharmaceutical distributor and retailer. We cannot assure you that we will have all necessary permits, certificates and authorizations for the operation of our business at all times. Additionally, our certifications, permits and authorizations are subject to periodic renewal by the relevant government authorities. We intend to apply for renewal of these certificates, permits and authorizations prior to their expiration. During the renewal process, we will be re-evaluated by the appropriate governmental authorities and must comply with the then prevailing standards and regulations which may change from time to time. In the event that we are not able to renew the certificates, permits and licenses, all or part of our operations may be terminated. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our operations and profitability.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, PERSONAL INJURY CLAIMS OR DEFECTIVE PRODUCTS OUR BUSINESS MAY BE HARMED.

Our pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical and other health care products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, and the unintentional distribution of counterfeit drugs. Furthermore, the applicable laws, rules and regulations require our in-store pharmacists to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information the in-store pharmacists deem significant. Our in-store pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects and we may be liable for claims arising from advice given by our in-store pharmacists. Further, we may sell products which inadvertently have an adverse effect on the health of individuals. Product liability claims may be asserted against us with respect to any of the products we sell and as a retailer, we are required to pay for damages for any successful product liability claim against us, although we may have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer for compensation we paid to our customers in connection with a product liability claim. Any product liability claim, product recall, adverse side effects caused by improper use of the products we sell or manufacturing defects may result in adverse publicity regarding us and the products we sell, which would harm our reputation. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We, like many other similar companies in the PRC, do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any business interruption insurance in the PRC, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

WE RELY ON TRADE SECRET PROTECTIONS THROUGH CONFIDENTIALITY AGREEMENTS WITH OUR EMPLOYEES, CUSTOMERS AND OTHER PARTIES; THE BREACH OF SUCH AGREEMENTS COULD ADVERSELY AFFECT OUR BUSINESS ANDS RESULTS OF OPERATIONS.

We rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

THE FAILURE TO MANAGE GROWTH EFFECTIVELY COULD HAVE AN ADVERSE EFFECT ON OUR EMPLOYEE EFFICIENCY, PRODUCT QUALITY, WORKING CAPITAL LEVELS, AND RESULTS OF OPERATIONS.

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. As of August 10, 2010, we had approximately 818 full time employees.   During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchase of raw materials and supplies, development of new products, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND LOSS OF THESE KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of the named executive officers, including Mr. Yongxin Liu, our Chief Executive Officer, our Chief Financial Officer, and in addition, our Vice President Yongkui Liu, perform key functions in the operation of our business. The loss of these employees could have a material adverse effect upon our business, financial condition, and results of operations. We do not maintain key-person insurance for members of our management team because it is not a customary practice in China. If we lose the services of any senior management, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and prospects.

WE ARE DEPENDENT ON A TRAINED WORKFORCE AND ANY INABILITY TO RETAIN OR EFFECTIVELY RECRUIT SUCH EMPLOYEES, INCLUDING IN-STORE PHARMACISTS FOR OUR STORES, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We must attract, recruit and retain a sizeable workforce of qualified and trained staff, including in-store pharmacists, in order to operate our retail drugstores. Applicable PRC regulations require at least one qualified pharmacist to be stationed in each drugstore to instruct or advise customers on prescription medications. A nationwide shortage of pharmacists has occurred in the past few years due to increasing demand within the drugstore industry as well as demand from other businesses in the healthcare industry. We face competition for personnel from other drugstore chains, supermarkets, retail chains, and pharmaceutical companies. We cannot assure you that we will be able to attract, hire and retain sufficient numbers of in-store pharmacists and other skilled employees that are necessary to continue to develop and grow our business. Although we are presently in compliance with government licensing requirements, these requirements are subject to change, and in the event that different or stricter professional standards are imposed, we may face difficulty in attracting, hiring and retaining sufficient numbers of pharmacists with the requisite credentials and qualifications, which could limit our ability to open additional stores, increase revenue, or deliver high quality customer service, and this could have a material adverse effect on our financial condition and results of operations.

Our ability to implement effectively our business strategy and expand our operations will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced pharmacists, managers and other technical and marketing personnel. There is significant competition for technically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our current and future operational needs.

OUR FINANCIAL RESULTS MAY FLUCTUATE BECAUSE OF MANY FACTORS AND, AS A RESULT, INVESTORS SHOULD NOT RELY ON OUR HISTORICAL FINANCIAL DATA AS INDICATIVE OF FUTURE RESULTS.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the market price of our securities. Operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in operating results could cause the value of our securities to decline. Investors should not rely on comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

•	vulnerability of our business to a general economic downturn in China;

•	fluctuation and unpredictability of the prices of the products we sell;

•	seasonality of our business;

•	changes in the laws of the PRC that affect our operations;

•	competition from other retailers and wholesalers; and

•	our ability to obtain necessary government certifications and/or licenses to conduct our business.

OUR STRATEGY TO ACQUIRE COMPANIES MAY RESULT IN UNSUITABLE ACQUISITIONS OR FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES, WHICH COULD LEAD TO REDUCED PROFITABILITY.

We may embark on a growth strategy through acquisitions of companies or operations that complement existing product lines, customers or other capabilities. We may be unsuccessful in identifying suitable acquisition candidates, or may be unable to consummate desired acquisitions. To the extent any future acquisitions are completed, we may be unsuccessful in integrating acquired companies or their operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse impact on future profitability. Some of the risks that may affect our ability to integrate, or realize any anticipated benefits from, acquisitions include:

•	unexpected losses of key employees or customer of the acquired company;

•	difficulties integrating the acquired company’s standards, processes, procedures and controls;

•	difficulties coordinating new product and process development;

•	difficulties hiring additional management and other critical personnel;

•	difficulties increasing the scope, geographic diversity and complexity of our operations;

•	difficulties consolidating facilities, transferring processes and know-how;

•	difficulties reducing costs of the acquired company’s business;

•	diversion of management’s attention from our management; and

•	adverse impacts on retaining existing business relationships with customers.

THE SUCCESS OF OUR PLAN OF GROWTH REQUIRES RAISING ADDITIONAL CAPITAL.  THIS CAPITAL MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL, AND, WITHOUT ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO MAINTAIN OR EXPAND OUR BUSINESS.

We believe that our current cash and cash equivalents, anticipated cash flow from operations, and our capacity to borrow from banks, will be sufficient to meet our anticipated cash needs for the near future. However, in order to pursue our plans (including capital investments to further develop our retail and wholesale operations, completion of acquisitions that we decide to pursue, and payment of the current outstanding liabilities of our parent corporation), we will require additional external capital. Without sufficient capital, we may not be able to meet or fulfill our plans and achieve our goals. If our resources are insufficient to satisfy our cash requirements, we may need to seek to sell additional equity or debt securities or obtain additional credit. The sale of additional equity securities will result in additional dilution to our stockholders. Incurring indebtedness would result in increased debt service obligations and could result in operating and financing covenants that could restrict our operations. We cannot assure you that external financing will be available in amounts or on terms acceptable to us, if at all. If we cannot raise additional financing when needed, or on acceptable terms, we may not be able to effectively execute our growth strategy, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. In addition, if such a scenario were to occur, we may need to scale back or discontinue our acquisition and expansion plans.

RISKS RELATED TO CONDUCTING BUSINESS IN CHINA

SUBSTANTIALLY ALL OF OUR ASSETS ARE LOCATED IN THE PEOPLE’S REPULIC OF CHINA (“PRC” OR “CHINA”) AND SUBSTANTIALLY ALL OF OUR REVENUES ARE DERIVED FROM OUR OPERATIONS IN THE PRC; CHANGES IN THE POLITICAL AND ECONOMIC POLICIES OF THE PRC GOVERNMENT COULD HAVE A SIGNIFICANT IMPACT UPON THE BUSINESS WE MAY BE ABLE TO CONDUCT IN THE PRC AND ACCORDINGLY ON OURS RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in the PRC may be adversely affected by changes in Chinese laws and regulations, including those relating to retail and wholesale distribution of the products we sell, prescription drug regulations, the national health policy and related regulations, taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

OUR OPERATIONS ARE SUBJECT TO PRC LAWS AND REGULATIONS THAT ARE SOMETIMES VAGUE AND UNCERTAIN. ANY CHANGES IN SUCH PRC LAWS AND REGULATIONS, OR THE INTERPRETATIONS THEREOF, MAY HAVE A MATERIAL AND ADVERSE EFFECT ON OUR BUSINESS.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in the PRC. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of authority as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Yongxin, is regarded as a foreign invested enterprise (“FIE”) under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

NEW LABOR LAWS IN THE PRC MAY ADVERSLY AFFECT OUR RESULTS OF OPERATIONS.

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law. The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce. Further, it may require certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

THE SCOPE OF OUR BUSINESS LICENSE IN THE PRC IS LIMITED, AND WE MAY NOT EXPAND OR CONTINUE OUR BUSINESS WITHOUT GOVERNMENT APPROVAL AND RENEWAL, RESPECTIVELY.

Our principal operating subsidiary, Yongxin, is a Foreign Invested Enterprise (FIE) located in the PRC. An FIE can only conduct business within its approved business scope, which is designated in its business license. Our license permits us to design, manufacture, sell and market pharmaceutical products throughout the PRC. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, it will be required to enter into negotiations with the government authorities to obtain the approval that would be required to expand the scope of our business. We cannot assure investors that Yongxin will be able to obtain the necessary government approval for any change or expansion of its business.

PRC REGULATIONS RELATING TO ACQUISITIONS OF PRC COMPANIES BY FOREIGN ENTITIES MAY CREATE REGULATORY UNCERTAINTIES THAT COULD RESTRICT OR LIMIT OUR ABILITY TO OPERATE, INCLUDING OUR ABILITY TO PAY DIVIDENDS.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the PRC Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised the PRC’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in the PRC and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These rules may significantly affect the means by which offshore-onshore restructurings are undertaken in the PRC in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in the PRC in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance. It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules. For example, we may be subject to more stringent review and approval processes with respect to our foreign exchange activities.

THE FOREIGN CURRENCY EXCHANGE RATE BETWEEN U.S. DOLLARS AND RENMINBI COULD ADVERSELY AFFECT OUR REPORTED FINANCIAL RESULTS AND CONDITION.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in the PRC would be reduced should the U.S. Dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to the PRC’s current monetary policies and have pressured the PRC to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Although we specifically forbid our employees from engaging in such corrupt practices, we can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

IF WE MAKE EQUITY COMPENSATION GRANTS TO PERSONS WHO ARE PRC CITIZENS, THEY MAY BE REQUIRED TO REGISTER WITH THE STATE ADMINISTRATION OF FOREIGN EXCHANGE OF THE PRC (“SAFE”). WE MAY ALSO FACE REGULATORY UNCERTAINTIES THAT COULD RESTRICT OUR ABILITY TO ADOPT AN EQUITY COMPENSATION PLAN FOR OUR DIRECTORS AND EMPLOYEES AND OTHER PARTIES UNDER PRC LAW.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We have adopted an equity compensation plan and have made option grants to our officers and directors. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME (SARS), AVIAN FLU, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, IN THE PRC COULD ADVERSELY AFFECT OUR OPERATIONS.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in the PRC, where substantially all of our businesses are located and where the substantial all of our sales occur, could have a negative effect on our operations. Our businesses are dependent upon our ability to continue to efficiently distribute and sell our products. Such an outbreak could have an impact on our operations as a result of these or other consequences:

•	quarantines or closures of some of our drugstores or the closure of our Logistics Center, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and/or

•	a general slowdown in the Chinese economy.

Although a sudden outbreak of an epidemic could cause the vaccine market to surge, it may also result in the above effects, any of which (including other unforeseen consequences) could adversely affect our operations.

A DOWNTURN IN THE PRC DOMESTIC ECONOMY MAY SLOW OUR GROWTH AND PROFITABILITY.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance of continued growth of the Chinese economy, or that further growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

AS A PUBLIC COMPANY, WE ARE OBLIGATED TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING. BECAUSE OUR BUSINESS IS LOCATED IN THE PRC, WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS, WHICH MAY ADVERSELY AFFECT INVESTOR CONFIDENCE IN US, AND AS A RESULT, DECREASE THE VALUE OF OUR STOCK.

The PRC has not adopted management and financial reporting concepts and practices similar to those in the United States, which includes strong corporate governance, internal controls and, computer, financial and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified finance and management employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet investors’ expectations in the United States. While the Dodd-Frank Act amended Section 404(b) of the Sarbanes-Oxley Act of 2002 to exempt non-accelerated filers, and such exemption applies to us, from having our independent registered public accounting firm conduct an audit of our internal control over financial reporting, our management remains required to conduct a review of our internal controls and report on management’s review in our annual report on Form 10-K, The standards that must be met for management to assess the internal controls over financial reporting as effective are relatively complex and require significant documentation, testing and possible remediation to meet the detailed standards. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 is costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could harm our business and cause the price of our stock to decline.

INVESTORS MAY EXPERIENCE DIFFICULTIES IN EFFECTING SERVICE OF LEGAL PROCESS, ENFORCING FOREIGN JUDGMENTS OR BRINGING ORIGINAL ACTIONS IN THE PRC BASED UPON U.S. LAWS, INCLUDING THE FEDERAL SECURITIES LAWS OR OTHER FOREIGN LAWS AGAINST US OR OUR MANAGEMENT.

Most of our current business operations are conducted in the PRC. Moreover, most of our directors and officers are nationals and residents of the PRC or Hong Kong. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside the PRC upon these persons. In addition, uncertainty exists as to whether the PRC courts would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the PRC against us or such persons predicated upon the securities laws of the United States or any state thereof.

IF WE ARE FOUND TO BE IN VIOLATION OF CURRENT OR FUTURE PRC LAWS, RULES OR REGULATIONS REGARDING THE LEGALITY OF FOREIGN INVESTMENT IN THE PRC WITH RESPECT TO OUR OWNERSHIP STRUCTURE, WE COULD BE SUBJECT TO SEVERE PENALTIES.

We currently conduct business operations solely in the PRC through our subsidiary, Yongxin, in which we hold an 80% equity ownership interest. We are a Delaware corporation and our direct and indirect subsidiaries are companies organized under the laws of the PRC. Our subsidiaries in the PRC are regarded as a foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our pharmaceutical distribution and retail drugstore businesses.

Accordingly, it is possible that the relevant PRC authorities could, at any time, assert that any portion of our existing or future ownership structure and businesses violate existing or future PRC laws, regulations or policies. It is also possible that the new laws or regulations governing our business operations in the PRC that have been adopted or may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of our PRC subsidiaries’ and our current or proposed businesses and operations. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including:

•	levying fines;

•	confiscating our income;

•	revoking business and other licenses;

•	requiring us to discontinue any portion or all of our business;

•	requiring us to restructure our ownership structure or operations; and

•	requiring actions necessary for compliance.

In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which, in turn, could materially and adversely affect our business, financial condition and results of operations.

THE PHARMACEUTICAL INDUSTRY IN CHINA IS HIGHLY REGULATED.  WE MAY BE ADVERSELY AFFECTED BY COMPLEXITY, UNCERTAINTIES AND CHANGES IN PRC REGULATION OF PHARMACEUTICAL BUSINESSES AND DRUGSTORE COMPANIES, INCLUDING LIMITATIONS ON OUR ABILITY TO OWN KEY ASSETS, REQUIREMENTS TO MAINTAIN OUR STATUS AS A LICENSED DISTRIBUTOR AND RETAILER, AND THE NUMBER OF LICENSEES IN GENERAL.

We operate in a highly regulated industry.  The PRC government, including central, provincial and city and local authorities, regulate the pharmaceutical and drugstore industries in China.  These regulations pertain to foreign ownership of, and the licensing and permit requirements for, companies operating in this industry.  Applicable laws and regulations are relatively new and evolving, and subject to change.  The interpretation and enforcement of these laws and regulations involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the pharmaceutical industry include those relating evolving licensing practices. Permits, licenses or operations at our company are subject to government review and scrutiny, which may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us. Although we believe we comply with current PRC regulations, we cannot assure you that our ownership and operating structure comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could take other regulatory or enforcement actions against us that could be harmful to our business.

At the provincial level we are regulated principally by the Jilin Province SFDA, and also by a number of other provincial and local government authorities.  We operate as one of a limited number of licensed wholesale distributors in Jilin province.  If provincial government authorities alter the rights and privileges of licensed distributors in our province, or increase the number of eligible distributors that are deemed licensed wholesale distributors, then we may face higher compliance burdens, lower margins, and/or increased competition.  Any of these changes, if they were to occur, may have a material adverse effect on our results of operations.

WE RELY UPON THE AVAILABILITY OF HIGHLY TRAINED PERSONNEL.  COMPETITION FOR QUALIFIED AND PROPERLY TRAINED PERSONNEL IN OUR INDUSTRY IS INTENSE.  LACK OF AVAILABILITY OF QUALIFIED PERSONNEL WOULD HAVE A MATERIAL ADVERSE IMPACT ON OUR RESULTS OF OPERATIONS.

As of August 10, 2010, we employed 143 pharmacists with requisite credentials, professional education and training, working at our retail drugstores.  Under current law, we are required to employ at least one qualified pharmacist in each of our retail locations.  Competition for qualified and properly trained personnel in our industry is intense.  If we are unable to recruit, hire, and maintain a staff of properly qualified pharmacists for our retail locations, or if the government were to tighten the qualification standards for pharmacists employed by retail pharmacy businesses such as ours, then we may be forced to delay or suspend our present operations of plans for expansion, which would have a material adverse impact on our results of operations.

THE PRC GOVERNMENT REGULATES RETAIL PRICES OF CERTAIN PHARMACEUTICALS THAT MAY BE CHARGED TO PATIENTS AND CONSUMERS, IN THE FORM OF PRICE LIMITS OR FIXED PRICES.  THESE PRICE CONTROLS MAY LIMIT OR INTERFERE WITH OUR ABILITY TO MAKE A PROFIT ON THE SALE OF CERTAIN PRODUCTS.

The Price Control Office of the NDRC, as well as provincial and regional price control authorities, impose limits on the retail prices of certain products, and in some instances, may fix the retail prices of those products.  The wholesale price of the pharmaceutical products subject to the price controls are generally influenced by these retail prices.  While many of our pharmaceutical products are subject to retail price controls at the point of dispensation, because the price at which we currently buy and sell these products at a wholesale level is currently significantly below the retail price control levels, price controls do not presently affect us.   However, if prices of a large number of products purchased from suppliers or manufacturers were to approach these government-imposed limits, these price controls could limit our profitability.  While we believe that the likelihood of such a situation is unlikely, because the Price Control Office considers a reasonable margin for distributors and retailers when establishing fixed prices or price caps for the limited number of applicable products, we cannot assure you that these price controls would never have an adverse effect on our profitability in the future.

THE STATE ADMINISTRATION OF FOREIGN EXCHANGE (“SAFE”) IMPOSES RESTRICTIONS ON CURRENCY EXCHANGE THAT MAY LIMIT OUR ABILITY TO PAY DIVIDENDS OR TRANSFER CURRENCY OUT OF CHINA.

We generate substantially all of our sales within China, in Chinese renminbi.  Foreign exchange transactions by PRC operating subsidiaries continue to be subject to significant foreign exchange controls and often require the approval of or need to register with PRC government authorities, including SAFE.  The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay obligations at the parent corporate level, pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

IF THE PRC REGULATORY AUTHORITIES DETERMINE THAT OUR CURRENT CORPORATE STRUCTURE FOR OWNERSHIP AND OPERATION OF OUR RETAIL DRUGSTORE BUSINESS IN THE PRC DO NOT COMPLY WITH PRC REGULATORY RESTRICTIONS ON FOREIGN INVESTMENT IN THE DRUGSTORE INDUSTRY, WE COULD BE SUBJECT TO SEVERE PENALTIES, OR MAY BE REQUIRED TO UNDERTAKE A COSTLY AND/OR TIME-CONSUMING CORPORATE RESTRUCTURING.

Under current PRC law on foreign investment, foreign companies are allowed to establish or invest in wholly-owned foreign enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in the PRC. These regulations limit the number and size of retail pharmacy outlets that a foreign investor may establish. If a foreign investor owns more than 30 outlets that sell a variety of branded pharmaceutical products sourced from different suppliers, the foreign investor’s ownership interests in the outlets may be limited to 49.0%. We currently control more than 30 retail pharmacy outlets through: (1) our 80% equity ownership interest in Yongxin; (2) through Yongxin Drugstore, which owns 48 retail locations and which we control through Yongxin’s 49% equity ownership of Yongxin Drugstore and through rights granted to Yongxin under the Entrustment Agreement between Yongxin and PRC citizens Yongxin Liu (our CEO and Chairman) and Yongkui Liu (a Company Vice President and former director), the owners of the remaining 51% equity ownership interest of Yongxin Drugstore; (3) Yongxin Drugstore’s 100% equity ownership in Caoantang Drugstore, which, in turn, owns 36 retail locations; and (4) Yongxin Drugstore’s 90% equity ownership interest in Jinyongxin Drugstore, which, in turn, owns 26 retail locations. We have also received an opinion from our PRC counsel, Allbright Law Offices, in which they advised that based on their understanding of the current PRC laws, rules and regulations and the Company’s receipt of all relevant government approvals for the equity joint venture, the transactions and changes in equity interest holdings of Yongxin Drugstore made and entered into in connection with the restructuring of our Company and our PRC subsidiaries and affiliates under which we operate and currently hold equity ownership in our retail pharmacy businesses (including our corporate structure, our direct equity ownership interest in Yongxin, our indirect equity ownership in Yongxin’s subsidiaries, Yongxin Drugstore, Jinyongxin Drugstore and Caoantang Drugstore, and the 110 retail locations that we control through this structure) comply with applicable PRC laws.  However, there are uncertainties regarding the interpretation and application of PRC laws, rules and regulations by PRC government authorities, and we cannot assure you that such authorities will not later issue a differing interpretation of the law and determine that our corporate and/or ownership structure does not comply with PRC laws, rules and regulations. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our corporate structure or our business operations.  If we and/or our PRC subsidiaries are determined to be in violation of any existing or future PRC laws, rules or regulations, including laws applicable to foreign investment in retail pharmacy outlets, or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revocation the business and operating licenses of our PRC consolidated entities;

•	discontinuation or restriction of the operations of our PRC consolidated entities;

•	imposition of conditions or requirements with which we or our PRC consolidated entities may not be able to comply;

•	imposition of requirements for our PRC consolidated entities to restructure the relevant ownership structure or operations;

•	restriction or prohibition of our use of the proceeds from our financings to fund our business and operations in the PRC; or

•	imposition of fines.

The imposition of any of the above-described penalties and/or a restructuring of our holding structure in order to comply with relevant PRC regulations could severely disrupt our ability to conduct business and could have a material adverse effect on our financial condition, results of operations and prospects.

THE VIE STRUCTURE THAT WE ADOPTED UNDER THE MAY 2010 RESTRUCTURING MAY NOT BE AS EFFECTIVE IN PROVIDING CONTROL OVER YONGXIN AS DIRECT OWNERSHIP.

As a result of the completion of the May 2010 Restructuring, Yongxin directly owns 49% equity interests in Yongxin Drugstore while the remaining 51% equity interests are controlled by us through the VIE structure.  This VIE structure may not be as effective in providing control over Yongxin Drugstore as direct ownership as it largely depends on the PRC Shareholders’ compliance with the Entrustment Agreement.  Due to lack of explicit and detailed requirements regarding the entrustment arrangements under the current PRC legal regime, we may have difficulties in enforcing the Entrustment Agreement against the PRC Shareholders in the event they violate the arrangements thereunder.

RISKS RELATING TO THIS OFFERING AND AN INVESTMENT IN OUR SECURITIES

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK, AND THERE IS NO ASSURANCE OF A MORE ESTABLISHED PUBLIC TRADING MARKET, WHICH WOULD ADVERSELY AFFECT THE ABILITY OF OUR INVESTORS TO SELL THEIR SECURITIES IN THE PUBLIC MARKET.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Commencing ________, 2010, we anticipate that our common stock will be traded on The NASDAQ Capital Market.  Our common stock were previously quoted on the OTC Bulletin Board, where they have historically been sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a relatively new company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The market price for our common stock is influenced by a number of factors, including:

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’

products and services;

•	announcements of innovations or new products or services by us or our competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	PRC governmental regulatory actions and the impact of such requirements on our business;

•	the development of litigation against us;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	the issuance of new equity securities pursuant to a future offering or acquisition;

•	changes in interest rates and/or foreign currency exchange rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	investor perceptions of us; and

•	general economic and other national and international conditions.

Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of our common shares for sale at any time will have on the prevailing market price of such shares.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUTSTANDING STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

Holders of a significant number of our shares and/or their designees may be eligible to sell our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  In general, pursuant to Rule 144, a non-affiliate stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period, and provided that there is current public information available, may sell all of its securities.  Rule 144 also permits the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

OUR CHIEF EXECUTIVE OFFICER AND CERTAIN RELATED COMPANY OFFICERS AND STOCKHOLDERS POSSESS THE MAJORITY OF OUR VOTING POWER, AND THROUGH THIS OWNERSHIP, CONTROL OUR COMPANY AND OUR CORPORATE ACTIONS.

Our current CEO and Chairman of the Board, Mr. Yongxin Liu and Vice President Yongkui Liu (our CEO’s brother) and Ms. Yongmei Wang (spouse of Yongkui Liu) collectively hold approximately 94% of the voting power of the outstanding shares immediately prior to this offering. After the offering, assuming the sale of 4 million shares of common stock, they will collectively hold approximately 86% of the voting power.  If these officers and/or stockholders were to act as a group, they would have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such officers and/or stockholders may also have the power to prevent or cause a change in control. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us.  The interests of these stockholders may give rise to a conflict of interest with the Company and the Company’s shareholders.  While the Company is not aware of any present situation which involves a conflict of interest, in the future, a conflict of interest may arise from the fact that Yongxin Liu and Yongkui Liu are executive officers of the Company, and are also minority equityholders of Yongxin.  If there should ever be a divergence of interest of the minority equityholders on the one hand, and the Company on the other hand, Mr. Yongxin Liu and Yongkui Liu would have incentives to act to protect their minority interests in Yongxin vis-à-vis the majority controlling interest of the Company. For additional details concerning voting power please refer to the section below entitled “Description of Securities.”

THE COMPANY WILL NOT RECEIVE 100% OF THE ECONOMIC BENEFIT OF THE INCOME AND ASSETS OF YONGXIN.

Although the Company consolidates the financial results of Yongxin and its subsidiaries for financial reporting purposes, the Company will not receive 100% of the economic benefit of the income and assets of Yongxin, and in most cases the Company will receive only 80% of such economic benefit.  For example, if Yongxin were to distribute accumulated earnings or assets, 20% of such distributed assets would be paid to the minority equity holders, and 80% would be paid to the Company.  For financial reporting purposes, the Company also accounts for the 20% interest as a non-controlling interest, which has the effect of lowering reported earnings per share (as compared to a scenario in which the Company owned 100% of Yongxin).

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE WILL RESULT IN ADDITIONAL EXPENSES.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

WE DO NOT FORESEE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes some statements that are not purely historical and that are “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected effect of the offering. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” “foresee” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	The market acceptance of the products we sell;

•	Problems that we may face in marketing and distributing the products we sell;

•	Errors in business planning attributable to insufficient market size or segmentation data;

•	Exposure to product liability and defect claims;

•	Changes in the laws of the People’s Republic of China that affect our operations;

•	Any recurrence of health epidemics and other outbreaks;

•	Our ability to obtain and maintain all necessary government certifications and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	Our inability to raise additional capital when needed;

•	Problems with important suppliers and strategic business partners;

•	Potential PRC regulatory issues we may face in connection with our corporate and ownership structure;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

This prospectus may also contain estimates and other industry and other statistical data developed by independent parties and by us relating to market size, growth and segmentation of markets.  This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.  We have not independently verified these estimates generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness.  In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in this prospectus.  These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $20 million.

We estimate that we will receive net proceeds of $18 million from the sale of shares of common stock being offered, after deducting $1.6 million for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance, as well as estimated expenses of approximately $0.4 million, which includes legal, accounting, printing costs, and various fees associated with the registration and listing of our shares.  We intend to use the net proceeds of the offering as follows:

Description	Anticipated Application of Net Proceeds	Percentage of Net Proceeds
Acquisition of drug distribution companies (1)	$10 million	56%
Newly establish or acquire additional drug stores (2)	4.5 million	25
Marketing and advertising (3)	2 million	11
Payment of outstanding liabilities	1 million	5
Working capital	0.5 million	3
Total	$18 million	100%

(1)
The target drug distribution companies are located in Changchun, Tonghua and Jilin City in Jilin province. As of the date of this prospectus, we have entered into two letters of intent with potential acquisition targets.

(2)
Using net proceeds we plan to newly establish or acquire approximately 80 additional retail drug stores to expand our retail market share in Jilin and Heilongjiang provinces. The actual cost of establishing additional retail drugstores throughout these provinces may vary from the estimate depending on the location.

(3)	Using net proceeds we plan to increase our spending on marketing and advertising through various channels to strengthen our brand in new cities and throughout Jilin Province.

The amounts actually spent by us for any specific purpose may vary significantly and will depend on a number of factors.  Accordingly, our management has broad discretion to allocate the net proceeds.  If there is any change in market conditions after the financing, or if we are able to find a better direction of investment, our management will make reasonable adjustments on the acquisition of drug distribution companies, the acquisition of additional retail stores, marketing expenses and the use of working capital.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “CYXN”. The following table sets forth the high and low bid information for the common stock for each quarter within the last two fiscal years, as reported by the OTC Bulletin Board.  The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, do not necessarily reflect actual transactions.  The information below reflects prices on a post 1-for-12 reverse-stock-split basis:

	Low	High
2010
Quarter ended September 30, 2010	$2.30	$4.40
Quarter ended June 30, 2010	4.00	9.48
Quarter ended March 31, 2010	4.80	8.28

2009
Quarter ended December 31, 2009	$3.48	$9.60
Quarter ended September 30, 2009	1.68	9.48
Quarter ended June 30, 2009	1.32	3.84
Quarter ended March 31, 2009	0.72	4.56

2008
Quarter ended December 31, 2008	$0.60	$7.08
Quarter ended September 30, 2008	4.92	16.80
Quarter ended June 30, 2008	4.80	18.36
Quarter ended March 31, 2008	11.16	20.64

The last reported closing sales price for shares of our common stock was $2.74 per share on the OTCBB on October 4, 2010.

Holders

As of July 30, 2010, we had approximately 167 holders of record of our common stock, and we had two holders of record of our Series A Preferred Stock.  The number of registered shareholders of our common stock excludes any estimate by us of the number of beneficial owners of common shares held in street name.

Dividend Policy

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.  We did not pay any cash dividends during the years ended December 31, 2009 or 2008.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of the accumulated profits of the enterprise, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulated amount of such reserves reaches 50.0% of its registered capital.  These reserves are not distributable as cash dividends.

DETERMINATION OF OFFERING PRICE

Although our common stock is currently traded on the OTC Bulletin Board, we have applied to have our common stock listed for trading on the NASDAQ Capital Market which we anticipate will occur immediately prior to the effective date of the registration statement, of which this prospectus forms a part. Trading of securities on the NASDAQ Capital Market is made through a market maker.  Our lead underwriter, Rodman & Renshaw, LLC, however, is not obligated to make a market in our securities, and even after making a market, may discontinue market making at any time without notice.  Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters.  Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;
•	the industry in which we operate;
•	the status and development prospects for our operations, products and services;
•	our past and present operating results;
•	the previous experience of our executive officers; and
•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of our common stock.  That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

CAPITALIZATION

The following table sets forth our capitalization:

•	on an actual basis (giving effect to the 1-for-12 reverse stock split which became effective on May 24, 2010); and

•
on a pro-forma as adjusted basis to give effect to the sale of 4 million shares of common stock in this offering a public offering price of $5 per share (estimated solely for purposes of this Capitalization section and subsequent Dilution section) after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table together with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition,” “Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The estimated number of shares and estimated per-share price used in this section are provided solely for purposes of estimating post-offering capitalization, and are not to be relied upon as an indication of the actual public offering price, which is to be determined.

	As of March 31, 2010
	Actual	Pro-Forma As Adjusted
Series A convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,666,667 shares issued and outstanding (1).	$1,667	$1,667
Common stock, $0.001 par value, 75,000,000 shares authorized; 4,779,077 shares issued and outstanding (1).	4,779	5,199
Paid-in-capital	2,571,921	20,971,501
Receivable from a related party for issuance of shares	(50,000)	(50,000)
Statutory reserves	2,716,929	2,716,929
Retained earnings	16,183,821	16,183,821
Accumulated other comprehensive income	1,808,088	1,808,088
Non- controlling interest	5,893,034	5,893,034
Total shareholder’s equity	29,130,239	47,530,239
Total capitalization	23,237,205	41,637,205

(1) The effect of the 1-for-12 reverse stock split on May 24, 2010 has been applied retroactively.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per unit you pay and the as adjusted net tangible book value per share of our common stock after this offering.  As of March 31, 2010, we had a net tangible book value of $28,169,612 or $5.67 per share.  Net tangible book value represents our total tangible assets, less all liabilities, divided by the number of shares of common stock outstanding.  Without taking into account any changes in such net tangible book value after March 31, 2010, other than to give effect to the sale by the Company of 4 million shares of common stock offered hereby, the pro forma net tangible book value per share at March 31, 2010 would have been $5.08.  This amount represents an immediate decrease in net tangible book value of $0.59 per share to the current shareholders of the Company and an immediate increase in net tangible book value of $0.08 per share to new investors purchasing shares in this offering as illustrated in the following table:

Public offering price per share (1)	$5.00
Net tangible book value per share before the offering	$5.67
Decrease in net tangible book value per share to existing shareholders attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses to be paid by Company)	$0.59
Pro forma net tangible book value per share after the offering	$5.08
Increased value per share to new investors (determined by taking the adjusted net tangible book value after the offering and deducting the amount of cash paid by a new investor for a share of common stock)	$0.08

(1) We estimate an offering price of $5 per share above solely for purposes of calculating dilution in this section.

The following table sets forth, on a pro forma basis as of December 31, 2009, the number of shares of common stock to be purchased from the Company, the total consideration to be paid, and the average price per share to be paid by the existing shareholders and by the new investors, assuming in the case of new investors a public offering price of $5 per share, before deductions of the underwriting and other offering expenses:

	Shares Purchased Number	Percent	Total Consideration Amount (in 000’s)	Percent	Average Price Per Share
Existing Shareholders	2,922,504	41%	$19,523	51%	$6.68
New Investors	4,200,000	59%	$18,400	49%	$5.00
Total	7,122,504	100%	$37,923	100%

The foregoing table does not include the effect of the exercise of the underwriter’s overallotment option. The $5.00 per share estimated offering price is used above in this section solely for purposes of calculating estimated dilution, and is not to be relied upon as an indication of the actual public offering price, which is to be determined.

BUSINESS

Overview

In this discussion, the terms, “we,” “us,” “our,” and the “Company” refer to China Yongxin Pharmaceuticals Inc. (formerly Digital Learning Management Corporation) (the “Company”), and its 80%-owned subsidiary, Changchun Yongxin Dirui Medical Co., Ltd., a company organized under the laws of the PRC (“Yongxin”), and (i) Yongxin’s wholly-owned subsidiary Jilin Province Yongxin Chain Drugstore Ltd., a company organized under the laws of the PRC (“Yongxin Drugstore”); (ii) Yongxin Drugstore’s 90%-owned subsidiary, Tianjin Jingyongxin Chain Drugstore Ltd., a company organized under the laws of the PRC (“Jingyongxin Drugstore”); and (iii) Yongxin Drugstore’s wholly-owned subsidiary, Baishan Caoantang Chain Drugstore Ltd., a company organized under the laws of the PRC (“Caoantang Drugstore”).

China Yongxin is a wholesale distributor and retailer of pharmaceuticals and health-related products in Jilin province in the northeastern region of the People’s Republic of China (“PRC” or “China”). We currently operate 110 retail locations mainly in high-traffic urban areas, with strong brand name recognition in Jilin province.  We procure products from over 1,500 suppliers and manufacturers, and distribute and sell to numerous hospitals, large clinics and medical institutions, other distributors, other retailers, as well as group purchasers and individual retail customers.  We believe that our quality customer service, reliability, visible presence in local communities, competitive price format, and broad product offerings provide superior convenience and value to our customers and has earned us customer loyalty and an excellent reputation.

We began our retail operations in 2004, and since then have rapidly grown into a retail chain of 110 store locations, including a newly built and modernized regional wholesale distribution center which serves as a logistics center for our eight distribution warehouse facilities in Jilin province.  According to the PRC National Bureau of Statistics, Jilin province had a total population of approximately 27.34 million people as of the end of 2008. Our corporate headquarters are located in City of Industry, California and our distribution facilities and retail operations are located in Changchun City, Jilin Province. Substantially all of our employees are located in China. As of August 10, 2010, we had 818 employees, including 143 pharmacists with requisite credentials, professional education and training.

China’s pharmaceutical market is now the fifth largest in the world in terms of overall size, valued at over USD $37 billion, and it is continuing to grow rapidly.  According to Business Monitor International, China’s pharmaceutical sector is projected to grow at a compound annual rate of 15.45% through 2013.  However, the size of the market is mainly due to China’s large population; per capita spending is still relatively low, at a mere USD $27.60 per person.  Per capita spending is projected to almost double to USD $54.40 by 2013.  Spending on pharmaceuticals, as a percentage of overall GDP, is expected to increase from 0.97% to 1.16% by 2013, as universal health coverage is introduced, China’s economy continues to grow, the rise more chronic diseases, and the average age of the population continues to increase.

Over the past decade, manufacturers and sellers of prescription and non-prescription drugs have focused their efforts on the relatively affluent large east coast cities of China such as Beijing and Shanghai.  However, as the Chinese government has begun to enact health care reform and universal health coverage, China’s smaller cities and rural areas have become promising new potential markets for pharmaceutical firms, including distributors and retailers like us.  We note in addition that less developed inland provinces are continuing to experience urbanization, and this may also lead to opportunities not only in wholesale, but in the eventual opening of retail locations in newly urbanized areas.  The UN forecasts that China’s urban population will rise from 40% in 2005 to 73% in 2050, a gain of 500 million people.

The reform of China’s health care system began in 1997 after the State Council issued the Decision on Reform of the Health Care System, which in the past was dominated by state-run hospitals.  Since then, in 2004, the Chinese government initiated new regulations which have profoundly affected the system of drug prescription and dispensation in China, spurring the growth of retail pharmacies.  Over time, we believe that a continuation of this trend will occur and prescription and OTC drugs will increasingly be sold via retail drugstores instead state-run hospitals because of the immediate accessibility and competitive prices these stores provide to consumers, and their ability to make drugstore purchases with a national health insurance account through a national health insurance plan payment card.

In August 2009, the Ministry of Health released a list of over 300 essential medicines known as the “Essential Drugs List”, including medicines deemed vital to basic health care needs of the public, to be made available at heavily subsidized prices.  These reforms have further prompted the growth of retail pharmacies, and have prompted consolidation among distributors.  In addition, these reforms have created opportunities for retailers to sell essential medications directly to the public, bypassing the hospitals, and passing on much of the cost savings to the consumer.  We are currently a licensed distributor and retailer in Jilin province, and we currently sell 290 out of the 307 drugs listed on the Essential Drugs List.  We also sell and distribute over 95% of the drugs included in the Jilin Province insurance catalogue listing drugs eligible for reimbursement under the national health care plan (Insurance Catalogue).  We sell and distribute both traditional Chinese and Western medicines.

Our business consists of two major segments – a wholesale segment and a retail segment. For our wholesale segment, we are fully equipped with sophisticated warehousing, distribution, transportation and information management capabilities. As one of the first authorized distributors of essential drugs in Jilin Province, we are currently one of fourteen authorized distributors of essential drugs within the province.  In addition we act as authorized distributor of products from over 1,500 suppliers and manufacturers, which we sell and distribute to over 270 medical institutions, over 200 community health services centers, over 600 hospitals in rural areas, over 100 regional sub-distributors and over 2,600 drugstores or clinics.  As for our retail segment, we operate 110 modern retail locations in Changchun, Baishan and Tianjin, serving over 350,000 customers in our registry of members.  Most recently during 2009 and 2010, we have opened 31 retail outlets in Changchun, Baishan and Tianjin in Jilin Province.

We believe that further implementation of the 2009 health care reform measures will prompt large domestic and international drug companies to acquire and consolidate smaller drug companies, and these larger consolidated entities will eventually dominate drug sales in certain regions. While we may be positioned to become a larger drug distributor and retailed, some of these consolidated drug companies may also become our competitors. To maintain our competitiveness, we plan to aggressively expand our market share in both our wholesale and retail businesses while continuing to maintain our existing customer base and build upon our current platform of retail stores.  Other challenges we face include developments that may increase our cost of sales, including rising labor costs and increases in the cost of certain medications.

Industry

China represents one of the world’s largest pharmaceutical markets, today valued at approximately $37 billion. With its population of over one billion people and a fast-growing economy, our management believes that China presents significant potential for the pharmaceutical wholesale and retail business.   We believe that the rise in disposable income of many Chinese residents will result in greater demand and affordability of prescription and over-the-counter medicines and other personal care products.  We also believe that the increasing population of elderly people in China will result in a stronger demand for such medicines and other healthcare-related products, as elderly people tend to spend more on medicine than younger people, on average.  As living standards across China improve and the Chinese population continues to age, our management expects the demand for health care-related products to continue to rise.

The growing pharmaceutical sector represents a major opportunity for drug distributors and retailers.  Business Monitor International predicts further consolidation.  While the drug distribution industry has been consolidating, it still has over 7,000 participants.  The top 100 distributors in China now account for over two-thirds of the market.  However, by way of comparison, the sales volume of the three major US distributors accounts for over 90% of the U.S. market.  To remain competitive, drug distributors in China have been adopting new strategies, such as direct marketing to medical providers, and entry into the retail drug business.  Government-led price cuts and competitive bidding processes over the past decade have forced distribution companies to become more efficient, eliminating many.  In recent years, as the industry has continued to consolidate, average distributor profit margins have in fact declined. The introduction of Good Supply Practice (GSP) certification, has further hastened consolidation as many operators ceased operations due to their inability to comply with this standard, reducing the total number of drug distributors from 16,000 in the 1990s, to the current number above 7,000 today.   Meanwhile, since 2004 the PRC government has encouraged the growth of drugstores by opening the pharmacy market to private companies, promoting competition, and reducing the exclusive control that the state-run hospitals once enjoyed over the dispensation of medicines.

Western generic drugs are expected to continue to hold the largest share of the pharmaceutical market, with anticipated growth in newly off patent anti-cholesterol, antipsychotic and second generation antihistamine preparations.  Sales of Western proprietary prescription drugs are also expected to grow, as new products for the treatment of cardiovascular, neurological, cancer and anti-viral drugs become available as treatment options to replace less effective therapies.  Western OTC medications are also expected to expand as the retail sector in China grows, and coverage is extended to large segments of the population who were previously not covered.  Traditional Chinese medicines, although not included in the statistics regarding the “pharmaceuticals market”, are also expected to continue to be a major market segment, and are forecast to generate $32 billion in demand in 2010, which is about two thirds of the projected size of the pharmaceuticals market.

In China, consumers can purchase pharmaceutical and other related products at either hospital pharmacies or non-hospital drugstores, including independent drugstores and drugstore chains. Based on our management’s research and experience, hospital patients usually purchase prescription medicines at hospital pharmacies, and sales by hospital pharmacies have traditionally accounted for a larger percentage of retail sales of prescription medicines than non-hospital drugstores.  However, our management believes that most consumers in China choose to purchase over-the-counter (“OTC”), non-prescription medicines from non-hospital, retail pharmacies.  Retail pharmacies in China include pharmacy chains, individual stores, retail stores with OTC counters and other retailers and supermarkets with OTC counters.  According to a 2009 study by IPSOS, an international market research firm, 43% of Chinese consumers surveyed chose to buy their medicine at drugstores for self medication, and nearly 90% of respondents said they buy and store OTC medications to store at home (e.g. for common colds), and 29.2% said they buy antibiotics at drugstores.  Also according to the study, consumers generally decide which drug to buy, although more than 60% said they have difficulty choosing the right drug among many varieties, and their purchasing decisions are strongly influenced by the recommendations of doctors, the reported benefits of particular products, as well as the consumers’ level of trust in a particular brand.

Additionally, under certain medical reforms in China, reimbursements are available for certain pharmaceuticals obtained from authorized pharmacies, to participants in the PRC national health care program.  The provincial and municipal authorities responsible for the administration of the social medical insurance funds to cover such reimbursements have gradually increased funding in recent years.  We expect the funding to increase significantly in the future, which management believes should help boost our sales of products eligible for such reimbursements.

Key Growth Factors

We believe our future business opportunities in the retail sale and wholesale distribution of the products we sell, will be driven by the following key potential growth factors and trends:

•
Growing Household Income.  In 2000 – 2009, personal income has risen at the rate of 12.1% per year on average in urban areas, and at the rate of 9.8% per year for rural residents.  This represents a large emerging middle class that is expected to spend more on health care and health-related consumer products.  An increasing proportion of China’s population is expected to be able to afford personal health care, which includes prescription and OTC medications and other health products.

•
Longer Life Expectancies.  In 1950, the average life expectancy was 32 years, and it has been steadily improving, reaching 73.5 by 2008 with the virtual eradication of most infectious diseases.  Longer life expectancies, together with the incidence of more chronic diseases and obesity, is expected to lead to a per capita increase in health care spending.

•
Aging Population.  The average age of the population in China is steadily increasing, not unlike in other industrialized countries, and the elderly are larger consumers of health care services, drugs, and other products to treat chronic conditions.

•
Increased Spending on Pharmaceuticals.  The pharmaceuticals market in China is projected to grow at a 15.45% compound annual growth rate through 2013, increasing from 0.97% to 1.16% of GDP.  By 2018, annual pharmaceutical sales are expected to reach USD 132.7 billion.  Strong demand is expected for advanced medicines (particularly in markets such as cardio-vascular and central nervous system therapies) and hypertension treatments, as well as steady growth in the over-the-counter market.  Sales of anti-biotics are expected to increase despite government efforts to limit the prescribing of these types of drugs.

•
Expanding Health Care Coverage.  The New Cooperative Medical System (NCMS) was introduced in 2004, and by 2008 it covered more than 91% of the rural population in China.  The new system provides greater access and affordability to 900 million residents who formerly did not have health coverage.  We have been developing more relationships as a wholesaler with rural hospitals and clinics.  Additionally, per capital spending on health care including pharmaceuticals is projected to increase in urban areas, where we have been increasing the number of drug store retail locations.

•
Decentralization of the Medical System.  We believe that the trend toward decentralization of the medical system in China is likely to continue, which means residents will increasingly seek care, treatment and prescriptions from county medical centers and purchase their medications through pharmacies, instead of predominantly through large hospitals.  In addition, we see a distinct possibility of a separation of the point of treatment from the point of dispensation, and growing importance of the pharmacist as medical advisor, as the practice of pharmacy continues to evolve in China.

•	Industry Consolidation. We expect to see continued industry consolidation in the drug distribution business, which will favor larger companies with access to capital for expansion.

Proposed Acquisitions

Proposed Acquisition of Changchun Pharmaceutical Distribution Center.  On September 25, 2010 we entered into a letter of intent with Shan Gao, for the proposed acquisition of Changchun Pharmaceutical Distribution Center, a chain retail drugstore business based in Jilin province.  Changchun currently has thirteen retail locations with a total of approximately 2,000 square meters of retail space, and one distribution center.  Changchun generates an estimated RMB 16 million (USD $2.4 million) in sales per year.  The principal terms of the letter of intent are non-binding, and the acquisition price and terms remain subject to negotiation.  The letter of intent provides that the Company may pay a deposit in the amount of RMB 1 million (USD $0.15 million) in order to prevent the seller from engaging in negotiations with other potential buyers, which will be applied to the eventual acquisition price which must occur six months after the deposit is paid.  As of the date of this prospectus the Company has not yet paid the above-described deposit.

Proposed Acquisition of Jilin Baokang Pharmaceutical Chain Co., Ltd.  On September 25, 2010 we entered into a letter of intent with Liwen Tien, for the proposed consolidation and acquisition of a 65% controlling interest in a chain of retail drugstores known as Jilin Baokang Pharmaceutical Chain Co., Ltd. (or Baokang).   The business to be consolidated and acquired includes twelve retail drugstore locations with a total of approximately 1,440 square meters of retail space.  The business generates an estimated RMB 12 million (USD $1.8 million) in sales per year.  The principal terms of the letter of intent are non-binding, and the acquisition price and terms remain subject to negotiation.  The letter of intent provides that the Company may pay a deposit in the amount of RMB 0.5 million (USD $0.08 million) in order to prevent the seller from engaging in negotiations with other potential buyers, which will be applied to the eventual acquisition price which must occur six months after payment of the deposit.  If, after payment of the deposit, the seller unilaterally breaches or terminates the proposed transaction, then the seller will be obligated to pay the Company a breakup fee of RMB 1 million (USD $0.15 million).  As of the date of this prospectus the Company has not yet paid the above-described deposit.

Overview of Operations

We aim to expand our retail presence in northeastern China, and enlarge our wholesale network by increasing the number of wholesale customers in the areas we service and by acquiring new customers beyond our current service geography.  Our goals are to become the largest Good Supply Practice (“GSP”) standardized drug distributor in Northeastern China, and own and operate over 300 retail locations, by 2013.

In recent years we have increased the role of our retail segment as a percentage of our overall revenue, by opening new retail locations throughout our region.  The following table describes the revenue breakdown between our wholesale and retail segments, based on revenue for the six months ending June 30, 2010, and the years ending December 31, 2009, 2008 and 2007, respectively:

	For the Six Months Ended	For the Years Ended December 31,
	June 30, 2010	2009	2008	2007
Wholesale Operations	68.33%	70.08%	81.6%	84%
Retail Drugstore Operations	31.67%	29.2%	18.4%	16%
Total Revenues	100%	100%	100%	100%

Wholesale Operations

We engage in the wholesale distribution of our products to over 3,500 customers, which include hospitals, large clinics, other distributors or sub-distributors, and retail pharmacies.  We have received certification from the State Food and Drug Administration as a company with Good Supply Practices, or GSP, and are one of a limited number of licensed wholesale distributors in Jilin province.

Wholesale Business Process.   Our wholesale transactions generally begin with entering into sales agreements with wholesale buyers, who are typically retailers, hospitals or other wholesale companies.  Then, we enter into a supply agreement with a drug manufacturer or other product supplier.  Most of the agreements we enter into, including supply agreements with our suppliers, and sales agreements with our customers, are annual agreements, i.e., we set forth in the agreement the types, quantities, and prices of products to be supplied/sold over the course of a full calendar year.  We generally take title upon delivery and acceptance and assume risk of loss during our handling and distribution of the goods purchased from our suppliers.  Below is a flowchart describing our wholesale business model:

The Jilin Province Administration for Commodity Prices regulates and facilitates a marketplace for pharmaceuticals and traditional Chinese medicines through its “collective tender system” (CTS).  The wholesale prices paid by hospitals and medical institutions (this includes city and county level hospitals, but excludes retailers, distributors and rural hospitals) for all drugs prescribed or furnished to their patients (including prescription, non-prescription and traditional Chinese medicines) is determined through the CTS.  Under the CTS, hospitals and medical institutions submit a list of drugs they require or for which there is an anticipated need, to the Department of Health.  These products are then listed on a website for public bidding.  Manufacturers then submit proposals or bids for production contracts, and specify unit prices and other relevant information. The provincial authorities will then prioritize manufacturers according to price and quality, with quality being determined based on each manufacturer’s track record of complaints or other quality concerns in the past, as well as whether the manufacturer is GMP certified.  The top ranking manufacturers are then selected by the provincial authorities to produce the drug in question, at the approved wholesale price, which includes the manufacturer’s costs and profit margin, as well as the anticipated distributors’ margin.  The CTS process occurs on an annual basis, and manufacturers approved in one year, in order to continue producing a product, must gain re-approval in the following year.

Once the provincial authorities approve the production by a manufacturer of a particular product, the manufacturer then selects one or more distributors and enters into a privately negotiated agreement with each distributor, which determines the distributors’ duties, obligations and profit margin.  The selection of distributors, and the terms of agreements between manufacturers and distributors, are not subject to government control, review or approval.  Typically, distributors are selected based upon pre-existing business relationships, the distributor’s reputation, the size and reach of the distributor’s network (including relationships with hospitals, medical institutions, sub-distributors and retailers), capacity to operate efficiently, logistics capabilities, and reliability.  Since drugs are typically distributed to thousands of hospitals and medical institutions, these considerations tend to be of utmost importance, as the distributor’s performance often heavily influences the manufacturer’s sales volume and overall success.  Prescription drugs tend to involve a greater number of primary distributors, fewer sub-distributors, and higher margins.  Over-the-counter medications often involve fewer distributors, or even exclusive distributorships, and the distributor may become involved in branding efforts, although OTC medications may involve more sub-distributors, and the distributor margin is divided among a greater number of levels of distribution.  Manufacturer gross margins ordinarily range from 40% to 80%.  Distributor gross margins typically range from 20% to 28% for non-essential drugs, and 5% to 7% for Essential Drugs and products in the Insurance Catalogue, however, these margins vary case by case and depending on the product.  For sales by manufacturers to other than hospitals and medical institutions, drug prices may be freely negotiated, however, in recent years these freely negotiated prices for drugs have tended to be less than the CTS-determined wholesale price.

In 2010, we served as primary distributor for 17 manufacturers, and acted as either a primary or sub-distributor for approximately 800 types of medications listed in the Insurance Catalogue.

Logistics.  In January 2005 we launched our state-of-the-art distribution center in Jilin province, which includes an advanced logistics management system, a storage area of over 43,000 square meters, and climate-control capabilities to store our pharmaceutical inventory at various required temperatures.  In addition, we have seven other satellite distribution facilities throughout the province.  In 2005, we were designated a “Pilot Pharmaceutical Logistics Enterprise” in Jilin province (and to our knowledge, no other firm in the province has been granted such designation), due to the fact that were the only enterprise in the industry to meet the government’s rigorous standards as to pharmaceutical warehousing and transportation capabilities.  Our distribution center and warehouses are able to process over 30,000 orders per day from our customers and from our retail outlets.  Our turnover rate averages approximately three months.  Our distribution center utilizes computerized logistics management systems, such as our Enterprise Resource Planning (ERP) logistics system provided by Beijing Inca Tech Co., Ltd., a Warehouse Management System (WMS), a Warehouse Control System (WCS) and a Transport Management System (TMS), to unify our management of drug distribution, coordinate retail outlets and distribution center, and handle transport, delivery, and billing.  Our IT system can process real-time online orders, product storage, billing and search for storage information, order status and delivery status.  Our ERP system is designed to administer our wholesale and retail businesses, and is capable of processing orders, coordinating billing, administering supplier and customer accounts, and generating reports and data analysis.  Our Warehouse Management System (WMS) administers our warehouse operations, and is capable of managing customer accounts, warehouse entries, product selection and tracking deliveries.  Our Warehouse Control System (WCS) directs activities between warehouses and the distribution center on a real-time basis, and is capable of interfacing with the WMS and exchanging information required to manage the daily operations of the distribution center, providing real-time directives to operators to fulfill orders and route products and cartons.  Our TMS manages our transportation operations, and is used to plan and optimize terrestrial transport rounds, select transportation modes and carriers, manage receivers and customer accounts, simulate transport costs and generate reports and statistics.

We believe our ERP system, and related logistics systems, provide us with an advantage over other distributors because it includes WCS and TMS, with data capabilities and functions that go beyond warehouse management.  For instance, our wholesale customers are able to connect to our system and obtain additional services, such as electronic searches for products and product information, order processing, shipment tracking and inventory tracking.

Upon receipt of our purchase orders, our suppliers ship products by railway or truck to our distribution center in Jilin province.  Our distribution center is located in the city of Changchun in Jilin province, and consists of 43,000 square meters of space.  Our employees inspect, inventory and store goods for further handling and distribution.  Our controlled-climate storage facilities are capable of handling goods and products that have particular requirements with respect to temperature and humidity.  The storage equipment and hardware we utilize in our facilities include shelving, pallets, containers, fork lifts, stackers and hand-operated lifts.  We own, and do not presently lease, each of our distribution facilities.  Our customers are generally located within a 600 kilometer radius from our distribution hub, however, they are mainly in nine cities including notably Changchu, Tonghua, and Yanji.  We deliver products to our wholesale customers primarily using our own trucks, however we may from time to time rely on third party transport companies.  Currently, our sales and distribution network covers all regions throughout Jilin province.

Suppliers.   We have wholesale business relationships with over 1,500 manufacturers and suppliers throughout China.  Drug and medical product manufacturers are generally required by law to sell their products through a licensed distributor, and not directly to medical institutions or other buyers.  While manufacturers may select which distributors they conduct business with, once a distributor is selected for distribution of a product, by regulation only the selected distributor may sell and distribute the product.  We typically enter into one-year supply agreements with manufacturers, which are renegotiated each year. A master agreement is entered into with each of our suppliers at the beginning of each year, which provides the general terms, prices and conditions for transactions in the supplier’s products during the year.  We then enter into separate purchase agreements each time we actually purchase products from a supplier.  When we purchase products from our suppliers, we take title to the items and book them as inventory.

We purchase finished pharmaceutical products from a wide variety of suppliers within China.  Management estimates that for over 95% of the Product SKUs that we sell, more than one supplier alternative exists.  Below is a list of our largest suppliers, by total expenditure:

•	Jiangxi Jiangzhong Pharmaceutical Co., Ltd.

•	Shanxi Yabao Pharmaceutical Distribution Co. Ltd.

•	Jilin Yatai Wanlian Pharmaceutical Co., Ltd Liaoning Jiuzhoutong Pharmaceutical Co., Ltd

•	Jilin Longtai Pharmaceutical Co., Ltd.

•	Jilin Zhonghe Pharmaceutical Co., Ltd.

In 2009, Yangzijiang Pharmaceutical Group and Sanxi Yabao Pharmaceutical Group were our two largest suppliers, by value of goods supplied.  Except for these two suppliers, the value of goods purchased from no other supplier exceeded 5% of our total cost of goods sold.

We generally rely on the same suppliers from year to year, however, we have flexibility to renegotiate our purchases from suppliers based on changing market needs and conditions.  We negotiate purchase prices for products we acquire from suppliers on a case by case basis.  From time to time we may also form new supply relationships with additional suppliers, if the supplier produces a product that we believe there will be market demand for.  Generally we evaluate our suppliers annually, and based on management’s evaluation we may add or remove suppliers.  In making such evaluation management considers each supplier’s experience, the quality of the products they make or supply, the demand or potential demand for a product or group of products, customer feedback, and the competitiveness of the price of the supplier’s products, among other factors.  If for instance a supplier’s shipping is untimely or inconsistent, if their products have quality issues, their prices are not competitive enough, or there have been negative customer comments, then we may discontinue working with a supplier.  Management estimates that over 95% of the SKUs for products we carry and sell, either through our retail or wholesale operations, are from suppliers who we believe alternatives may be sought and identified.  With the exception of certain controlled medications (potentially dangerous drugs, and certain anesthetics and psychotropic drugs), for which there may be a single exclusively licensed regional distributor or agent, usually we are able to obtain our products from more than one alternative source.

Wholesale Customers.  The Company’s top five wholesale customers, based on revenue during the first two quarters of 2010, include:

•	Changchun Central Hospital

•	Panshi Hospital

•	Tonghua Tianxiang Pharmaceutical Co., Ltd.

•	Jilin Fuda Drug Distribution Co., Ltd., and

•	Changchun Zhonghe Pharmaceutical Co., Ltd.

Our wholesale customers include various hospitals, large clinics and medical institutions, other distributors, other retailers, and group purchasers.  In rural areas, our wholesale customers mostly consist of hospitals, clinics, and other distributors.  In urban areas we distribute to all types of wholesale customers.  None of our customers generated revenues in excess of 6% of our total revenue, and only the first three customers listed above generated in excess of 5% of our total revenue.  Management believes we have established good relationships with our wholesale customers over the years. We provide value-added services to our wholesale customers including free shipping or delivery service within 24 hours of the purchase of our products, and information access through our ERP system which enables customers to place orders and process returns and exchanges online.

Competition in Wholesale.  Although our current geographical presence is mainly in Jilin province, we face competition from other retail and wholesale companies from within our province in the cities of Changchun, Baishan and Tianjin.  Our principle wholesale competitors are Jilin Province Beifang Pharmaceutical Co., Ltd. and Jilin Grand Chain Drugstores Co., Ltd.  Our competitors share a similar business model in that they purchase from drug and product manufacturers, and sell to hospitals, other distributors and retailers.  Our competitors apparently engage in either a retail approach, or a wholesale approach, but do not necessarily integrate the two.  Our company combines both a wholesale network with a retail chain, which we consider to be a feature that presently distinguishes us from our competitors.  Other advantages include our (i) extensive wholesale network throughout Jilin province, supported by our eight distribution warehouses throughout the province; (ii) expanding retail presence with 110 chain drugstore locations in Changchun, Baishan and Tianjin as of August 2010; (iii) state-of-the-art 24-hour distribution facilities which utilize the latest available technologies and equipment to enable us to operate more efficiently than many of our competitors; (iv) status as a “Pilot Pharmaceutical Logistics Enterprise” in Jilin province in 2005 (to our knowledge, no other firm in the province has been granted such designation) and certified by the Jilin Public Health Department as one of the essential drug distributors in the province; and (v) strong credit rating and standing as a “AAA Rated Good Standing Enterprise” by the Provincial Business Association.

Manufacturing.  Presently we do not manufacture any of the goods that we distribute and sell.  Prior to November 2009, we operated a business known as Dingjian which cultivated and processed ginseng. However, we exited that business by transferring ownership of Dingjian with all of its assets and liabilities to an individual purchaser pursuant to an Equity Transfer Agreement dated November 21, 2009.

Retail Operations

We began our retail operations in 2004, and since then have rapidly grown into a retail chain of 110 store locations principally in high-traffic urban areas in Jilin province.  Through these retail drug stores we sell primarily over-the-counter pharmaceuticals, prescription drugs, traditional Chinese medicines, and various other health products, directly to walk-in consumers.

According to a 2009 study by IPSOS, an international market research firm, 43% of Chinese consumers surveyed chose to buy their medicine at drugstores for self-medication.  The study cited convenience, more complete drug stocking, ease of purchasing (instead of waiting in long lines at large hospitals), and the ability to use national health care insurance cards as reasons for this preference.  Respondents used their health care cards in drug stores once every two to three months, a higher frequency than use in large hospitals and community health facilities.   In contrast, the study found, respondents lacked detailed knowledge of recent health care reforms, and had less confidence in the technology and capabilities at local community health care centers, preferring large hospitals. Only 22.85% of the respondents said they turn to local community health care centers for checkups and treatment of chronic diseases, and only 28.7% visited these institutions for prescriptions to treat chronic illnesses.  Nearly 90% of respondents said they buy OTC medications to store at home (e.g. for common colds), and 29.2% said they buy antibiotics at drugstores.  Other frequently purchased medicines were for skin use, for the digestive system, and for eye and dental ailments.  In addition according to the survey, 57.7% of consumers would buy general health products, 32.6% would buy daily necessities, and 30% would buy cosmetics, in addition to medicines at drugstores.  Consumers were sensitive to drug brands when purchasing medications, especially in Shanghai, and more than 70% of respondents said they always have the brand of drug in mind before they enter a drugstore.  At the same time, consumers generally decide which drug to buy, although more than 60% said they have difficulty choosing the right drug among many varieties, and their purchasing decisions are strongly influenced by the recommendations of doctors, the reported benefits of particular products, as well as the level of trust in a particular brand.

We aim to provide our retail drugstore customers with convenient and professional pharmacy services.  Each of our stores is staffed with a pharmacist and other personnel who are specifically trained to provide pharmacy services to our customers.  At the 110 retail stores we currently operate, we employ a total of 143 pharmacists.  We sell our products in our retail stores.  Our stores typically carry over 7,000 different types of products. We frequently review and update the selection of products available in our stores in response to changing consumer needs and preferences.

Sales made to retail customers are made by cash, debit or credit cards, or by medical insurance cards under the PRC national medical insurance program.  We obtain reimbursement from the relevant government social security bureaus, for sales made to eligible participants in the PRC national medical insurance program on a monthly basis.  As discussed more fully below under the sections titled “Essential Drugs List” and “PRC National Medical Insurance Program,” reimbursements for sales in these designated stores under the PRC national medical insurance program are available for the pharmaceuticals listed in the national or provincial medical insurance catalogues.

We currently procure merchandise for our stores from over 1,500 suppliers, including both manufacturers and wholesalers.  For the years ended December 31, 2009, 2008 and 2007, our largest five suppliers accounted for 6.91%, 8.5% and 8.2% of our total purchases, respectively.  We believe that the products we carry are readily available from multiple sources and do not anticipate any difficulties in continuing to procure products.

Our proprietary Electronic Diagnosis System (EDS), which we co-own with PmMaster Software Technology (Beijing) Co., Ltd., a Beijing-based software engineering firm, further enhances our ability to serve our retail customers.   Our EDS system (i) enables remote communication between patients and doctors through synchronized video and audio transmission, (ii) enables remote transmission and printing of presecriptions electronically, (iii) supports multi-terminal use in multiple store locations, (iv) enables customers to access doctor’s information, and (v) enables database management and access of users’ prescription information and other medical records.  We have so far deployed our EDS system in 31 of our retail locations.

Government Regulation

As a business operating in the PRC, we are subject to various regulations and permit systems by the Chinese government. These regulations cover many of our products, including herbal products, over-the-counter medicines and prescription medications.

Overview

China’s health care system has undergone tremendous change within the past thirty years.   For most of the 20th century under communist rule, the “cooperative medical system” (CMS) consisted of three tiers of state-run hospitals – the rural, township and county medical treatment centers.  By the 1960s, the state-run system had managed to nearly eradicate infectious diseases such as cholera, plague, typhoid, and scarlet fever.  Average life expectancy rose from 32 years in 1950 to 69 years in 1985.  During the same period infant mortality fell from 200 to 34 per 1,000 live births. Today, the average life expectancy in China is 73.5 years, near that of developed countries, and the leading causes of death in China are similar to most industrialized countries: cancer, cerebrovascular disease, heart disease and other chronic diseases.

In the early 1980s, however, with the introduction of market reform of the economy, the CMS was dismantled, and the hospital system decentralized and privatized. From 1978 to 1999, the central government’s share of national health care spending fell from 32% to 15%, and at the same time the central government transferred much of the responsibility for funding health care to the provincial and local authorities, requiring them to support the system through local taxation.  As a result, less wealthy rural provinces suffered over wealthier coastal provinces, and 900 million rural Chinese were left without reasonable access to health care.  According to a World Bank estimate, in 1997 only 10% of China’s farmers had community-based health coverage, down from 85% in 1975.  As a result of privatization, doctors and hospitals turned to high-technology diagnostics and drug prescriptions in order to generate revenue, and the government assisted by setting drug prices to allow health care providers to earn a margin of 15% or more.  However, this led to skewed incentives to test and prescribe, and disincentives to provide other services that were less profitable.  Over-prescription of anti-biotics for common colds and coughs became a national problem; up to 2006 antibiotics could be obtained over the counter without a prescription.  In addition privatization did not address the issue of large numbers of citizens who could not afford health coverage.

As a result of these developments, by 2004 there were extreme disparities between rural and urban areas, only 29% of the population had health insurance, and 58% of health care spending was out-of-pocket (in 2002) as opposed to 20% in 1978.  In a 2001 survey of residents in three provinces, half of the respondents said that they had foregone health care in the previous 12 months because of cost.  In a 1999 survey, 49% of urban Chinese had health insurance as compared with 7% of rural residents overall, and just 3% in China’s poorest rural western provinces.  Further, huge disparities exist with regard to the quality of care in rural versus urban communities, as qualified doctors and medical professionals are scarce in rural areas, and it has been estimated that as recently as a few years ago, as much as a third of all drugs dispensed in rural areas were counterfeit.

In the 1990s, China’s pharmaceutical market was much smaller than it is today, and was dominated by acute care treatments, with most sales occurring through large government hospitals, which at that time was the principle outlet for drug sales.  It has been estimated that prior to the reforms, hospitals derived 25 – 60% of their revenues from sales of pharmaceuticals.  As market reforms unfolded and the economy has grown, the pharmaceutical sector has also experienced rapid growth, as the government encouraged the sector’s development.  Below is a discussion of these reforms as they relate to and affect the pharmaceutical industry.

Health Care Reform and the Pharmaceutical Industry in China

Since 2004, when the PRC government began to roll out and implement comprehensive health care reform, the stated objectives at this time, as they relate to the pharmaceutical industry, have been the following:

•	To require all pharmaceutical manufacturers to meet GMP standards by 2004;

•	To diminish drug sales through hospitals, and encourage dispensation through other channels;

•	To promote competitive bidding for purchases from drug makers;

•	To implement a national system of health care insurance; and

•	To strengthen intellectual property protection and SFDA supervision.

      The overarching objectives have been to improve manufacturing and distribution safety and efficiency, to improve affordability and access to safe and basic medical care and medicines, for the general public.  Today, the overall health care market in China is valued at $186 billion, and is projected to grow at a compound annual growth rate of 17.95% per year through 2013.  Over the next decade the central government plans to spend $124 billion on improving services and widening access to pharmaceuticals.

The reform of China’s health care system began in 1997 after the State Council issued the Decision on Reform of the Health Care System.  In 2000, the State Council, the State Statistics Commission, the State Economic and Trade Commission (now the Ministry of Commerce), the Ministry of Finance, the Ministry of Labor and Social Security, the Ministry of Health, the State Food and Drug Administration Bureau and the Chinese Medicine Bureau jointly issued their Guidance for Health Care Reform in Cities and Rural Areas.

In the early 2000’s, the central government required all private and state-owned enterprises to offer their workers medical savings accounts and catastrophic insurance.  Medical savings accounts cover initial health care expenses up to 10% of a workers annual wages, after which a catastrophic plan covers from 10% to 400% of wages.  Finally, employers may offer workers the option of purchasing additional insurance to cover health care costs exceeding 400% of their wages.  However, this mandatory employer-based system has not resulted in full coverage, as many employers could not afford the contributions, many workers do not work for organized companies, and dependents of workers were not covered.  In 2002 officials launched programs to experiment with a publicly funded program.

In 2003, the government created the State Food and Drug Administration to replace the State Drug Administration.  In 1998, the SFDA (then the SDA) introduced GMP certification in order to promote the quality and safety of pharmaceuticals in China.  Following China’s entry into the WTO in 2001, the SFDA began to require all pharmaceutical manufacturers in China to comply with GMP standards by July 2004.  The Chinese government has been working to improve GMP quality enforcement efforts to punish offenders and reduce the economic impact of counterfeit medicines.  In the early 2000s, according to the World Health Organization, Chinese authorities closed approximately 1,300 factories after discovering and seizing fake drugs valued at $57 million.  In 2007 China launched a five-year plan that included initiatives to control the safety of food and drugs, following a series of scandals involving tainted Chinese products.  Under the plan, the government will step up sample inspection rates for pharmaceuticals from 30% to 80%.

In 2004, as a part of ongoing insurance reform efforts, the central government launched its “new cooperative medical system” (NCMS) to cover rural residents.  NCMS is funded by the central government, and works by matching a participant’s 20% co-payment with an 80% government subsidy.  Between 2006 and 2007, the central government increased its health care budget by 87%, and later in January 2010, the central government approved a budget of 850 billion RMB (approximately USD $123 billion) for 2011, in order to institute universal coverage for the nation’s 1.3 billion people.  By the end of 2007 it was reported that 86% of the rural population was covered by the NCMS.  In 2006, the central government created community health centers at the county level in an effort to improve the quality and accessibility of health care to rural communities.  The community health centers are based on a general practitioner model, and integrate Western and traditional Chinese medicine under a six-point framework including: prevention, health education and promotion, birth control, outpatient evaluation and management of common illnesses, case management of chronic disease, and physical rehabilitation.  Funding for community health centers comes primarily from local governments, with the aim of creating at least one community health center for every 30,000 to 100,000 citizens in every municipality.

Even with the introduction of NCMS, however, a large majority of overall spending on health care and pharmaceuticals continues to originate from urban residents.  While we do not currently have a retail and wholesale presence in rural areas, the development of the rural market represents a significant future opportunity for the expansion of our drug distribution network.

In 2004, the Chinese government initiated new regulations regarding drug prescription and dispensation.  Prior to 2003, by law all retail pharmacies were required to be government-owned. Since then, the number of retail pharmacies in China has grown significantly. According to the independent research firm Business Monitor International, in 2003, 25.35% of all drug sales in China were made by retail pharmacies, whereas sales through hospitals were 62.13%. The remaining 11.24% and 1.28% of drug sales were made through third-terminal (which includes township health centers, village clinics and private clinics) and community sales channels, respectively. In contrast, in 2008 the percentage of drug sales through retail pharmacies increased to 26.83%, whereas the share of drug sales through hospitals declined to 54.12%.  Drug sales through third-terminal (16.25%) and community (2.80%) sales channels increased as well. Over time, we believe that a continuation of this trend will occur and prescription and OTC drugs will increasingly be sold via retail drugstores instead state-run hospitals because of the immediate accessibility and competitive prices these stores provide to consumers, and customers’ ability to make drugstore purchases with a national health insurance account through a national health insurance plan payment card.

In 2007, the National Development and Reform Commission (NDRC) put forth new regulations redefine how pharmaceuticals should be priced in China.  Aimed at curbing profiteering by hospitals and prescribing doctors, the new regime aims at benefitting patients and consumers, and widening access.  These regulations have led to today’s pricing environment for many basic drugs purchased and sold in China, further discussed in the section below entitled “Price Controls”.

In August 2009, the Ministry of Health released a list of over 300 essential medicines known as the “Essential Drugs List”, including medicines deemed vital to basic health care needs of the public, to be made available at heavily subsidized prices.  Various versions of an essential drugs catalogue had been debated and formulated among government officials since 2004, however, the August 2009 Essential Drugs List was the first to be effectively implemented.  Among the stated objectives of the Essential Drugs List is to make these drugs more widely available and affordable to the public, as a part of a three year comprehensive medical reform plan that aims to provide equitable and universal access to essential health care for all Chinese citizens by 2020.  Reduced prices and increased availability of essential drugs would be accomplished by reducing the markup that government-controlled community medical institutions may charge for Essential Drugs, and by promoting the efficient distribution of Essential Drugs through approved manufacturers and distributors.  The implementation of the Essential Drugs system has effectively reduced the large profits previously earned by hospitals and medical staff who had up until recently derived income from the prescription and sale of pharmaceuticals.  At the same time, this has prompted consolidation among distributors, increased market share for licensed and qualified distributors, and opportunities to retailers to sell these medications directly to the public, bypassing the hospitals, while passing on much of the cost savings to the consumer.  The change has also prompted a fundamental shift in the way that medicines are dispensed in China.  Increasingly, medications are available through privately-owned retail pharmacies, instead of exclusively through state-run hospitals, leading to a separation of the point of prescription from the point of dispensation.  We are currently a licensed distributor in Jilin province, and sell and distribute 290 out of the 307 drugs listed on the Essential Drugs List.

In an effort to reduce drug prices and increase access, the government has been phasing in policies to separate pharmacies from hospitals, and to end the generous 15% markup on drugs prescribed through hospitals.  This is expected to reduce the conflict of interest whereby prescribers and dispensers work for the same institution, and create a competitive marketplace among drugstores.  In 2009, Hebei province piloted the separation of prescribing and dispensing of pharmaceuticals at hospitals.

Regulatory Scheme

As a pharmaceutical distributor and retailer, our company and business is principally regulated by (i) the State Food and Drug Administration (SFDA), (ii) the National Development and Reform Commission (NDRC), and (iii) the Ministry of Health, as well as various provincial-level counterpart agencies.  The SFDA oversees all drug manufacturing, trade and registration in China.  The NDRC engages in strategic planning for the pharmaceutical industry, determines and administers drug price controls, manages disaster relief funds, among other related functions.

At the national level, a total of nine regulatory agencies, including the three mentioned above, and ten industrial associations, are involved in the regulation of the health care system in China.  The other six national-level agencies are:

1.	Ministry of Commerce. This agency regulates the import and export of medical devices and equipment, and handles import-export matters.

2.	Ministry of Labor and Social Security. This agency administers and manages the state medical insurance programs.

3.
State Traditional Chinese Medicine Administration. This agency formulates national policy and standards, supervises clinical prescription and use, guides research on, and generally regulates the use of traditional Chinese medicines.

4.	State Population and Family Planning Commission. This agency regulates the use of birth control devices and drugs.

5.
Ministry of Science and Technology.  This agency supports new product development projects, evaluates and registers new discoveries found through research and development, and issues grants to smaller and mid size companies to fund research.

6.	State Quality Control Administration. This agency enacts and implements national quality control standards.

The ten industrial associations that are involved in health care regulation include the China OTC Association, the China Pharmaceutical Quality Management Association, the China Pharmaceutical Commerce Association, and various others.

At the provincial level, we are regulated by the following government authorities in Jilin province, which have the following regulatory functions:

1.	Jilin Province Department of Commerce. This agency regulates drug distribution within the province, and issues policies and standards relating to drug distribution.

2.
Jilin Province Food and Drug Administration.  This agency regulated entry of new participants into the pharmaceuticals industry, administers safety and quality control, and issues drug distribution licenses.

3.	Jilin Province Department of Public Health. This agency determines the list of covered drugs and medications listed in the provincial Insurance Catalogue.

4.
Jilin Province Administration for Commodity Prices.  This agency regulates drug prices, reviews, evaluates and approves price controls and certain drug prices, and determines price caps on certain controlled drugs.

5.	Jilin Province Administration for Industry and Commerce. This agency issues and monitors business licenses, and administers corporate registrations.

National Medical Insurance System

China’s national medical insurance system consists of a combination of publicly funded and privately funded insurance plans.  Urban residents are covered under an urban employee basic medical insurance program (Urban Employee Medical Insurance Plan), and an urban resident basic medical insurance program (Urban Resident Medical Insurance Plan), both sponsored by the government.  By 2009, approximately 317 million urban residents were covered under these programs.  Rural residents are covered under the “new cooperative medical system” (NCMS), which was instituted in 2004.  By 2008, over 91% of China’s rural population had been enrolled in the NCMS, or approximately 815 million people.  Private insurance, either paid for individually or by employers, or the uninsured, represent the remainder.

Eligible participants in the national medical insurance programs (i.e., participants in the Urban Employee Medical Insurance, Urban Resident Medical Insurance, and NCMS programs) can purchase pharmaceuticals in an authorized pharmacy or medical institution by presenting their medical insurance cards if the pharmaceuticals purchased are included in the national or provincial medical insurance catalogues.  Authorized pharmacies can generally either sell pharmaceuticals on credit and obtain reimbursement from relevant government social security bureaus on a quarterly basis, or accept payments from participants using their national health insurance cards at the point of purchase.

The national medical insurance programs reimburse patients for drugs listed in the Insurance Catalogue (which includes Essential Drugs in addition to others).  “Tier A” pharmaceutical products consist of basic lower-priced drugs including many essential generics, and are generally fully reimbursable.  “Tier B” pharmaceutical products consist of a core group of higher-priced less frequently used drugs, up to 15% of which can be modified by local governments in accordance with need, and generally only a portion of purchases of Tier B pharmaceuticals are reimbursable, with the other portion consisting of an out-of-pocket co-payment from the patient.

Essential Drugs List

In August 2009, the Ministry of Health published a national Essential Drugs List containing 307 essential medicines that became available at heavily subsidized prices starting in September 2009.  All of the drugs listed in the Essential Drugs List are required to be included in the nation’s basic health insurance catalogue (and therefore each provincial Insurance Catalogue), and the “essential drugs” have a higher reimbursement percentage.  Provincial pricing authorities then set prices and price limits for the essential drugs through a policymaking process that is made accessible to the public.  Development of the Essential Drugs List was a key aspect of national health care reform.  Among the government’s objectives in releasing the Essential Drugs List is to boost the number of government-controlled community medical institutions that stock and sell essential drugs at zero profit margin, to encourage the growth of alternative channels of distribution through commercial drug distributors, and to pass on the net savings to consumers.  Commentators suggest that this policy will have the effect of fueling the growth of non-government owned distribution firms, and at the same time, will cut into the large profit margins formerly earned by hospitals and physicians who prescribed these drugs.

We also believe that release of the Essential Drugs List is among various factors that will prompt consolidation in the drug distribution industry.  The Ministry of Health is expected to approve distributors who are capable of delivering products efficiently across wide regions.   This trend is expected to favor larger distributors who can achieve economies of scale, over smaller local distributors.

The pharmaceuticals included in the Essential Drugs List are selected by the Chinese government authorities based on various factors including treatment requirements, frequency of use, effectiveness and price.  Most of the essential drugs are generic low-cost drugs, and have multiple local producers who compete with one another to secure production contracts with the Ministry of Health.  Medicines included in the Essential Drugs List are also subject to price control by the Chinese government.  The Essential Drugs List is revised every two or three years in response to changing public health demands.  In connection with each revision, the relevant provincial drug authority collects proposals from relevant enterprises before organizing a comprehensive appraisal.  The SFDA then makes the final decision on any revisions based on the preliminary opinion suggested by the provincial drug administration.

The Essential Drugs List is divided into Parts A and B.  The pharmaceuticals included in Part A are designated by the Chinese governmental authorities for general application.  Local governmental authorities may not adjust the content of pharmaceuticals in Part A.  Although the pharmaceuticals included in Part B are designated by Chinese governmental authorities in the first instance, provincial level authorities may make limited changes to the medicines included in Part B, resulting in some regional variations in the pharmaceuticals included in Part B from region to region.  Patients purchasing medicines included in Part A are entitled to reimbursement of the costs of such medicines from the social medical fund in accordance with relevant regulations in China.  Patients purchasing medicines included in Part B are required to pay a predetermined proportion of the costs of such medicines.

Provincial Medical Insurance Catalogue (Insurance Catalogue)

The Jilin Province Medical Insurance Catalogue (the Insurance Catalogue), is a catalogue maintained by the Jilin Province Department of Health, containing a list of all drugs that are subject to reimbursement or coverage for residents of the province under the national medical insurance programs.  The Insurance Catalogue currently contains over 2,400 medications, including all 307 of the medications on the Essential Drugs List.  We now sell or distribute 95% of the drugs listed in the Insurance Catalogue.  In total, during the last fiscal year we sold or distributed over 8,000 types of medication, both within and outside of the Insurance Catalogue.

Price Controls

In 1990 – 2000, drug makers in China enjoyed a relatively free pricing climate, and the prices for medicines generally increased rapidly.  In response to complaints about rising health costs, the central government began to impose retail price controls on medications beginning from 2001.  Up until May 2007, approximately 1,500 medicines have had their retail prices fixed by the central government, and over 800 medicine prices have been adjusted by local or provincial governments.

Through the provincial Insurance Catalogue, Jilin province regulates the retail prices for certain medications that may be charged to patients by hospitals, medical service providers and pharmacies.  Prescribers and dispensers of these medications are not permitted to set or increase the retail price for any listed product above the applicable retail price ceiling or fixed price (if applicable) imposed by the pricing authorities.  The retail prices of other pharmaceuticals that are not subject to price controls are determined by buyers and sellers in the marketplace.  For some cases such as the pricing of patented drugs, manufacturers are required to disclose pricing information to the provincial pricing authorities.

The Price Control Office of the National Development and Reform Commission (NDRC), as well as provincial and regional price control authorities (i.e. the Jilin Province Administration for Commodity Prices), have the authority to impose limits on, and fix the retail prices, for the products listed in the Insurance Catalogue.  The national and provincial authorities also may impose price controls on certain other classes of drugs and medical products including all prescription drugs listed in the “Drug Catalogue for National Basic Medical Insurance, Work-Related Injury Insurance and Maternity Insurance (2009)”, anesthetics, Class A psychotropic drugs, contraceptives made by state-owned manufacturers, immunization drugs, patented drugs, and blood products.  We note that our business mostly sells and distributes non-patented OTC drugs, with only 1.48% of our sales originating from the sale of patented drugs.

The majority of price controls on products in the provincial Insurance Catalogue consist of price limits or caps, with a few items (such as psychotropic drugs) for which retail prices are fixed by the pricing authorities.  Since wholesale prices of products are heavily influenced by their retail prices, these price controls may also indirectly affect the wholesale prices of many of the pharmaceutical products we buy and sell.  The maximum retail prices of such pharmaceutical products are published by the state and provincial administration authorities from time to time.  Only the pharmaceutical product manufacturer can apply for an increase in the retail price limit or change in applicable fixed retail price of one or more of their products.  While many of our pharmaceutical products are subject to retail price controls at the point of dispensation, because the price at which we currently buy and sell these products at a wholesale level is currently significantly below retail price control levels, retail price controls presently do not materially affect our business. The ex-manufacturer price, and wholesale prices, tend to be well below these fixed retail prices or price limits.  However, if prices of a given product purchased from a supplier or manufacturer were to approach or meet these government-imposed limits or fixed prices, it would then become difficult for us to make a profit as a wholesaler or retailer of the controlled product.  Management does not anticipate that government-imposed controls on retail prices will have a significant effect on our business in the foreseeable future, and we do not believe this outcome is unlikely (as for the limited number of price-controlled products), due to the fact that the Price Control Office takes into account production cost, the prices of comparable products in the marketplace, as well as the reasonable cost of distribution (i.e. the wholesaler spread) when establishing price controls.

As previously discussed, approximately 24% of all the medicines distributed by us were covered and reimbursable under the provincial Insurance Catalogue issued by the Jilin Province SFDA for fiscal 2008. However, the provincial Insurance Catalogue was revised in 2009 to include more categories and types of pharmaceuticals, and it now contains over 2,400 medications. As a result of these revisions, and changes in our product list, in 2009 we carried over 95% of the medications listed in the provincial Insurance Catalogue (in total we sell or distribute over 8,000 different types of medications).   The revenues attributable to sales of products covered under the provincial Insurance Catalogue during the fiscal years ended December 31, 2009 and 2008 represented 61.7% and 35% respectively, of our total revenues for those periods.

The Price Control office of the NDRC also regulates prices for drugs listed on the national Essential Drugs List, which is a subset of the provincial Insurance Catalogue.   In the first half of 2010, 7.7% of our revenue originated from the sale of Essential Drugs.  In the 1996 – 2000 period, the NDRC slashed retail prices for 19 Essential Drugs in response to complaints about rising health care costs, and these price reductions saved the public an estimated USD $5.2 billion.  In response, however, drug makers stopped production of these medicines and launched new products with similar ingredients, at higher prices.

When an Essential Drug is submitted for pricing, regulators visit the manufacturer to survey the cost of raw materials and other costs of manufacturing.  A target profit margin wholesalers and distributors of 5% to 7% is generally added to the ex-manufacturer price.  In addition, market prices for comparable products are taken into account.  Once an interim price has been established using the manufacturers input, a group of experts are chosen to evaluate the price.  A consensus is reached before the matter is put before public opinion, which also involved the input of patients’ groups, who generally seek the lowest possible price.  The NDRC has the responsibility of balancing the needs and interests of various groups with the interests, including manufacturers, wholesalers and others in the chain of distribution.

The PRC government also pursues policies of encouraging competition among drug manufacturers, in order to promote affordable medication in China.  However, since we act as a distributor and retailer, and do not engage in the manufacture of drugs, these policies are not expected to have any negative impact on our revenues.  As a distributor and retailer of these products, since we derive revenue from increased unit handling, distribution and sales volume, we believe that greater affordability and widespread use of medications, including generic medications, will have a positive impact on our revenue potential.

Pharmaceutical Product Distribution

Pharmaceuticals, which have certain identified medical functions and are designed to treat a specific illnesses or symptoms, can be available by prescription only or over-the-counter and require the approval of China’s State Food and Drug Administration (“SFDA”) before they can be sold.  Among the products we sell, our herbal products, also known as dietary supplements or nutritional supplements, are largely prophylactic or preventive in nature and are available over-the-counter.  In China, sales of these products only require approval of the local government.

We are subject to the Drug Administration Law of China, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law.  Distributors of pharmaceutical products are required to obtain permits from the appropriate provincial or county level SFDA where the pharmaceutical distribution enterprise is located.  The grant of such permits is subject to an inspection of a distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel and equipment.  Pharmaceutical distribution permits have five year terms and distributors must apply for renewal no later than six months prior to the expiration date of the permit.  We have a wholesale pharmaceutical distribution permit extending until March 2015, which must be renewed periodically thereafter.  Each of our retail locations also has a pharmaceutical distribution permit, which expire on various dates.  We do not have a permit to manufacture pharmaceutical products.

Additionally, under the Supervision and Administration Rules on Pharmaceutical Product Distribution disseminated by the SFDA on January 31, 2007, and effective May 1, 2007, a pharmaceutical product distributor is accountable for its procurement and sales activities and is liable for the actions of its employees or agents in connection with their conduct of distribution on behalf of the distributor.  Retail distributors may not sell prescription pharmaceutical products, or Tier A over-the-counter pharmaceutical products, listed in the national or provincial medical insurance catalogs without a prescription from a certified in-store pharmacist.  We are also subject to regulation at the provincial level by the Jilin Province SFDA.   For additional information regarding regulatory authorities at the provincial level, please refer to the section entitled “Regulatory Scheme.”

Traditional Chinese Medicines (TCM)

In addition to Western OTC medications, we sell traditional Chinese medicines, which in 2009 comprised approximately 60% of our revenue. Traditional Chinese medicines principally consist of ancient herbal preparations, and are not classified for business, market analytics or other purposes as “pharmaceuticals.”  Examples of TCM include chrysanthemum (a treatment for excessive body temperature), satis root (a treatment for cough and cold symptoms), with some of the other commonly used herbs including ginseng, wolfberry, Dong Quai, astragalus, atractylodes, bupleurum, cinnamon and cinnamon bark, coptis, ginger, hoelen, licorice, ephedra sinica, peony, rehmannia, rhubarb, and salvia.  Despite various differences of opinion among medical experts regarding quality, efficacy and safety, traditional Chinese medicines remain a very important segment in the Chinese market.  In 2004, the size of the traditional Chinese medicine market was approximately 70% of the size of the pharmaceuticals market (prescription, non-prescription, patented and generic), and it is projected to generate total demand of $32 billion in 2010, or approximately two-thirds the size of the pharmaceuticals market.  Traditional medicines are firmly entrenched in society and make up a very significant market for growers, manufacturers, prescribers, distributors and retailers. In certain large cities, total sales of traditional medicines in certain categories sometimes exceeds spending on Western pharmaceuticals.  In February 2009, the newspaper Pharmaceutical Economy published a study noting that traditional medicines accounted for 86% of the cardiovascular segment in Shanghai, with Western medicines accounting for the other 14%.   Similar high percentages were found in Guangzhou, Tianjin, and Beijing.  According to a government study in 2005, the traditional Chinese medicine sector accounted for nearly a quarter all medicines sold in China.  Jilin province provides periodic grants to companies involved in the production or distribution of traditional Chinese medicines, in order to support and promote the art and practice of traditional medicine, and over the last three years as a distributor we have been awarded grants in the amounts of $30,000 in 2007, $180,000 in 2008 and $89,000 in 2009.

Nutritional Supplements and Other Food Products

Distributors of nutritional supplements and other food products must obtain a food hygiene certificate from the appropriate provincial or local health regulatory authorities pursuant to the PRC Food Hygiene Law and Rules on Food Hygiene Certification.  In order to obtain a certificate, a distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel and equipment are subject to inspection.  Food hygiene certificates are valid for four years, and must be renewed within six months prior to their expiration.

The Chinese Food Sanitation Law promulgates food sanitation standards.  In China, only products manufactured at government-approved Good Manufacturing Practice (GMP) certified facilities are available for sale in China.  The State Food and Drug Administration (SFDA) conducts these GMP inspections.

Good Supply Practice Standards

We are required to operate in accordance with Good Supply Practice (GSP) standards that regulate wholesale and retail pharmaceutical product distributors.  The GSP standards ensure the quality of distribution of pharmaceutical products in China. Pursuant to applicable GSP standards, we must implement strict controls on the distribution of our pharmaceutical products, including those concerning staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control.  Additionally, we are subject to inspections organized by the local drug regulatory department of the people’s government of the province, autonomous region or municipality directly under the PRC central government.  We received a GSP Certificate from the Jilin Province SFDA Bureau, which is valid until the end of 2013, and is subject to periodic renewal.  Each of the suppliers and manufacturers we procure from are also held to the GSP standards, and we procure only from GSP-certified suppliers and drug makers.

Pharmaceutical Product Advertisement

The Standards for Examination and Publication of Advertisements of Pharmaceutical Products and Rules for Examination of Advertisement of Pharmaceutical Products, promulgated by the PRC State Administration of Industry and Commerce and the SFDA, prevents the deceptive and misleading advertising of pharmaceutical products.  These regulations prohibit the advertisement of certain pharmaceutical products and mandate that prescription pharmaceuticals only be advertised in certain authorized medical publications upon obtaining proper approval from the provincial level food and drug administration.

Foreign Ownership of Wholesale or Retail Pharmaceutical Businesses in China

Under current PRC law on foreign investment, foreign companies are allowed to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China.  These regulations limit the number and size of retail pharmacy outlets that a foreign investor may establish.  If a foreign investor owns more than 30 outlets that sell a variety of branded pharmaceutical products sourced from different suppliers, the foreign investor’s ownership interests in the outlets are limited to 49.0%.  As described more fully under the section above titled “Corporate Structure and History” commencing on page 5, we own and control our retail drugstores mainly through Yongxin Drugstore, of which Yongxin owns 49% of the share capital, and thus we believe we are in compliance with these PRC regulations.

Environmental Regulations

Environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.  However, management believes that because we do not manufacture the products we sell, these environmental regulations do not have and are not expected to have any material consequence or effect on our business operations. We have not been named as a defendant in any legal proceedings alleging violation of environmental laws, and we are not aware of any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.   To the knowledge of our management, we have been in full compliance with environmental protection regulations during at least the past three years.

Intellectual Property

Our business generally does not rely upon the protection and exploitation of intellectual property.  However, intellectual property laws do affect our suppliers and manufacturers.  Drug patents are regulated by the State Intellectual Property Office (SIPO).  The concepts of patent protection and intellectual property rights are relatively new in China.  Patent legislation was first introduced in 1985, and up to 1993 it was possible for local drug companies to copy foreign-produced patented drugs.  In 1993, patent legislation was significantly amended in response to pressure from the international drug community, which led to further amendments in 1997.  Ongoing efforts are being made to improve intellectual property rights enforcement in China.

Counterfeit Drugs

The Chinese pharmaceutical market has historically faced the problem of widespread drug counterfeiting.  According to industry estimates, annual revenue losses on the part of drug makers run from 10% to 15% of the total market.   In response to this problem, in recent years the PRC government has taken steps to improve Good Manufacturing Practice (GMP) enforcement, and to punish offenders more strictly, in order to reduce the economic and public health impact of counterfeit drugs.  Although as a distributor and retailer, we are not directly subject to GMP enforcement, our suppliers and manufacturers are subject to these rules, and any violation on their part may affect our ability to source products from a violating party.  We have no knowledge of any material non-conformity with GMP by any of our major suppliers and manufacturers.  In addition, as we view it our participation and status as one of a select group of licensed distributors makes us a key party in the government’s regulatory mechanisms enabling it to control and combat counterfeit drugs.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax (“VAT”) and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends.

Marketing and Sales

We have a staff of approximately 150 individuals dedicated to marketing and sales who design our adverting campaigns and regional promotional activities.  We generate business by marketing directly to hospitals, retail drugstores and medical clinics in China.  Additionally, we advertise our business and products to consumers through the use of billboards, signage and print advertisements in newspapers to promote our retail drugstore brand, in addition to various products available for sale in our stores.  In 2009 and 2008, we spent approximately $132,264 and $26,124, respectively, on advertising.

Research and Development

We have not conducted any material research and development over the past two years.

Quality Control

We have stringent quality control systems to ensure quality control over the products purchased from our suppliers.  We have 195 company-trained staff members who are qualified to conduct quality control and at least 20 of our employees conduct quality control daily to make sure the products meet our standards.  The quality of the products is of utmost importance to our Company.  Each of our suppliers also has its own quality control program pursuant to the Good Manufacturing Practice (GMP) guidelines promulgated by the World Health Organization.

We conduct random quality control testing of the products procured from our suppliers in our wholesale and retail operations pursuant to the Good Supply Practice (GSP) guidelines mandated by the State Food and Drugs Administration. We replace suppliers that do not meet our quality inspections. Additionally, we monitor the services provided in our drugstores by sending inspectors to our stores to observe the quality of services provided by our drugstore pharmacists and staff.

Competition

The pharmaceutical distribution, retail drugstore and herbal supplement manufacturing industries in China are fragmented and intensely competitive.  While our primary competition currently comes from other retail drugstore chains and drugstores, our non-pharmaceutical products and services face increasing competition from discount and convenience stores and supermarkets.  We compete for customers based on store location, selection of products and our brand name.  For a discussion of our competition in the wholesale arena, please see the paragraph above entitled “Competition in Wholesale”.

Many of our competitors have a longer history of operation, and have significantly greater financial, technical, marketing and other resources than we do.  Additionally, many of our competitors have greater name recognition and a larger customer base than us.  These competitors may be in a better position to respond more quickly to changing consumer preferences and new business opportunities.  Moreover, competition is expected to increase due to the expected consolidation of the drugstore industry and new store openings by our competitors.  Our major retail competitors include: China Nepstar Chain Drugstore Ltd., Shenzhen Accord Pharmacy Co., Ltd., Shenzhen Associate Pharmacy Co., Ltd., Guangzhou Pharmaceutical Company, Jianmin Chain Drugstore, Guangzhou Caizhilin Chain Drugstore, Liaoning Chengda Co., Ltd., Hangzhou Wulin Drugstore Co., Ltd. and Ningbo Siming Dayaofang Co., Ltd.

However, we note that these major chain drugstores operate in other regions of China (namely southern China and the Beijing area), and the competition in the retail drug industry is now largely based on geography.  In northeastern China, we directly compete with two other major pharmacy chains in Jilin province – Jilin Pharmacy Ltd. (owned by a conglomerate) and Yihe Pharmacy Ltd. (a more traditional drugstore).  Other than these two chains and us, the majority of the retail drugstore market in Jilin province is dominated by single-location drugstores.  We believe that only these two competing retail chains have a larger number of retail locations in Jilin province than us, with the number of stores estimated to number in the hundreds.

Major Customers

Our major customers in wholesale include government owned and operated hospitals, large clinics and medical institutions, other distributors, other retailers, as well as group purchasers.  In retail, our customers consist principally of individual retail customers.  No single customer accounted for 10% or more of our total revenue during the years ended December 31, 2009, 2008 and 2007, and no single customer accounted for more than 6% of our total revenue in the first two quarters of 2010.  Our top five customers accounted for approximately 14.7%, 15% and 13.9% of our total revenue generated for the years ended December 31, 2009, 2008 and 2007, respectively, and 23.2% of our total revenue for the six months ending June 30, 2010.  None of our directors, their associates or any significant shareholder of the Company has any interest in any of our five largest customers.   For further information regarding customers for our wholesale operations, please refer to the section entitled “Wholesale Operations – Wholesale Customers” above.

Suppliers

We source products from over 1,500 suppliers.   In some cases, a particular product will be available from only one manufacturer exclusively, however, this represents a relatively small portion (less than 5%) of the individual product types by SKU that we purchase from suppliers.  Management believes that for 95% of the products we sell by SKU, alternative suppliers exist.  Accordingly, the loss of one of our suppliers is not expected to have a material adverse impact on our business and results of operations.  For further information regarding suppliers for our wholesale operations, please refer to the section entitled “Wholesale Operations – Suppliers” above.

Intellectual Property

Our business generally does not rely upon the protection and exploitation of intellectual property.  We generally own trade secrets, but currently do not own hold patents, trademarks or other registered forms of intellectual property.  We co-own our Electronic Diagnosis System (EDS) with PmMaster Software Technology (Beijing) Co., Ltd., a Beijing-based software engineering firm.  Under our relationship with PmMaster, no other party except for us and PmMaster may use the EDS system for any purpose without the prior consent of the other party.   With consent, either party may sell or license the technology to third parties, subject to the terms of a further agreement between PmMaster and the Company.  Thus far the EDS technology has not been licensed to any third party.

Prior to November 2009, we had four registered trademarks in China, which included Longlife, Zinuo, Yongxintang, Gaoliyuan, under our subsidiary Dingjian.  However, since the discontinuation of Dingjian business operation in November 2009, we no longer own any intellectual property.

Corporate Structure and History

All of our business operations are carried out through our four PRC companies:

1.	Yongxin, through which we operate our wholesale pharmaceuticals distribution business and in which we own an 80% equity ownership interest;

2.	Yongxin Drugstore, through which we operate 42 pharmacy retail drugstores;

3.	Tianjin Jingyongxin Chain Drugstore Ltd. (“Jingyongxin Drugstore”), through which we operate 26 pharmacy retail drugstores and in which Yongxin Drugstore owns a 90% equity ownership interest; and

4.	Baishan Caoantang Chain Drugstore Ltd. (“Caoantang Drugstore”), through which we operate 32 pharmacy retail drugstores.

The Company was originally incorporated in Delaware on February 18, 1999 under the name of FreePCSQuote. On December 21, 2006, Changchun Yongxin Dirui Medical Co., Ltd, a Chinese corporation (“Yongxin”) and all of the shareholders of Yongxin entered into a reverse acquisition transaction with the Company. On April 12, 2008, we entered into a second amended acquisition agreement with Yongxin, effective November 16, 2007, in which the Company acquired 80% of the equity interest of Yongxin, and the Company issued an aggregate of 21,000,000 shares (pre-Reverse Split) of newly issued common stock and 5,000,000 shares of Series A Convertible Preferred Stock to the original Yongxin shareholders and/or their designees (the “Reverse Acquisition Transaction”). For accounting purposes, this Reverse Acquisition Transaction was accounted for under GAAP as a reverse acquisition, since the original stockholders of Yongxin became the owners of a majority of the issued and outstanding shares of common stock of the Company, and the directors and executive officers of Yongxin became the directors and executive officers of the Company. In connection with the Reverse Acquisition Transaction, we changed our name to “Nutradyne Group Inc.”

Prior to the November 2007 reverse acquisition, the Company conducted a digital e-learning business which developed and marketed learning solution products, training and education through its subsidiaries: (1) Digital Learning Institute Inc., a Delaware corporation; (2) Software Education of America, Inc., a California corporation; (3) McKinley Educational Services, Inc., a California corporation; (4) Digital Knowledge Works, Inc., a Delaware corporation; and (5) Coursemate, Inc., a California corporation (referred to collectively herein as the “Digital E-learning Business”).

Yongxin was originally established in 1993. Yongxin’s business operations consist of wholesale and retail sales of pharmaceuticals, medical equipment, other medical-related products, health products including nutritional and dietary supplements, and cosmetics (see “products”). Yongxin’s operations are based in Changchun City, Jilin Province, China. In 2004, Yongxin established Jilin Province Yongxin Chain Drugstore Ltd. (“Yongxin Drugstore”) to develop a customer-terminal network market. In July 2005, the Company obtained the franchise rights in Jilin Province from American Medicine Shoppe (Meixin International Medical Chains) and by then had developed four chains under the name of “Meixin Yongxin.” As of June 1, 2010, Yongxin Drugstore had developed and continues to operate 21 retail chain drug stores under the Yongxin brand which collectively cover 3,373 square meters of retail space throughout Changchun city in China.

On March 16, 2007, Yongxin Drugstore entered into various agreements with retail drug stores in Tianjin and established Tianjin Jingyongxin Chain Drugstore Ltd. (“Jinyongxin Drugstore”), in which the Company has a 90% equity ownership.  Jinyongxin Drugstore is located in Tianjin City, China.  As of June 1, 2010, Jinyongxin Drugstore had developed and continues to operate 26 retail chain drug stores with total retail space of 3,657 square meters throughout Tianjin City in China.

On May 15, 2007, Yongxin established Jilin Dingjian Natural Health Products Co., Ltd. (“Dingjian”) whereby Yongxin acquired a 90% ownership interest in Dingjian.  The other 10% of Dingjian was held by an individual named Jianwei Chen. Dingjian was formed under laws of the People’s Republic of China and is located in Changchun City, Jilin Province.  Dingjian’s products included ginseng products, flower-flavored tea, rare raw medicine materials and local specialty products.  In November 2009, Dingjian entered into an Equity Transfer Agreement (the “Agreement”) with Sun Shi Wei, an individual, to transfer 90% of ownership with all its assets and liabilities to Sun Shi Wei.  The 10% non-controlling interest remained unchanged.  Both parties agreed that Sun Shi Wei assumed the net liabilities.  At the time of sale, Dingjian had approximately $156,885 in assets and approximately $204,815 in liabilities.  Accordingly, net assets were negative $47,930.  The acquirer of Dingjian, Sun Shi Wei, agreed to assume all debts and liabilities associated with Dingjian, and paid no additional cash for acquisition of the business.  Mr. Sun Shi Wei is an independent third party with no relationship with the Company other than as a counter-party in the above-mentioned transaction.  Dingjian would be liable for any undiscovered liability other than the liability assumed by Sun Shi Wei, pursuant to the Agreement.  The Company disposed of Dingjian in order to focus its efforts on the wholesale and retail sales of pharmaceutical products and the expansion of its sales market.  As of the date of this prospectus, Yongxin holds no ownership interest in Dingjian, and is not subject to any of its liabilities.

On June 15, 2007, Yongxin Drugstore established Baishan Caoantang Chain Drugstore Ltd. (“Caoantang Drugstore”). Caoantang Drugstore is a wholly-owned subsidiary of Yongxin Drugstore.  As of June 1, 2010, Caoantang Drugstore operated a chain of 32 retail drugstores that collectively cover 2,804 square meters of retail space and sell the products we sell.

On May 5, 2008, the Company changed its name from “Nutradyne Group, Inc.” to “China Yongxin Pharmaceuticals Inc.”

On March 9, 2009, the Company formally launched its Electronic Diagnosis System (the “EDS”), which enables its customers to remotely receive a medical diagnosis and conveniently purchase prescription drugs at its stores. The EDS is controlled by an electronic diagnostic center that is operated by the Company and located at its headquarters in Changchun city.  The center connects to remote terminals in our drugstores and transfers and saves backup data.  Our pharmacists and experts can communicate with our customers through video phones which are also connected to scanners and printers enabling any documents, such as the patients’ medical records, to be transferred from the terminal to the pharmacists and experts on call.  All communication data is safeguarded and are stored as medical records for future reference.  The EDS has the following functions: (1) it enables remote consultation and diagnosis; (2) it stores medical records so that health professionals can readily track historical records of any patient whose records are on the system; (3) it generates prescriptions for drugstore customers; (4) it provides patients with medication instructions, treatment advice and related information; and (5) it provides patients with daily dietary guidance during rehabilitation.  The Company co-owns the EDS system with PmMaster Software Technology (Beijing) Co., Ltd., a Beijing-based software engineering firm, and any use of the system by other than PmMaster or the Company is subject to the approval of both parties.  Currently, there are no government regulations regulating the use of such electronic medical diagnosis systems.  To date, the Company has installed 20 EDS units in its chain drugstores, all located in Changchun City, Jilin Province, China.

Since the beginning of 2009, the Company has also entered into relationships with an additional twelve well known pharmaceutical manufacturers in Jilin province including Tianjin Smith Kline & French Laboratones Ltd.  As of April 14, 2010, we acted as the sole distributor of a total of 96 prescription and over-the-counter drugs in Jilin province.

On March 1, 2010, the Company divested its Digital E-learning Business.

On April 21, 2010, we filed a Certificate of Amendment with Delaware’s Division of Corporations to amend and restate our Certificate of Incorporation (the “Restated Certificate of Incorporation”). The revisions in the Restated Certificate of Incorporation included the following: (a) an increase in the Company’s authorized shares of Common Stock from 75,000,000 to 100,000,000 shares; (b) a decrease in the authorized number of shares of both our preferred stock and our Series A Convertible Preferred Stock from 5,000,000 shares to 1,666,667 shares; and (c) additional amendments including changes to the rights of the holders of our Series A Convertible Preferred Stock which included an increase in the number of votes that each share of Series A Preferred Stock is entitled to, when voting with the common stockholders as a single class, which was increased from six (6) to twenty-five (25). As described in the Definitive Information Statement that we filed with the SEC on February 22, 2010 and which we mailed to our stockholders on or about February 24, 2010, our board of directors approved the Restated Certificate of Incorporation by unanimous written consent on February 8, 2010.  Further, on February 8, 2010, the holders of a majority of our voting capital stock held by holders of Common Stock and Series A Preferred Stock, voting as a single class, and holders of a majority of our Series A Preferred Stock, voting as a separate class, each approved the Restated Certificate of Incorporation and the adoption thereof.

Reverse Stock Split

Effective on May 24, 2010, the Company effectuated a reverse stock split with a ratio of 1-for-12, whereby each twelve (12) issued and outstanding shares of the common stock of the Company, par value $0.001 per share (“Common Stock”) was combined into one (1) share of Common Stock (the “Reverse Split”), pursuant to the Certificate of Amendment of the Certificate of Incorporation that the Company filed with the State of Delaware’s Secretary of State (“Certificate of Amendment”).   The Company’s Common Stock, on a split-adjusted basis, has a new CUSIP number of 16946Y 207.

Throughout this prospectus, each instance which refers to a number of shares of our common stock, refers to the number of shares of common stock after giving effect to the Reverse Split, unless otherwise indicated.   The term “pre-Reverse Split” as used in this prospectus means a number of shares of common stock issued or outstanding prior to May 24, 2010 without giving effect to the Reverse Split.   References to a number of shares of common stock in our historical financial statements for the three month period ending March 31, 2010, and for the years ending December 31, 2009 and 2008, are reported on a pre-Reverse Split basis.

May 2010 Restructuring

As described above, we own and control 110 retail pharmacy locations, through our ownership of Yongxin Drugstore and its affiliated entities, Jingyongxin Drugstore and Caoantang Drugstore.  Yongxin previously owned a direct 100% equity interest in Yongxin Drugstore as a record owner of all of its outstanding share capital.  PRC laws and regulations limit foreign ownership of in excess of 49% of the outstanding share capital of PRC entities that operate more than 30 drugstores in China that sell a variety of branded pharmaceutical products sourced from different suppliers.

In May 2010, in an effort to comply with PRC regulatory requirements regarding foreign ownership of drugstores in the PRC, and in contemplation of future growth of our Company, we conducted a restructuring of Yongxin’s ownership and control of Yongxin Drugstore (the “Restructuring”) in which we changed the method by which we own Yongxin Drugstore.  Specifically, we instituted a “variable interest entity” (“VIE”) structure under which Yongxin is a record holder of 49% of the outstanding share capital of Yongxin Drugstore, and Mr. Yongxin Liu (our CEO and Chairman of the Company’s Board of Directors) and Mr. Yongkui Liu (a Company Vice President and former Company director), each of whom are PRC citizens (collectively, the “PRC Shareholders”), serve as nominee record holders of the remaining 51% of the share capital of Yongxin Drugstore.  In order to retain the Company’s rights and authority to control, operate and manage Yongxin Drugstore and to continue to receive all of the economic benefits of Yongxin Drugstore’s business operations, concurrent with the equity transfers, Yongxin and the PRC Shareholders also entered into an Entrustment Agreement dated May 17, 2010 (the “Entrustment Agreement”), which effectively grants Yongxin beneficial ownership of the interest attributable to the 51% interest, including but not limited to, the right to exclusively control, operate and manage Yongxin Drugstore, and all of the profits, income, distributions, dividends, compensation, payments, assets property, or other economic benefits from Yongxin Drugstore that the PRC Shareholders now hold or receive or otherwise become entitled to receive in the future by virtue of their 51% record ownership of Yongxin Drugstore’s share capital.  As a result of the rights conferred to Yongxin under the Entrustment Agreement, the Company is considered the primary beneficiary of Yongxin Drugstore and Yongxin Drugstore is deemed our variable interest entity (“VIE”).  Further, we consolidate 100% of Yongxin Drugstore’s results of operations, assets and liabilities in our financial statements.

Chinese laws and regulations concerning the validity of the contractual arrangements such as the Entrustment Agreement are uncertain, as many of these laws and regulations are relatively new and may be subject to change.  Official interpretation and enforcement by the Chinese government involves substantial uncertainty.  Additionally, the Entrustment Agreement may not be as effective in providing control over Yongxin Drugstore as direct majority equity interest ownership under the current PRC laws and regulations.  Due to such uncertainty, the Entrustment Agreement includes a further assurances provision that allows us to take any additional steps in the future permissible under the then-applicable law to ensure the Company’s complete control over, and the realization of the entirety of all rights and benefits of ownership of Yongxin Drugstore and its assets and business operations, including but not limited to direct ownership of selected assets.

Employees

Substantially all of our employees are located in China.  As of August 10, 2010, we had approximately 818 full time employees, including 143 pharmacists.  There are no collective bargaining contracts covering any of our employees.  We believe our relationship with our employees is satisfactory.

Mr. Samuel Liu, Chief Operating Officer, and Mr. Harry Zhang, Chief Financial Officer, are each part-time executive employees.  Except for them, all of our employees work on a full time basis.

Yongxin is required to contribute a portion of its employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations.  In the last three years, Yongxin contributed approximately $174,006, $174,567 and $61,918 for the years ended December 31, 2009, 2008 and 2007, respectively.  We expect the amount of Yongxin’s contribution to the government’s social insurance funds to increase in the future as Yongxin expands its workforce and operations.

Offices and Website

Our principal executive offices are located at 927 Canada Court, City of Industry, California 91748.  Our main telephone number is (626) 581-9098, and our fax number is (626) 581-9038.  We also have offices in Changchun, Jilin Province, China.  We also have a corporate website located at www.yongxinchina.com.  The information on this website is not incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion and analysis of the results of operations and financial condition of China Yongxin Pharmaceuticals Inc. for the three month periods ended March 31, 2010 and 2009, and the years ended December 31, 2009 and 2008 should be read in conjunction with the Consolidated Financial Statements, and the notes to those financial statements that are included elsewhere in this prospectus.  References to “we,” “our,” or “us” in this section refers to the Company and its subsidiaries.  Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Forward-Looking Statements and Business sections in this prospectus.  We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

GENERAL OVERVIEW

China Yongxin is a wholesale distributor and retailer of pharmaceuticals and health-related products in Jilin province in the northeastern region of the People’s Republic of China (“PRC” or “China”).   According to the PRC National Bureau of Statistics, Jilin province had a total population of approximately 27.34 million as of the end of 2008.  We currently own and operate 110 retail locations, most of which are situated in high-traffic residential districts, and eight wholesale distribution facilities throughout Jilin province. We enjoy strong retail brand name recognition in Jilin province, which we believe results from our quality service and reputation.  We believe that our customer service orientation, close contact with local community, competitive price format, and broad product offerings provide a convenient and value-oriented shopping experience for our customers and has allowed us to build customer loyalty.  We also utilize our extensive retail network as a channel to provide affordable, quality, health and wellness products and services to our customers.

Our PRC operations began retail operations in 2004.  The Company has rapidly grown and it currently has a retail chain of 110 drugstores as well as the wholesale distribution operations in Northeastern China.  Our corporate headquarters are located in City of Industry, California and the Company’s distribution operations are based in Changchun City, Jilin Province, China.  Substantially all of our employees are located in China.  As of August 10, 2010, we had 818 employees, including 143 pharmacists with requisite credentials, professional education and training, working at our retail drugstores.

Recent Developments

In March 2009, the Chinese government announced certain changes to the national medical policy relating to the extension of medical benefits to rural areas in China (“National Medical Policy”) that will be gradually implemented from 2009 through 2011.  These revisions to the National Medical Policy extend medical insurance coverage to people who live in the rural areas of China, which includes approximately 40% of the Chinese population. Management believes the implementation of these revisions to the National Medical Policy would be highly beneficial to our sales and operations because the Company has a retail presence in rural areas and its wholesale distribution sales should also increase because it sells to retailers and hospitals in rural areas.  However, until recently the direction and specifics of the National Medical Policy has been unclear.  Due to this uncertainty, the Company made changes to its operations in the second half of 2009, including a shift in emphasis from the wholesale to the retail sector.   Since the beginning of 2008, we have established 110 new retail locations, ten of which were opened during 2010 to date.

Specifically, in 2009 we placed greater emphasis on developing and expanding our retail segment in response to emerging market opportunities. Over the past twelve months, the retail sector of our business has begun to generate a superior profit margin compared to our wholesale sector.  The growth of our retail and wholesale segments both require significant capital investments.  However, we tend to realize more immediate returns from investments in our retail segment.  Although overall sales were down in 2009, our gross profit nonetheless continued to increase due to the higher profit margin contributed by the retail segment.  In 2009, we significantly increased our investments in retail, while also continuing to develop, operate and maintain our wholesale operations.  We plan to further invest in both segments with capital from a combination of bank loans, equity offerings, and our internal cash flow.

During 2009 and up to the present, we have also added products with relatively high profit margins to our retail offerings, including cosmetics and certain health and nutritional products such as vitamins and supplements.  We believe that the addition of such products has increased our overall gross profit in 2009 and will continue to increase our gross profit margin over the next few years.

In September 2010, we entered into two letters of intent to acquire two separate retail drugstore chains.  In the first, we agreed with Liwen Tien (an individual) to conduct a consolidation of 12 Baokang retail stores and clinics and establish a new company to be named (in part) Baokang (“New Company”) in order to further develop the drug retail market in Jilin Province.  If consummated, we would pay a total of RMB 8,520,000 (approximately $1.3 million) in connection with the consolidation of the Business, of which RMB 5,540,000 (approximately $800,000) would be paid to Liwen Tien as consideration, and RMB 2,980,000 (approximately $440,000) of which would be contributed as capital to the New Company in exchange for a 65% interest in the New Company.  In the second, we agreed with Shan Gao (an individual) to acquire the Changchun Pharmaceutical Distribution Center and its 13 retail stores for a proposed acquisition price of RMB 22,920,000 (approximately $3.4 million).   Under both letters of intent, upon the payment of a deposit (RMB 500,000 in the case of Liwen Tien and RMB 1,000,000 in the case of Shan Gao, neither of which have been paid to date), the sellers must deal with the Company exclusively, these deposits will be forfeited if we do not consummate the acquisitions within an agreed amount of time after payment of the deposits.

During 2010, the government provided additional guidance and clarification on medical reform which has improved confidence among manufacturers, suppliers, distributors, medical service providers and retailers, and this has encouraged business decisions and commitments that previously may have been deferred due to uncertainty surrounding application and interpretation of the new laws.  As evidence of this surge in confidence, in August 2010, we entered into sales agreements with over 500 medical institutions in 17 out of 41 counties in Jilin province.  Management believes that this heightened level of contract formation would not have been possible prior to the government’s guidance and clarification on medical reform.  As a result of these new sales agreements, management expects to solidify its business relationships with manufacturers and suppliers, providing for greater stability in wholesale revenue.

Also in 2010, the government notably extended medical benefits to cover residents living in rural areas of China, where approximately three-fifths of the nation’s population resides.  As a result, the Company believes that its operations and sales are poised to benefit in 2010 due to anticipated increases in sales through the Company’s rural retail locations and increased wholesale distribution sales to drugstores and hospitals in rural areas.   Specifically, increased coverage is expected to result in an increase in drug consumption, which would lead to more orders and wholesale volume.  Prior to March 2010, we distributed products (especially essential drugs) to other distributors who then handled distribution to hospitals and clinics.  Since then, increasingly we have been entering into distribution relationships directly with hospitals and clinics, and have increased the number of our wholesale customers in the rural areas.  Currently our sales and distribution network covers all areas of Jilin province.

The Insurance Catalogue was revised in 2009 to include more categories and types of pharmaceuticals, and in 2009 we sold or distributed over 95% of the types of drugs listed in the Insurance Catalogue. The revenues attributable to sales of products covered under the Insurance Catalogue during the fiscal years ended December 31, 2009 and 2008 represented 61.7% and 35% respectively, of our total revenues for those periods. However, the Company’s overall revenues for fiscal year 2009 decreased approximately 19.5% compared to 2008. The decrease was attributable to a decrease in sales from the wholesale sector of our business, which included sales to hospitals, medical facilities and other retailers which represented approximately 70% of our total net revenues. Sales volume from the wholesale sector of our business decreased in 2009 due to uncertainty of the direction and implementation of health care reform in China, as discussed above.  Since December 31, 2009, our wholesale business has rebounded and stabilized, and management believes that growth in our wholesale segment is likely to resume.

We believe that recent developments in medical reform in China pose an unprecedented opportunity for us to expand our business in the pharmaceutical distribution and retail industry.  However, we face multiple challenges in achieving our objectives in expanding our business and market share, several of which management wishes to highlight for the current fiscal year.

First, we require external capital in order to establish new retail locations and distribution hubs at the rate we plan, and this is dependent on our ability to raise capital on acceptable terms.  As part of our strategy we are seeking to list our securities on a U.S. national exchange, and to conduct an underwritten offering of our equity securities.  In addition, we are working to secure access to loans from other capital sources within China.

Second, we face growing competition from other distributors and retailers who may pursue the same business opportunities or enter the market in which we compete.   Some of these competitors or potential competitors have perhaps greater access to capital resources than we do.  In response we are continuing to pursue and develop our wholesale business relationships by negotiating and establishing agreements with suppliers and manufacturers.  We have also been actively pursuing acquisition opportunities to capture market share, and have continued to execute on our plan to open new retail locations.  We have been continuously working to enhance our customer service by improving our operations management, and by deploying advances information technologies to provide customers with vital information that they need and require.

Third, we face the prospect of rising lease or property-related costs for new retail locations, as urban areas in prized key markets in China become increasingly expensive.   We plan to use a portion of the proceeds from our financing activities to acquire existing businesses that have favorable leasing arrangements, or the acquisition of real property to secure favorable arrangements for our retail locations, in an effort to protect against rising rents for preferred locations.

Fourth, we operate in a highly regulated industry in China, and while thus far government policies have been favorable to drug distributors and retailers.  However, we cannot make any assurances with regard to how government policies may change in the future.   In addition, the growth of the overall pharmaceuticals market and our market opportunities depend on continued growth of the Chinese economy and individual spending power, as we cannot predict the prospects for the Chinese economy, particularly following the global recession of 2008 – 2009.

In addition to the above challenges, risks, trends and uncertainties discussed above, we see the growth in per capita incomes and life expectancies, an aging population which is shifting the medical needs of the public, a general increase in health care spending per capita, and the gradual expansion of health care coverage, and the gradual de-centralization of the hospital-centric medical care system in China, as continuing trends that affect and will affect our business.  In 2010 and in the foreseeable future, we see no reason for these trends to discontinue.  For a discussion of these trends, please refer to the “Business” section of our prospectus.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods.  On an ongoing basis, we evaluate our estimates and assumptions.  We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

While our latest significant accounting policies are described in Note 2 to the unaudited consolidated financial statements for the period ended March 31, 2010 commencing on page F-1 under the section above titled “Summary of Significant Accounting Policies,” we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  The functional currency of our operating Chinese subsidiaries is Chinese Renminbi (“RMB”); however, the accompanying financial statements have been translated and presented in United States Dollars (“USD”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Non-Controlling Interest

The accompanying consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in accordance with GAAP. The Company owns an 80% interest in Yongxin, and Yongxin Liu and Yongkui Liu own 11% and 9% of Yongxin, respectively.  The 20% equity interest held by Yongxin Liu and Yongkui Liu represents non-controlling interest and the Net Income Attributable to Minority Shareholders amounted to $5,860,892 as of March 31, 2010 compared to $5,687,633 as of December 31, 2009.

The Company owns a 90% ownership interest in Jinyongxin Drugstore.  The remaining 10% interest in Jinyongxin Drugstore is owned by third parties.  As of March 31, 2010 and December 31, 2009, the 10% equity interest and net profit to minority stockholders amounted to $32,148 and $26,917, respectively.

Inventories

Inventories are valued on a lower of weighted average cost or market basis.   Inventory includes product cost, inbound freight, warehousing costs and vendor allowances not included as a reduction of advertising expense. Management compares the cost of inventory with the market value and allowance is made for writing down their inventory to market value, if lower. Work in process inventory includes the cost of raw materials and outsource processing fees.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104 (ASC 605).  Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.  The Company recognizes revenue net of an allowance for estimated returns, at the time the merchandise is sold or services performed.  The allowance for sales returns is estimated based on the Company’s historical experience. Sales taxes are presented on a net basis (excluded from revenues and costs).  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Recent Accounting Pronouncements

For a description of new accounting standards that may affect us, see Note 2 in our unaudited consolidated financial statements for the period ended March 31, 2010 that is attached hereto under the section “Financial Statements” commencing on page F-1.

Divestiture of e-learning business

On March 1, 2010, the Company divested its digital e-learning business including its wholly-owned subsidiary, Digital Learning Institute Inc., a Delaware corporation (“Digital Learning”) and Digital Learning’s wholly-owned subsidiaries (collectively referred to herein as the “Digital E-learning Business”):

(i)	Software Education of America, Inc., a California corporation;
(ii)	McKinley Educational Services, Inc., a California corporation;
(iii)	Digital Knowledge Works, Inc., a Delaware corporation; and
(iv)	Coursemate, Inc., a California corporation.

Prior to the Reverse Acquisition Transaction on November 16, 2007, the Digital E-learning Business was the principal business of the Company (then known as Digital Learning Management Corporation).   Following the completion of the Reverse Acquisition Transaction, in which we acquired a controlling interest in Yongxin Drugstore, our management changed and we changed our name to “China Yongxin Pharmaceuticals Inc.”  Successor management considered the Digital E-learning Business to be tangential to the current principal business of the Company, the wholesale and retail of pharmaceuticals and health-related products.  At the time of the Reverse Acquisition Transaction, it was contemplated that the Company would divest the Digital E-learning Business.   On May 13, 2010, the board of directors ratified, approved and confirmed a plan and agreement to sell the Digital E-learning Business to PmMaster Beijing Software Co., Ltd. for $20,000.   Under the Stock Purchase Agreement, PmMaster Beijing Software Co., Ltd. assumed $1.9 million in liabilities associated with the Digital E-learning Business, and paid the agreed purchase price in cash.   The divestiture was completed on March 1, 2010.

Results of Operations

Comparison of Six Months Ended June 30, 2010 and 2009.

Net Revenues.  For the six month period ended June 30, 2010, our net revenues increased by approximately 19.0% from $18,343,491 for the three month period ended June 30, 2009 to $21,835,960 for the period ended June 30, 2010.  For the six months ended June 30, 2010 and 2009, net revenues consisted of the following:

	Six Months Ended June 30,
	2010	2009
Wholesale	$14,427,620	$11,827,499
Retail	7,408,340	6,515,992
Total Net revenues	$21,835,960	$18,343,491

Wholesale net revenues increased 22.0%, from $11,827,499 in the six months ended June 30, 2009 to $14,427,620 in the six months ended June 30, 2010.  This increase in net revenue was due to higher sales to distributors, retail drugstores and medical institutions.  Wholesale net revenue was also higher for the six months ended June 30, 2010 because we obtained new wholesale customers in Shenyang, Jilin and Heilongjiang provinces, where, through a public bidding process, we were selected as the sole pharmaceuticals distributor for several military medical centers that are located in those three provinces.

Retail net revenues increased 13.7%, from $6,515,992 in the six months ended June 30, 2009 to $7,408,340 in the six months ended June 30, 2010. Our retail revenues for the six month period ended June 30, 2010 were higher due to $670,000 in additional sales through the addition of ten new retail drugstores in the six months ended June 30, 2010 and $220,000 in additional sales from existing drugstores driven by products newly listed on the Essential Drug Catalogue under the national medical insurance program, which are reimbursable to recipients when purchased from authorized pharmacies.

Cost of Goods Sold.  Cost of goods sold, which mainly consisted of the procurement of drugs from suppliers and manufacturers, was $13,405,227, or approximately 73.0% of net revenues for the six month period ended June 30, 2009, as compared to $16,612,472, or approximately 76.1% of net revenues for the same period in 2010.  For the six months ended June 30, 2010 and 2009, cost of goods sold consisted of the following:

	Six Months Ended June 30,
	2010	2009
Wholesale	$11,787,434	$9,146,225
Retail	4,825,038	4,247,608
Total Cost of Sales	$16,612,472	$13,393,833

Wholesale cost of goods sold increased by approximately 28.9% from $9,146,225 in the six months ended June 30, 2009 to $11,787,434 for the six months ended June 30, 2010.  The increase in wholesale cost of goods corresponded with an increase in wholesale net revenues.  In addition, an increase in the prices we pay suppliers and manufacturers for certain drugs, such as antibiotics and certain herbal medications, led to an increase in overall wholesale cost of goods.   Management also believes that rising labor costs and inflation in China also contributed to the increase in wholesale cost of goods.

Retail cost of goods sold increased by approximately 13.6% from $4,259,002 in the six months ended June 30, 2009 to $4,825,038 in the six months ended June 30, 2010.  The increase in retail cost of goods corresponded with the increase in our retail net revenues. In addition, the increase is attributed to the increase in the prices we paid to manufacturers of the medications and other products we sell.  The increased prices reflect increases in raw material costs for the production of herbal-based medications and products that were passed on to us by the manufacturers.

Gross Profit.  Gross profit increased approximately 5.5% from $4,949,659 for the six month period ended June 30, 2009 to $5,223,489 for the six month period ended June 30, 2010. This increase in gross profit was mainly attributable to additional sales through the 19 new retail drugstores that were added from July 1, 2009 to June 30, 2010 and in additional sales from products newly listed in the Essential Drug Catalogue under the national medical insurance program, which are reimbursable to recipients when purchased from authorized pharmacies. The increase in our overall gross profit margin was also due to sales of higher margin drugs.

Selling Expenses. Selling expenses increased approximately 11.1% from $1,583,452 for the six month period ended June 30, 2009 to $1,758,819 for the same period in 2010.  This increase in selling expenses was mainly due to expenses related to an increase in sales, through our existing and new retail stores.

General and Administrative Expenses. General and administrative expenses were $1,475,144 for the six month period ended June 30, 2009, as compared to $1,690,215 for the six month period ended June 30, 2010, an increase of 14.6%.  This increase was largely due to an increase in salaries with the addition of new independent directors, higher legal and accounting expenses and higher costs related to financing activities.

Other Income.  Other income decreased 83.1% from $781,748 for the six month period ended in June 30, 2009 to $132,110 in the same period in 2010.  For the six month period ended June 30, 2009, we held two major promotional events through which we garnered substantial sponsorship and promotional fees from suppliers.  These promotional events were held at the request of our suppliers in order to market and promote new products during the market downturn in 2009.  In 2010, our suppliers did not hold similar promotional events partly in response to an overall improvement in local economic conditions.  For the six month period ended June 30, 2010, we did not conduct any major promotional events, and accordingly our other income decreased compared to the same period ended June 30, 2009.

Net Income.  Net income increased 96.0% from a net income of $1,464,791 in the six month period ended June 30, 2009 to a net income of $2,870,531 in the six month period ended June 30, 2010. For the six months ended June 30, 2010 and 2009, net income consisted of the following:

	Six Months Ended June 30,
	2010	2009
Wholesale	$1,363,941	$1,434,003
Retail	502,352	498,826
Unallocated	1,004,238	(468,038)
Total Net Income	$2,870,531	$1,464,791

Wholesale net income declined by 4.9% from $1,434,003 for the six months ended June 30, 2009 to $1,363,941 for the six months ended June 30, 2010. The decrease was attributable to an increase in wholesale cost of goods sold, higher legal, financing and accounting expenses, and a decrease in sponsorship and promotional income classified as other income.

Retail net income remained approximately the same from $498,826 for the six months ended June 30, 2009 to $502,352 for the six months ended June 30, 2010. Even though our retail net revenues increased by 13.7% for the six months ended June 30, 2010 compared to the same period in 2009, such revenues were offset by expenses related to the opening of 10 additional retail drugstores during the six months ended June 30, 2010, in the approximate amount of $590,000. Accordingly, our retail net income did not change substantially between the six months ended June 30, 2010 and 2009.

Unallocated net income, which mainly consisted of income gained from the disposal of the liabilities associated with the e-learning business, net income attributable to non-controlling interest, legal and accounting expenses, and certain unallocated expenses, increased by 314.6% from an expense of $468,038 for the six months ended June 30, 2009 to $1,004,238 for the six months ended June 30, 2010. This increase in unallocated net income was mainly due to the sale of our e-learning business during the first quarter of 2010, which was unrelated to our current pharmaceutical operations. As a consequence of this sale, we transferred approximately $1.9 million in liabilities associated with the e-learning business, to the purchaser of the e-learning business.

Comparison of Years Ended December 31, 2009 and December 31, 2008.

The following table sets forth, for the periods indicated, certain information derived from our consolidated statements of operations:
	Year Ended December 31,
	2009	2008
Net Revenue	$47,589,280	$59,116,534
Cost of Goods Sold	31,271,463	47,226,275
Gross Profit	16,317,817	11,890,259
Selling Expenses	3,543,383	3,521,147
Operating Expenses:
General & Administrative Expenses	3,575,059	2,500,366
Total Operating Expenses	7,118,442	6,021,513
Income from Operations	9,199,376	5,868,745
Other Income	278,846	690,516
Operating Income Before Income Tax and Non-controlling Interest	9,349,545	6,400,113
Provision for Income Tax	(2,594,483)	(1,009,643)
Net Income Before Non-controlling Interest	$6,724,111	$5,305,620
Non-controlling Interest	1,599,122	(1,239,480)
Net Income	5,124,989	4,066,139
Basic Earnings Per Share (1)	1.80	1.56
Diluted Earnings Per Share (1)	1.80	1.56
Basic Weighted Average Shares Outstanding (1)	2,770,067	2,595,902
Diluted Weighted Average Shares Outstanding (1)	2,922,505	2,595,902

(1)	The effect of the 1-for-12 reverse stock split on May 24, 2010 has been applied retroactively.

Net Revenues.  For the year ended December 31, 2009, net revenues decreased approximately 19.5% from $59,116,534 in 2008 to $47,589,280 in 2009.  For years ended December 31, 2009 and 2008, net revenues consisted of the following:

	Year Ended December 31,
	2009	2008
Wholesale Revenue	$33,691,160	$48,251,434
Retail Revenue	13,898,120	10,865,100
Total Net Revenue	$47,589,280	$59,116,534

Wholesale revenue declined 30.18%, from $48,251,434 for the year ended December 31, 2008 to $33,691,161 for the year ended December 31, 2009.  This was attributable to a decrease in sales from the wholesale segment of our business, which included sales to hospitals, medical facilities and other retailers.  Sales volume generated by the wholesale segment decreased due to uncertainty over the direction and implementation of health care reform in China (as also described elsewhere in this prospectus).  Due to a more unstable economic environment in 2009, our suppliers generally tightened their payment terms, requiring a greater portion of the purchase amount for good sold to be paid up front.  For instance, a supplier that previously required 30% of the invoice price would increase its prepayment requirement to 70%, during the 2009 fiscal year.  As a result of these changes in supplier payment terms, we generally purchased less volume from our wholesale suppliers, and our overall wholesale sales volume decreased.  Partly in response to this trend, as well as in response to the unfolding market opportunities in retail, we shifted our emphasis to development of our retail segment.  In the period presented, retail represented approximately 30% of all net revenues generated by our retail and wholesale operations combined.

Below is a table showing revenue sources by general category, for the years ending December 31, 2008 and 2009, within our wholesale segment:

Customer Type	2009	2008	Increase / Decrease	% Change
Other Distributors	$12,760,679	$25,183,757	$-12,423,078	- 49.33%
Drug Retailers	5,915,274	9,042,232	-3,126,958	- 34.58%
Medical Institutions	13,299,942	12,812,770	+ 487,172	+ 3.80%
Group Purchasers, Individuals, Other	1,715,265	1,212,676	+ 502,590	+ 41.44%
TOTAL	33,691,160	48,251,434	-14,560,274	- 30.18%

Revenue from Other Distributors (consisting of other private commercial distributors of pharmaceutical and medical products), and Drug Retailers (consisting of retail buyers of pharmaceuticals and other products, independent from our retail operations), showed significant declines.  Revenue from these sources declined because we stocked less inventory for wholesale distribution to these customers, who also ordered lower volumes of goods, due to uncertainty of whether there would be a strong market for these products following health reform.  A reduction in inventory stocking, and smaller wholesale orders, reduced revenue from Other Distributors and Drug Retailers.  However, in 2009 the number of medical institutions to which we distribute products increased to 991 from 816 in the prior year, an increase of 21.45%.  Additionally, sales to military medical institutions in the Shenyang Province increased by $90,000 in 2009 from the prior year, which led to an increase in revenue in the Medical Institutions category.  Also, revenue from Group Purchasers, Individuals and other wholesale customers increased significantly in 2009, compared to the prior year.

Retail revenue increased 27.92%, from $10,865,100 in the year ended December 31, 2008 to $13,389,120 in the year ended December 31, 2009.  This increase was attributable to the addition of twenty eight new retail drugstores, which together added approximately $880,000 in additional revenue in 2009.  In addition, approximately $1.6 million in increased sales came from our existing retail drug stores, generally located in prime locations within city centers.  In our existing stores, we increased the number of distinct products (known as “stock keeping units” or SKUs) carried and sold from 5,809 products in 2008 to 7,066 products in 2009, an increase of 21.64%.  Management believes that increasing the variety of products sold had the effect of increasing our overall retail sales.

Management believes that the primary reason that our retail sector generated a better profit margin in 2009 as compared to the prior year, was the introduction of higher margin products into our overall product mix.  Our overall retail profit margin increased from 28% in 2008 to 35% in 2009.  Management also believes that the principal reason that our retail segment currently appears to generate a superior profit margin compared to our wholesale segment, is the difference in the amount of time required for capital investments to result in improved performance.  The wholesale segment not only requires significant capital investments, but in order to realize the benefit of those capital investments in the form of increased sales, there is a longer return cycle as compared to the retail segment.  The longer cycle is due to the fact that in our wholesale business, the customer identification, contract formation, and relationship building process require significant amounts of time.  During 2009, we significantly increased the total amount of our capital investment in our retail segment to $873,529 for that year, up from $102,941 in the prior year.  During this time we continued the operation and maintenance of our wholesale segment.  As of November 2009, we discontinued our ginseng and health products division in order to devote greater effort and resources to our retail segment.

Cost of Goods Sold.  Cost of goods sold decreased by $15,954,812 or approximately 33.8%, and such decrease corresponded with the decrease in sales volume. Cost of sales as a percentage of net revenues decreased from $47,226,275, or approximately 79.9% of net revenues for the year ended December 31, 2008, to $31,271,463, or approximately 65.7% of net revenues for the year ended December 31, 2009.   For the year ended December 31, 2009 and 2008, cost of goods sold consisted of the following:

	Year Ended December 31,
	2009	2008
Wholesale Cost of Sales	$22,700,125	$39,807,883
Retail Cost of Sales	8,571,338	7,418,392
Total Cost of Sales	$31,271,463	$47,226,275

Wholesale cost of goods sold decreased by approximately $17,107,758 or 42.98% from $39,807,883 in the year ended December 31, 2008 to $22,700,125 in the year ended December 31, 2009.  The decrease in wholesale cost of goods sold corresponded with a decrease in wholesale revenue.

Retail cost of goods sold increased by approximately $1,152,946 or 15.54 % from $7,418,392 in the year ended December 31, 2008 to $ 8,571,338 in the year ended December 31, 2009.  The increase in retail cost of goods sold was due to the increase in retail net revenues.

Gross Profit.  Gross profit increased approximately 37.2% from $11,890,259 for the year ended December 31, 2008 to $16,317,817 for the year ended December 31, 2009.  This increase in gross profit was primarily due to the change of our product mix in which we increased the proportion of products with higher profit margins, such as cosmetics and certain health and nutritional products.

Selling Expenses.  Selling expenses, which consist of advertising and promotion expenses, freight charges and salaries, stayed approximately the same from $3,521,147 for the year ended December 31, 2008 to $3,543,383 for the same period in 2009.  Even though we opened seven new stores in 2009, selling expenses remained substantially unchanged due to certain cost-cutting efforts such as the reduction of utilities usage, cutbacks in office supply expenses and changes in the packaging of our products.

General and Administrative Expenses.  General and administrative expenses were $3,575,059 for the year ended December 31, 2009, as compared to $2,500,366 for the year ended December 31, 2008, an increase of 43.0%.  Out of this increase of approximately $1.1 million, approximately $0.7 million was in the form of litigation costs, settlement costs, and related expenses, and $0.2 million was due to legal fees.  An additional $0.2 million was due to increased payroll, travel and employee-related expenses.

Other Income.  Other income decreased 59.6% from $690,516 in 2008 to $278,846 in 2009.  We received approximately $180,000 in government subsidies in 2008, which were not received in 2009.  The decrease was also partially attributable to a change in our accounting method at the end of fiscal 2008.  With the new accounting method in 2009, Yongxin Drugstore calculated its cost using actual cost instead of sales price, thus cost was recorded at a lower amount under other income.

Net Income.  Net income increased approximately 26.0% from a net income of $4,066,139 for the year ended December 31, 2008 to a net income of $5,124,989 for the year ended December 31, 2009.  The increase was mainly driven by our retail segment, the revenue from which added to our gross profit, in addition to improved profit margin in our retail segment due to changes in our product mix to include more high-margin products.  Our retail profit margin increased from 31% in 2008, to 38.3% in 2009.  In addition, we received an additional $425,352 in sales bonuses from our suppliers, which contributed to the increase in our retail profit margin.  These factors resulted in higher overall gross profit margins and higher net income.  Net income by segment consisted of the following:

	Year Ended December 31,
	2009	2008
Wholesale Net Income	$5,235,727	$4,396,829
Retail Net Income	1,084,679	599,589
Unallocated	$(1,195,417)	$(930,279)
Total Net Income	$5,124,989	$4,066,139

Wholesale net income increased by 19.08% from $4,396,829 for the year ended December 31, 2008 to $5,235,727 for the year ended December 31, 2009. This increase in net income was due to an increase of sales to hospitals and medical institutions.

Retail net income increased by 80.9% from $599,589 for the year ended December 31, 2008 to $1,084,679 for the year ended December 31, 2009.  The increase of retail net income was due to the opening of seven new drugstores and an increase of sales of our existing drugstores.

Unallocated net income was $930,279 for the year ended December 31, 2008, and $1,195,417 for the year ended December 31, 2009.   In the above table, “unallocated” net income consists of the 20% non-controlling interest (which is deducted from net income), legal and auditing expenses of our parent corporation (which was not allocated), and losses from discontinued operations.

LIQUIDITY

Cash Flows for Six Months Ended June 30, 2010

Net cash flow used in operating activities was $909,027 for the six month period ended June 30, 2010, as compared to net cash flow provided by operating activities in the amount of $1,067,956 for the six month period ended June 30, 2009.  The decrease in net cash provided by operating activities was primarily attributable to payments which amounted to $1,670,855 for additional purchases of pharmaceuticals, mainly to build up our inventory for the opening of additional drugstores and also for expansion of our wholesale operations.  In addition, we agreed to accept notes instead of cash from certain customers, for the six month period ended June 30, 2010, which also contributed to a decrease in net cash flow used in operating activities.

                Net cash flow provided by investing activities was $88,898 during the six months ended June 30, 2010, as compared to cash outflow of $275,529 for the same period in 2009.  For the six months ended March 31, 2010, the net cash flow provided by investing activities increased mainly due to increased expenses related to leasing additional facilities and equipment purchases required in order to open our new retail drugstores.

  Net cash flow provided by financing activities increased from $256,843 for the six months ended June 30, 2009 to $2,043,261 for the six months ended June 30, 2010.  The increase was mainly due to an increase of cash from financing activities of proceeds for shares issued by $1,178,100 and receipt of loans from non-related parties in the amount of $3,010,741.

Cash Flows for the Year Ended December 31, 2009

Net cash flow provided by operating activities was $4.2 million for the year ended December 31, 2009, as compared to $5.9 million for the year ended December 31, 2008.  The decrease in net cash flow provided by operating activities was mainly due to increased credit sales from retail stores for medical care instead of cash payment.  For the year ended December 31, 2009, cash flow provided by operating activities was primarily attributable to net income and an increase in accrued expenses offset by increases in accounts receivable and other receivables.  For the year ended December 31, 2008, the net cash flows provided by operating activities was attributable to a decrease in accounts receivable of $954,908, an increase in advances to suppliers of $53,084, an increase in notes receivable of $1.3 million, an increase in inventory of $1.1 million, a decrease in accounts payable of $2.2 million, an increase in advances from customers of $1.8 million, and an increase in taxes of $0.9 million.

The Company incurred cash outflows of $3.0 million from investing activities during the year ended December 31, 2009, as compared to cash outflows of $6.7 million for the same period in 2008.  The significant decrease in cash outflows was mainly attributable to the purchase of fixed assets and increase in the amounts due from related parties.  The cash outflows of $6.7 million in investing activities during the year ended December 31, 2008 was mainly attributable to remodeling and construction expenses.  In conjunction with the 2008 Olympics, certain governmental policies were enacted in an effort to make the commercial areas of Beijing more environmentally friendly and improve the appearance and function of retail stores.  We renovated our offices and retail drugstores to comply with these governmental policies in 2008.  We also remodeled some of our stores to sublet to other tenants to bring in extra income.  We also invested in the development of ERP software to link sales to our accounting and finance department in 2008.

Net cash flows provided by financing activities was $201,153 for the year ended December 31, 2008 compared to net cash flows used in financing activities of $367,325 for the year ended December 31, 2009.  The decrease was mainly attributable to a decrease in financing activities which resulted from a payment of loan in 2009 as compared to 2008.

CAPITAL RESOURCES

At June 30, 2010, we had cash and cash equivalents of $3,041,208, other current assets of $35,796,034 and current liabilities of $16,465,220.  We presently finance our operations primarily out of cash flow from operations, and we anticipate that this will continue to be our primary source of funds to finance our short-term cash needs.  We expect to generate positive operating cash flow for the remainder of 2010.

In the first half of 2010 we have thus far opened 10 retail drugstores, and we expect to open additional stores for the remainder of 2010 through 2012. We plan to open an additional eight retail drug stores in 2010, including three retail stores in Changchun city, three retail stores in Baishan city and two retail stores in Tianjin city, with a total capital expenditure budget of approximately $1.2 million.  We plan to open a total of 70 retail drugstores in 2011, including 45 retail stores in Changchun city, 20 retail stores in Baishan city and 5 retail stores in Tianjin city, with a total capital expenditure budget of approximately $5.5 million.  In 2012, we plan to open a total of 75 retail drugstores, including 60 retail stores in Changchun city, 10 retail stores in Baishan city and 5 retail stores in Tianjin city, with a capital expenditure budget of approximately $6.5 million.

In the future we expect to finance our operations and capital investments out of cash flow from operations.  However, if we experience a change in business conditions or other unanticipated developments, we may require additional cash resources. We may also need additional cash recourses in the future if we pursue other opportunities for investment, acquisition, or strategic cooperation.  If we determine that our cash requirements exceed the amounts of cash on hand, we may rely on proceeds from the financing for additional working capital to complete these projects.   We may seek to issue debt or equity securities or obtain short-term or long-term bank financing.  Any issuance of equity securities could cause dilution of our stockholders’ interests.  However, at this time, other than the above we are not aware of any known demands, commitments, events, or uncertainties that will or may be reasonably likely to result in material changes in our liquidity.

CONTRACTUAL OBLIGATIONS AND OFF BALANCE-SHEET ARRANGEMENTS

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing or hedging services with us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Derivative Financial Instruments.   We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At December 31, 2009, we had approximately $1,805,271 in cash and cash equivalents. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rate. We use the United States Dollar (“U.S. Dollars”) for financial reporting purposes but all of our sales and inputs are transacted in Renminbi (“RMB”). As a result, changes in the relative values of U.S. Dollars and RMB affect our reported levels of revenues and profitability as the results are translated into U.S. Dollars for reporting purposes. However, since we conduct our sales and purchase inputs in RMB, fluctuations in exchange rates are not expected to significantly affect our financial stability, or gross and net profit margins. We do not currently expect to incur significant foreign exchange gains or losses, or gains or losses associated with any foreign operations.  During the years ended December 31, 2009 and 2008, we recorded net foreign currency gains of $123,209 and $824,961, respectively. During the three months ended March 31, 2010, we recorded a net foreign currency gain of $288 compared to a net foreign currency loss of $23,677 for the same period in 2009.

LEGAL PROCEEDINGS

Although China Yongxin is a party in the litigation matters described below, all of these legal proceedings relate to the Company’s predecessor company, Digital Learning Management Corporation and its activities prior to the Reverse Acquisition Transaction, and they are not related to China Yongxin’s current business:

On or about October 17, 2008, in the legal proceeding titled Craig Nagasugi v. Digital Learning Management Corporation, et al .,  a former officer initiated an action in Los Angeles Superior Court, Central District, against Digital Learning Management Corporation alleging claims for damages related to an alleged employment agreement.  On December 29, 2008, the Company filed an Answer to the Complaint.   The matter went to trial on or about November 2, 2009 and concluded as of November 9, 2009.  The case resulted in a judgment against the Company for $641,018.  The court entered a revised judgment in the amount of $746,487.37 against the Company on April 20, 2010 to reflect attorney fees.  As of the date of this filing, the judgment has not been paid.  Presently the Company’s parent corporation holds insufficient funds to pay the judgment.

Under Allaudin Jinnah v. China Yongxin Pharmaceuticals Inc., filed in Los Angeles Superior Court, Central District, on or about June 27, 2008, the Company defended itself against claims for open account and intentional misrepresentation.  Prior to the Reverse Acquisition, Plaintiff was an officer of the Company and claimed that the Company breached an employment agreement concerning compensation and that the Company, alleging Umesh Patel and Ning Liu committed fraud by making misrepresentations concerning stock that they promised to give to Plaintiff to settle his claims.  The Plaintiff sought past due attorneys’ fees for services rendered in the amount of $193,100.  The Plaintiff also sought 67,000 shares (pre-Reverse Split) of the Company’s common stock.  The Plaintiff filed a motion to enforce the Company’s settlement to receive up to a $50,000 judgment and 200,000 to 400,000 shares (pre-Reverse Split) of the Company’s common stock.  At the hearing to enforce the settlement, the court entered judgment against the Company for $50,000 plus 200,000 shares (pre-Reverse Split) of the Company’s common stock.  The court ordered the Company to issue an additional 200,000 shares (pre-Reverse Split) of the Company’s common stock as collateral for the $50,000.  The said judgment was paid and satisfied in full by the Company in February 2010.

The Company was also involved in a legal proceeding named Wells Fargo Bank. N.A.. v. Software Education for America Inc. filed in Orange County Superior Court on or about November 9, 2004.   Wells Fargo brought an action to collect on a promissory note issued by Software Education and guaranteed by Mr. Koosed.   Mr. Koosed then brought a cross-complaint against Digital Learning Corporation (the Company as it was named prior to the Reverse Acquisition) on the grounds that Digital Learning Corporation promised to indemnify him for his guaranty.  A stipulated judgment was entered against Digital Learning Corporation.  Mr. Koosed then amended the judgment to name the Company as the successor-in-interest to Digital Learning Corporation.  The Cross-Complainant, Mr. Koosed, sought to amend a $219,000 judgment he obtained to include a subsidiary of the predecessor-in-interest of the Company, which was not named or a participant in such lawsuit.  On May 8, 2009, the Orange County Superior Court rendered a decision to enter a judgment of $219,000 against the Company.  This judgment was satisfied in full by the Company in February 2010.

Under Adnan Mann v. China Yongxin Pharmaceuticals Inc. , on or about March 10, 2009, a former employee filed claims for unpaid wages and penalties under the California Labor Code and applicable Industrial Wage Orders.  On July 10, 2009, the Company filed an Answer to the Complaint denying liability.  The Company and the former employee entered into a stipulation on May 10, 2010 in the amount of $241,733.28.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in the City of Industry, California in the United States at 927 Canada Court, City of Industry, CA 91748.  We also lease office space in the in the Jilin Province under a lease that expires on June 30, 2020.

We currently operate one national distribution center located in Changchun that provides us with 43,000 square meters of storage space.  We lease our distribution center under a long-term lease agreement that expires in 2020 and do not anticipate any material difficulties in renewing our lease upon its expiration.

Currently, all of our retail drugstores are located in the PRC.  With exception of one store location which is under a long-term lease, we lease all of our other store locations from various third-parties under short to medium-term leases with terms ranging from month-to-month up to 5 years, renewable upon expiration.  As of December 31, 2009, we leased an aggregate of 13,192 square meters of retail space.  We must negotiate with the landlords to extend our leases or enter into new leases upon their expiration, at which time the landlords may request a rent increase. Under applicable PRC law, we have priority over other potential lessees with respect to the leased store space on the same terms. Our retail stores are relatively small in size and are generally easily movable to new locations.  We do not expect our drugstore operations to be adversely affected by any non-renewal of our leases.

MANAGEMENT

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Effective Date of Appointment
Yongxin Liu	41	Chairman of the Board and Chief Executive Officer	November 16, 2007
Harry Zhang (1)	46	Chief Financial Officer and Director	December 4, 2009 (CFO); November 8, 2009 (Director)
Ning Liu (2)	47	President, Chief Operating Officer and Director	November 16, 2007
Hal Lieberman	61	Director	March 3, 2010
Laura Philips	52	Director	March 3, 2010
Jingang Wang	41	Director	March 3, 2010
Bing Li	43	Director	March 3, 2010

(1)	Mr. Zhang is employed as Chief Financial Officer on a part-time basis, and devotes approximately 50% of his work time to his duties as CFO of the Company.

(2)	Mr. Liu is employed as Chief Operating Officer on a part-time basis, and devotes approximately 30% of his work time to his duties as COO of the Company.

Each director will hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified.

Business Experience

The following is a summary of the educational background and business experience during the past five years of each of the Company’s directors and executive officers.  The following information includes the person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Yongxin Liu is our Chief Executive Officer and Chairman of the board, and has been the Chairman of Changchun Yongxin Dirui Medical Co., Ltd. (“Yongxin”) since 2003 and Jilin Province Yongxin Chain Drugstore Co., Ltd. (“Yongxin Drugstore”) since 2001.  From August 1998 to 2003, Mr. Liu served as the General Manager of Yongxin Drugstore.  From 1984 to June 2006, Mr. Liu was employed by Changchun Medical Materials Marketing Co., Ltd. (“Changchun Medical”), serving as the Assistant Manager of Business and Vice-manager.  From July 1991 to July 1994, Mr. Liu studied at Northeast Normal University, majoring in Management.  In August 2004, he received an MBA from Beijing University. As the founder of Yongxin and the Company’s current CEO, Mr. Yongxin Liu brings extensive experience in the development, growth and management of pharmaceutical businesses to the board of directors.

Ning Liu is our President, Chief Operating Officer, and a director on our board of directors. Mr. Liu also has been the president of Succeed Group Inc., a media company, since 2003.  Prior to his service at Succeed Group, Inc., Mr. Liu was the president of Super Nu-Life Products Inc., a nutraceuticals manufacturer from 1994 to 2003.  From 1992 to 1994, Mr. Liu was the president of Goldenrise Development Inc.  Additionally, from 1986 to 2002, Mr. Liu served as president of Accords System Inc.  Mr. Liu is active in founding, organizing and managing a number of foreign investment projects to China, and he counsels China companies in doing business in the United States, and in mergers with public companies in the United States.  Mr. Liu graduated from Beijing University with a Masters of Arts degree in 1985.  Mr. Ning Liu’s breadth of experience in foreign investment projects in China and his many years of business experience in the United States are invaluable to the board of directors.

Harry Zhang is our Chief Financial Officer and member of our Board of Directors.Mr. Zhang served as the chief financial officer and vice president of Surplus Elegant Investment Ltd. from August 2008 to November 2009.  From September 2005 to August 2006, Mr. Zhang served as the Chief Financial Officer of AXM Pharma, Inc.  From March 2004 to September 2005, Mr. Zhang served as the Chief Accounting Officer for AXM (Shenyang) Pharma, Inc. based in China, a subsidiary of AXM Pharma, Inc.  Mr. Zhang worked as an auditor at Deloitte Touche Tohmatsu from May 1995 to March 2004.  Mr. Zhang worked at the Beijing Municipal Audit Bureau from 1988 to 1995.  Mr. Zhang earned his Bachelor’s degree from Nanjing Agricultural University in 1988 and received his Master of Business Administration degree from University of Northern Virginia in June 2007.  Mr. Zhang is also a certified public accountant in China. Mr. Zhang’s education and background in accounting and finance coupled with his many years of experience working at a Big Four accounting firm will help the Company’s U.S. compliance and the listing process.

Hal Lieberman is a director on our board, and also serves as the president and chief executive officer of HemoTherapeutics, Inc., and has held such position from 2006 to the present.  From 1998 to 2006, Mr. Lieberman acted as a consultant, provided interim management and served on the boards of a variety of health care and medical device companies. From 1988 to 1998, Mr. Lieberman served as the president and chief executive officer of HemaCare Corporation.  Mr. Lieberman acted as the vice president for MEDIQ Imaging Services from 1981 to 1988. Mr. Lieberman earned his Master’s degree in Health Care Administration from The George Washington University. Mr. Lieberman is a member of American College of Health Care Administrators and Southern California Biomedical Council and has been a longstanding member since 1976 and 1998, respectively.  Mr. Lieberman was also a member of The Entrepreneurship Institute from 1992 to 1998 and served as an advisor to U.S. Defense Advanced Research Projects Agency (DARPA) from 1992 to 1998.  Mr. Lieberman’s vast business health care experience in the United States can help the Company develop and mature in many ways, including helping the Company understand and adapt to the U.S. regulatory environment and stock market.  Mr. Lieberman’s experience includes directorships in several other companies.

Laura Philips is a director on our board, and also serves on the Boards of Directors of Delcath Systems, Inc, Wellgen Inc., and the Boyce Thompson Institute.  From 2003 to 2006, she was Chief Operating Officer and Acting Chief Financial Officer of NexGenix Pharmaceuticals.  From 2002 to 2003, she was Vice President, Program Management for the AMDeC Foundation. Dr. Philips worked at Corning Incorporated from 1997 to 2002, where she held several positions including Program Director of the Fuel Cells Division.  From 1994 to 1996 Dr. Philips held various government positions in Washington, D.C., most recently in a Presidential appointment as Senior Policy Advisor to Secretary of Commerce Ronald Brown. Dr. Philips was on the faculty of Cornell University in the Department of Chemistry from 1987 to 1994 and was an NIH Post-Doctoral Fellow at the University of Chicago.  She received a B.A. in Chemistry from Williams College, a Ph.D. in Physical Chemistry from the University of California Berkeley and an MBA with Distinction from Cornell University’s Johnson School of Management. Ms. Philips is very experienced in the management, operation and development of U.S. companies and has held various government positions.  Her diverse background and knowledge of finance, management and government relations accumulated from decades of business experience is an invaluable asset to the board of directors.

Jingang Wang is a director on our board, and also serves as the executive director for CoSci Med-Tech Co., Ltd., and has held such position since May 2003 to the present.  From June 2002 to May 2003, Mr. Wang worked as the executive director in Beijing Lingtainbicheng Medicine Technology Co., Ltd.  Mr. Wang served as the deputy general manager and assistant general manager of Mudanjiang Lingtai Pharmaceuticals Co., Ltd from October 1998 to June 2002.  Mr. Wang acted as the deputy chief in Mudanjiang’s Food and Drugs Administration from August 1990 to October 1998.  Mr. Wang was an assistant engineer in Mudanjiang No. 3 Pharmaceutical Factory from September 1998 to August 1990.  Mr. Wang received his Bachelor’s degree in Medical Research and Development from Heilongjian Chinese Medical University in 1998. Mr. Wang’s comprehensive knowledge and his many years of working experience in the pharmaceutical industry in China are invaluable to the board of directors.

Bing Li is a director on our board, and also serves as the general manager of Jilin Province Fire Fighting Engineering Co., Ltd., the general manager of Jilin Province Yinjian Small & Medium Enterprises Credit Guaranty Co., Ltd., the vice-chairman of the board of directors of Changchun JLU Technology Park Construction and Development Co., Ltd, the deputy managing director of Jilin Province Intelligentization Committee, and the general manager of Beijing Kunshanjinhai Film & TV Cultural Investment Co., Ltd, and has held such positions from 1999 to the present.  From March 1990 to June 1990, Mr. Li served as the manager of Export Department of Jilin Provincial Forestry Import & Export Company.  From August 1988 to March 1990, Mr. Li worked on various foreign affairs for Jilin Provincial Forestry Department.  Mr. Li received his Bachelor’s degree in English from Changchun University in 1988. Mr. Li’s diverse background and relationships with the local government and other key players in the Jilin province are invaluable to the board of directors.

Family Relationships and Interlocking Executive and Director Positions

Yongxin Liu and Yongkui Liu are brothers.  Additionally, Yongkui Liu, one of our Vice Presidents, is the spouse of Yongmei Wang, who is also one of our Vice Presidents.

Involvement in Certain Legal Proceedings

During the past ten years none of our current directors or executive officers was involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulations S-K.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all section 16(a) reports they file.  Based solely on our review of the Section 16 filings furnished to us, Yongkui Liu and Yongxin Liu filed delinquent Form 4 reports on January 5, 2010 for transactions that occurred on December 16, 2009, Yongxin Liu, Yongkui Liu, Misala Holdings Inc., Boom Day Investments Ltd. and Yongmei Wang filed delinquent Form 3 reports on March 12, 2010 for transactions that occurred on November 16, 2007, and Ning Liu filed a delinquent Form 3 report on March 11, 2010 for a transaction that occurred on November 16, 2007.

Code of Ethics

We adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  A copy of our Code of Conduct may be obtained by written request to the Company at its principal place of business at 927 Canada Court, City of Industry, California 91748.

Director Independence

Based upon information submitted to the board by Mr. Hal Lieberman, Dr. Laura Philips, Mr. Jingang Wang and Mr. Bing Li, the board of Directors has determined that each of these individuals are “independent” under the listing standards of the NASDAQ Stock Market.  None of the four appointees has participated in the preparation of the Company’s financial statements or any current subsidiary at any time during the past three years and each of them are able to read and understand fundamental financial statements.

Audit Committee

The board of directors adopted and approved a charter for the Audit Committee on March 3, 2010.  Currently, three directors comprise the Audit Committee: Hal Lieberman, Jingang Wang and Laura Philips.  Mr. Lieberman serves as Chairman of the Audit Committee. The members of the Audit Committee are currently “independent directors” as that term is defined under the listing standards of the NASDAQ Stock Market.  Mr. Lieberman also qualifies as an “audit committee financial expert” as defined by the rules of the SEC.  Mr. Hal Lieberman has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and experience.

Our Audit Committee is responsible, in accordance with the Audit Committee charter, recommending our independent auditors, and overseeing our audit activities and certain financial matters to protect against improper and unsound practices and to furnish adequate protection to all assets and records.

Our Audit Committee pre-approves all audit and non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.

Compensation Committee

The board of directors adopted and approved a charter for the Compensation Committee on March 3, 2010.  The Compensation Committee currently consists of Jingang Wang, Bing Li and Laura Philips. Mr. Wang serves as Chairman of the Compensation Committee. The members of the Compensation Committee are currently “independent directors” under the listing standards of the NASDAQ Stock Market.

In accordance with the Compensation Committee’s charter, the Compensation Committee is responsible for overseeing and, and as appropriate, making recommendations to the board regarding the annual salaries and other compensation of the Company’s executive officers and general employees and other polices, providing assistance and recommendations with respect to the compensation policies and practices of the Company.

Nominating Committee

The board of directors adopted and approved a charter for the Nominating Committee on March 3, 2010.  The Nominating Committee currently consists of Bing Li, Jingang Wang and Hal Lieberman.  Mr. Li serves as the Chairman of the Nominating Committee.  The members of the Nominating Committee are currently “independent directors” under the listing standards of the NASDAQ Stock Market.

In accordance with the Nominating Committee’s charter, the Nominating Committee is responsible for proposing to the board a slate of nominees for election by the stockholders at the Annual Meeting of Stockholders, to periodically review and develop criteria for selection of new directors and nominees for vacancies on the board, to review the desired experience and qualities to assure appropriate board composition, and to recommend to the board qualified director candidates.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

 We operate in a highly competitive industry. The key objectives of our executive compensation policies are to:

●	attract, motivate and retain executives who drive our success and industry leadership; and

●	provide each executive with a base salary and bonus on the market value of that role, and the individual’s demonstrated ability to perform that role.

The compensation to executive officers only contained base salary and bonuses for 2008 and only base salary for 2009. We recently formed a compensation committee. It is considering establishing criteria for calculating and paying performance based bonuses to our executive officers.

In June 2010, the board of directors adopted an equity incentive plan, referred to as the 2010 Equity Incentive Plan, as amended (“Option Plan”), amended in July 2010, under which up to 250,000 shares of common stock are available for grant under awards to officers, directors, employees, consultants or advisors.  The Option Plan is subject to ratification by the stockholders of the Company.

What Our Compensation Policies Are Designed to Reward

Our compensation policies are designed to reward each executive officer’s contribution to the advancement of our overall performance and execution of our goals, ideas and objectives.  It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions.  This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests.

Determining Executive Compensation

Our compensation committee will review and approve the compensation program for executive officers annually after the close of each year. Reviewing the compensation program at such time will allow the compensation committee to consider the overall performance of the past year and the financial and operating plans for the upcoming year in determining the compensation program for the upcoming year.

Our compensation policies only contained base annual salary and bonus in 2008 and only base annual salary in 2009.

A named executive officer’s base salary is determined by an assessment of his sustained performance against individual job responsibilities, including, where appropriate, the impact of his performance on our business results, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement.  The compensation committee will annually review market compensation levels with comparable jobs in the industry to determine whether the total compensation for our officers remains in the targeted median pay range.

None of our executive officers had annual compensation in excess of $100,000 for 2008 and 2009.

Role of Executive Officers in Determining Executive Compensation

The compensation committee will determine the compensation for the chief executive officer, which will be based on various factors, such as level of responsibility and contributions to our performance. The chief executive officer will recommend the compensation for our executive officers (other than the compensation of the chief executive officer) to the compensation committee. The compensation committee will review the recommendations made by the chief executive officer and determine the compensation of the chief executive officer and the other executive officers.

Employment Agreements

We do not currently have an employment agreement with any of our executive officers.  Mr. Harry Zhang, serving as our Chief Financial Officer and a director, is considered a part-time employee and devotes approximately half of his work time to our Company.  Mr. Samuel Liu, serving as our Chief Operating Officer and a director, is also considered a part-time employee and devotes approximately 30% of his work time to our Company.

Summary Compensation Table

        The following table sets forth information concerning the compensation for the fiscal years ended December 31, 2009 and 2008 of the principal executive officer, principal financial officer, in addition to our two most highly compensated officers whose annual compensation exceeded $100,000, if any, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Yongxin Liu,	2009	$87,976	$0	$87,976
Chief Executive Officer and Chairman of the Board (1)	2008	$82,392	$5,633	$88,025

Yongkui Liu,	2009	$70,381	$0	$70,381
Vice President and Former Chief Financial Officer and Director (2)	2008	$64,787	$5,633	$70,420

Harry Zhang	2009	$—	$—	$—
Chief Financial Officer and Director (3)	2008	$—	$—	$—

(1)
Mr. Yongxin Liu was appointed as our Chief Executive Officer and Chairman of the Board in connection with the Reverse Acquisition Transaction which closed on November 16, 2007.  Mr. Yongxin Liu’s compensation as reported is based on interbank exchange rate of RMB 6.84 to US$1.00 on December 31, 2009.

(2)
Mr. Yongkui Liu formerly served as our Chief Financial Officer until December 4. 2009 and as a director until March 3, 2010. He now serves as a Vice President. Mr. Yongkui Liu’s compensation as reported is based on interbank exchange rate of RMB 6.84 to US$1.00 on December 31, 2009.

(3)	Mr. Harry Zhang was appointed as our Chief Financial Officer effective December 4, 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

We had no outstanding equity awards as of December 31, 2009.

Option Exercises and Stock Vested in Fiscal 2009

We had no option exercises or stock vested during the year ended December 31, 2009.

Pension Benefits

We had no pension benefit plans in effect as of December 31, 2009.

Nonqualified defined contribution and other nonqualified deferred compensation plans

We had no nonqualified defined contribution or other nonqualified deferred compensation plans in effect as of December 31, 2009.

2010 Equity Incentive Plan

On June 28, 2010, the board of directors adopted the China Yongxin Pharmaceuticals Inc. 2010 Equity Incentive Plan (the “Plan”), which was amended in July 2010.  Under the Plan, the Company is authorized to issue up to 250,000 shares of common stock as awards over the term of the Plan, subject to adjustment to reflect stock splits, reorganizations and other changes in corporate structure affecting the common stock.  The Company also is authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, restricted stock and other stock or cash awards to eligible directors, officers and employees of, and consultants and advisors to, the Company or subsidiary of the Company. The Plan is initially administered by the Company’s board of directors (the “Board”). The Board determines which employees, directors, officers, consultants and advisors will participate in the Plan, as well as the terms of award grants.

Stock options granted under the Plan may not be exercisable more than 10 years after the date such option is granted. Awards under the Plan may be conditioned on continued employment or the passage of time. Vesting requirements are determined by the Board, provided, however, that stock options shall vest and become exercisable as to one-twelfth (1/12th) of the total number of shares subject to the option every three months following the date of grant.

The Plan provides that in the event of the Company’s change in control, each outstanding award will be assumed or an equivalent option or right will be substituted by the successor corporation or a parent of subsidiary of the successor corporation.  Irrespective of whether each award is assumed or replaced in a change of control, each award which is at the time outstanding under the Plan will automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights, for all of the shares at the time represented by such award, provided that the award holder’s continuous employment or service with the Company has not terminated prior to such date.

The Plan provides that in the event a participant in the Plan terminates service with the Company for any reason other than death, disability, normal or early retirement or good reason, any options which have become exercisable prior to the time of termination will remain exercisable for the lesser of 90 days from the date of termination or the balance of the option’s term, whichever period is shorter.  If termination was caused by death, any options which have become exercisable prior to the time of termination will remain exercisable for 12 months from the date of termination or until the expiration of the term of the option, whichever period is shorter. If termination was caused by disability, any options which have become exercisable prior to the time of termination will remain exercisable for 90 days from the date of termination, provided, however, that, if the optionee dies within such ninety (90) day period, any unexercised option will remain exercisable for 12 months from the date of termination, or for the term of the option, whichever period is shorter. In no event may a participant exercise the option after the expiration date of the option.

Employment Agreements

We had no written employment agreements with any of our executive officers as of December 31, 2009.

Director Compensation

For the year ended December 31, 2009, none of the members of our Board of Directors received compensation for his or her service as a director.  Effective March 3, 2010, Hal Lieberman, Laura Philips, Jingang Wang and Bing Li have each executed and delivered a director offer letter evidencing their agreements with the Company regarding their director compensation.  Under the agreements, Ms. Philips, Mr. Wang and Mr. Li shall be entitled to annual compensation of $20,000 and are eligible to receive either restricted stock or a stock option award for the purchase of up to 16,667 shares of the Company’s common stock through the Company’s incentive stock option plan.  Mr. Hal Lieberman, who will not only serve as a director, but also as Audit Committee Chairman, is entitled to annual compensation of $30,000 and is eligible to receive a stock option award for the purchase of up to 16,667 shares of the Company’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 1, 2010 for each of our directors and officers; all directors and officers as a group; and each person known by us to beneficially own five percent or more of our common stock.

Beneficial ownership is determined in accordance with SEC rules.  Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name.   Unless otherwise indicated, the address of each stockholder listed in the table is c/o China Yongxin Pharmaceuticals Inc., 927 Canada Court, City of Industry, CA 91748.

Name and Address of Beneficial Owner	Title	Number of Shares Beneficially Owned		Percent of Class*

Directors and Executive Officers

Yongxin Liu	Chief Executive Officer and Chairman of the Board	1,550,001	(1)	22.6%

Ning Liu (2)	President, Chief Operating Officer and Director	—		—

Harry Zhang	Chief Financial Officer	—		—

Hal Lieberman	Director	—		—

Laura Philips	Director	8,334	(3)	**

Jingang Wang	Director	—		—

Bing Li	Director	—		—

Officers and Directors as a Group (total of 7 persons)		1,558,334		22.7%

5% Holders
Accord Success Ltd., BVI		450,000	(4)	8.5%

Boom Day Investments, Ltd., BVI		1,450,002	(5)	21.5%

Yongkui Liu		1,550,002	(6)	22.6%

Yongmei Wang		1,550,002	(6)	22.6%

Misala Holdings Inc., BVI		1,550,001	(1)	22.6%

*	Applicable percentage ownership is based on 5,295,047 shares of common stock issued and outstanding as of June 1, 2010.

**	Less than 1%.

(1)
These shares are held directly by Misala Holdings Inc., a British Virgin Islands corporation (“Misala Holdings”).  Yongxin Liu is a director of Misala Holdings, and in such capacity, Yongxin Liu may be deemed to have voting and investment control over the shares held directly by Misala Holdings.  Yongxin Liu is also a beneficiary of Misala Holdings.  Pursuant to a certain Call Option Agreement dated May 17, 2010 (“Call Option Agreement”), Yongxin Liu has the right to acquire 100% of the issued and outstanding capital stock of Misala Holdings from a shareholder who owns the shares of capital stock of Misala Holdings, subject to a vesting period of three years.  1,000,000 of the 1,550,001 shares of common stock shown above resulted from the conversion of 2,000,000 shares of Series A Convertible Preferred Stock, upon the Company meeting certain required net income amounts for conversion for the fiscal years ending 2007 and 2008. 500,000 of the 1,550,0001 shares of common stock shown above may be acquired by Misala Holdings by converting its remaining 1,000,000 shares of Series A Convertible Preferred Stock into common stock pursuant to the Certificate of Incorporation.  Please see “Description of Securities” for discussion regarding voting rights.  The mailing address for this entity is 225 South Lake Avenue 9th Floor, Pasadena, CA 91101.

(2)	Mr. Ning Liu’s address is 22128 Steeplechase Lane, Diamond Bar, CA 91765.

(3)	Ms. Laura Philip’s address is 330 E. 38 th Street, Apt 48J, New York, NY 10016.

(4)	Mr. Tao Wang has voting and investment control over the shares owned by this entity. The mailing address for this entity is 1142 S. Diamond Bar Boulevard, Suite 815, Diamond Bar, CA 91765.

(5)
These shares are held directly by Boom Day Investments Ltd., a British Virgin Islands corporation (“Boom Day Investments”).  Yongkui Liu is a director of Boom Day Investments, and in such capacity, Yongkui Liu may be deemed to have voting and investment control over the shares held directly by Boom Day Investments.  Yongkui Liu is also a beneficiary of Boom Day Investments.  Pursuant to a certain Call Option Agreement dated May 17, 2010 (“Call Option Agreement”), Yongkui Liu has the right to acquire 100% of the issued and outstanding capital stock of Boom Day Investments from a shareholder who owns the shares of capital stock of Boom Day Investments, subject to a vesting period of three years. Includes 450,000 shares of common stock held by Boom Day Investments, and approximately 666,667 (post 1-for 12 reverse split) shares of common stock converted from 1,333,333 shares of Series A Convertible Preferred Stock, which were each convertible into 6 shares of common stock, upon the Company meeting certain required net income amounts for conversion for the fiscal years ending 2007 and 2008, held by Boom Day Investments. 333,334 of the 1,550,002 shares of common stock shown above may be acquired by Boom Day Investments by converting its remaining 666,667 shares of Series A Convertible Preferred Stock into common stock pursuant to the Certificate of Incorporation.  Please see section entitled “Description of Securities” for discussion regarding voting rights. The mailing address for this entity is 225 South Lake Avenue 9 th Floor, Pasadena, CA 91101.

(6)
Includes 1,450,002 shares held directly by Boom Day Investments, over which Mr. Yongkui Liu, a director and beneficiary of Boom Day Investments, may be deemed to have voting and investment control. Also includes 100,000 shares of common stock held by Perfect Sum Investment Ltd., a British Virgin Islands corporation (“Perfect Sum”).  Ms. Yongmei Wang is the director of Perfect Sum, and in such capacity, Yongmei Wang may be deemed to have voting and investment control over the shares held directly by Perfect Sum.  Ms. Wang is the spouse of Mr. Yongkui Liu.  Mr. Yongkui Liu is a Vice President of the Company.  The mailing address for Boom Day Investments and Perfect Sum is 225 South Lake Avenue 9 th Floor, Pasadena, CA 91101.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Changchun Yongxin Dirui Medical Co., Ltd.

Changchun Yongxin Dirui Medical Co., Ltd. (“ Yongxin”) and all of the shareholders of Yongxin entered into an amended acquisition agreement with the Company on June 15, 2007.  On November 16, 2007, Yongxin and the Company closed on the reverse acquisition under the agreement. In accordance with the agreement, the Company issued newly issued common stock and 5,000,000 shares of Series A Preferred Stock to the Yongxin shareholders or their designees, representing, immediately following closing, 70% of the total issued and outstanding shares of common stock of the Company, and acquired 80% of the shares of Yongxin. Yongxin is our 80%-owned subsidiary and has interlocking executive and director positions with us.  Mr. Yongxin Liu, the Chairman and Chief Executive Officer of the Company, is also the President of Yongxin.  Mr. Yongkui Liu, the Vice President of the Company, is also the Vice President of Yongxin.

Loans from Related Persons

On or around December 1, 2005, Mr. Aurangzeb Bhatti made several unsecured loans to the Company in the aggregate principal amount of US$184,662.  These loans bore no interest, and were due on demand.  Mr. Bhatti is a former Chief Executive Officer of our Company, then named Digital Learning Management Corporation.  On March 27, 2006 the Company announced that Mr. Bhatti had been removed as the President and Chief Executive Officer of the Company, and as chairman of the board of directors.  Mr. Bhatti is no longer an officer or director of the Company.  In the first quarter of 2010, we divested the Digital Learning subsidiaries.  In connection with this divestiture, the purchaser of this business agreed to assume the indebtedness to Mr. Bhatti.   As a result, the loan was assumed by a third party.

On January 25, 2008, Mr. Yongxin Liu, our Chief Executive Officer and Chairman, entered into a loan agreement with Changchun Yongxin Dirui Medical Co., Ltd., or Yongxin, our 80% subsidiary.  Under the agreement, we borrowed up to an aggregate principal amount of RMB 9,000,000 (US $1,320,300).  As of December 31, 2009, no amount of the principal has been repaid.  The term of the loan is three years. The loan matures on January 24, 2011 and bears no interest.  Mr. Yongxin Liu is currently serving as our Chief Executive Officer and is chairman of the board of directors.

As of the date of this prospectus, there was no balance due to the sale of our e-learning business, through which we were able to transfer the liabilities associated with the e-learning business to the buyer, including the loans from these former Company officers.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our certificate of incorporation and our bylaws, all as in currently in effect.  This description is only a summary.  The reader should also refer to the full text of our certificate of incorporation and bylaws that have been provided as exhibits.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 1,666,667 shares of preferred stock, par value $0.001 per share, of which 1,666,667 is designated as Series A Convertible Preferred Stock, par value $0.001 per share. As of June 1, 2010, there were (i) 5,295,047 shares of common stock, and (ii) 1,666,667 shares of Series A Convertible Preferred Stock issued and outstanding.   The Series A Convertible Preferred Stock is convertible at the option of the holder into a total of 833,334 shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  Holders of record of a majority in voting interest of the shares of stock of the Company entitled to be voted, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders of the Corporation or any adjournment of a meeting.  Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Subject to the preferences applicable to our preferred stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available for such dividends.

Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Series A Convertible Preferred Stock

The following is a summary of the material rights, preferences and limitations of the Series A Convertible Preferred Stock as set forth in the Company’s amended and restated Certificate of Incorporation:

Conversion.  The Series A Convertible Preferred Stock is convertible at any time, into up to 833,334 shares of common stock (subject to stock splits, stock dividends, combinations and similar events). In particular, the holder of any share of shares of Series A Convertible Preferred Stock shall have the right, at its option, (i) at any time to convert, each share of Series A Convertible Preferred Stock into 0.5 fully paid and nonassessable shares of Common Stock.  The conversion formula was conditioned on the Corporation earning no less than $5 million dollars of net income in the fiscal year ending December 31, 2009, which condition the Company met based on its audited net income for the fiscal year ended December 31, 2009 of $5,124,989.

Dividends.  No dividends will be paid or declared and set apart for any other class or series of stock during any fiscal year of the Corporation (other than a dividend payable solely in Common Stock) until all dividends declared with respect to the Company’s Preferred Stock have been paid or declared and set apart for payment during the fiscal year.  Thereafter, in the event of the declaration, payment or setting apart for payment of any dividends on the Common Stock of the Company, the holders of the Preferred Stock shall be entitled to receive an equivalent dividend pro rata (on an as converted basis) with the holders of Common Stock.

Voting Rights.  For as long as the Series A Convertible Preferred Stock remains issued and outstanding (e.g., held unconverted by their holders), holders of Series A Preferred Stock are entitled to vote together with the holders of Common Stock as a single class with respect to any and all matters presented to the stockholders of the Company, and each one (1) share of Series A Preferred Stock entitles its holder to twenty-five (25) votes on such matters; in addition, the holders of Series A Preferred Stock must also approve such matters, voting as a separate class.   In addition, the right to these votes will not be affected by any future stock split, reverse stock split, recapitalization or similar event.  These superior voting rights in effect allow the holders of the Series A Convertible Preferred Stock to retain control of the Board of Directors and matters requiring approval of the stockholders of the Company.  As noted previously, our CEO and Vice President are beneficial holders of our Series A Convertible Preferred Stock.   These superior voting rights were implemented out of a belief that it would be in the best interest of the stockholders to stabilize management and the composition of the Board, and to protect against hostile takeover.  In addition it is believed that current management is best qualified and in the best position to implement and pursue the Company’s business plans in China.

The table below describes the relative voting power of the holders of common stock and Series A Convertible Preferred Stock as of June 1, 2010:

Stockholders and Class of Stock Held	TOTAL VOTES (Common Stock or Series A Preferred Shares with 25 times Voting Power)	PERCENTAGE OF TOTAL VOTE
All Directors and Executive Officers (Common Stock)	1,058,334	2.3%
Series A Preferred Stock Stockholders (1,666,667 Shares of Series A Convertible Preferred Stock) (1)	41,666,675	88.7%
All Other Company Stockholders (Common Stock)	4,236,713	9.0%

Total	46,961,722	100.00%

(1)
The aggregate 1,666,667 shares Series A Preferred Stock are held by: (a) Misala Holdings, Inc. (1,000,000 shares), an entity controlled Mr. Yongxin Liu, the Company’s CEO and Chairman; and (b) Boom Day Investments, Ltd. (666,667 shares), an entity controlled by Company Vice President and Director Yongkui Liu.

Mr. Yongxin Liu, who is our Chief Executive Officer and Chairman of the Board of Directors effectively controls 1,000,000 shares of Series A Convertible Preferred Stock and 1,050,001 shares of common stock, which entitle him to 26,050,001 votes, or 55.5% of the total number of votes among common and preferred stock voting together as a single class.

Mr. Yongkui Liu, who is our Vice President and a director on the board of directors, effectively controls 666,667 shares of Series A Convertible Preferred Stock and 1,050,001 shares of common stock, which entitle him to 17,716,676 votes, or 37.7% of the total number of votes among common and preferred stock voting together as a single class.

Holders of the Series A Convertible Preferred Stock presently hold a majority of the voting power of the Company, as indicated in the table above.  These holders include Misala Holdings, Inc. and Boom Day Investments Ltd., which are controlled by the Company’s founders, Yonxin Liu and Yongkui Liu, respectively.  As a result, under the current certificate of incorporation and stockholding structure, these stockholders acting alone possess the ability to vote to approve or disapprove any matter that requires stockholder approval.

Potential Effects of Voting Rights of Preferred Stock.  The superior voting power of the Series A Preferred Stockholders under the Company’s certificate of incorporation could, under certain circumstances, have an anti-takeover effect (for example, by permitting members of the Company’s current management who are currently the only holders of the outstanding Series A Preferred Stock to vote against a change in the composition of the Board or business combination transaction requiring a stockholder vote).  Additionally, the holders of the Series A Convertible Preferred Stock possess a majority vote with respect to any proposal requiring stockholder approval.

Options and Warrants

We have issued and outstanding warrants for the purchase of up to 4,584,723 shares of common stock, with a weighted average exercise price of $4.94.  The common stock underlying these warrants is not being registered under this prospectus and related registration statement.

We have issued and outstanding options for the purchase of up to 50,000 shares of common stock under our 2010 Stock Incentive Plan, with an average exercise price of $4.49 per share.  The common stock underlying these options is not being registered under this prospectus and related registration statement.

UNDERWRITING AND PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated                     , 2010, we have agreed to sell to the underwriter Rodman & Renshaw, LLC, and the underwriter has agreed to purchase, on a firm commitment basis the number of shares offered in this offering set forth below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Shares
Rodman & Renshaw, LLC	[	]

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriter is committed to purchase all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriter purchases any of these securities.  Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to the authorization and the validity of the shares being accepted for listing on The NASDAQ Capital Market and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Other than as underwriter in this offering, neither Rodman & Renshaw LLC nor any of their affiliates have provided services to us or our affiliates in the past.

State Blue Sky Information

We intend to offer and sell the shares offered hereby to retail customers and institutional investors in all 50 states.  However, we will not make any offer of these securities in any jurisdiction where an offer is not permitted.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $____ per share.  The underwriters may allow, and the selected dealers may reallow, a concession not in excess of [____] per share to certain brokers and dealers.  After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters.  These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors.  No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

On October 27, 2010, the closing market price of our common stock as quoted on the OTC Bulletin Board was $2.55 per share.  The public offering price for the shares was determined by negotiation between us and the underwriters.

The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the valuation of our Company based on, among other factors, the offering prices of our recent private offerings;

•	our current financial condition and the prospects for our future cash flows and earnings;

•	the general condition of the economy and the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to our underwriter by us and the proceeds, before expenses, payable to us, assuming a $________ offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Non-accountable expense allowance (2)	$	$	$
Proceeds, before expenses, to us (3)	$	$	$

(1)	Underwriting discount is $________ per share.

(2)	The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriter’s over-allotment option.

(3)	We estimate that the total expenses of this offering, excluding the underwriter’s discount and expense allowance, are approximately $________.

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after the closing date of this offering, to purchase up to 15% of the shares of common stock sold in the offering ([___] additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered.

Lock-up Agreements

Certain significant stockholders such as management and affiliates of the Company are currently subject to lockup agreements pursuant to the Company’s private placement of its equity securities with certain accredited investors pursuant to subscription agreements that closed on January 25, 2010, March 4, 2010 and May 3, 2010 for a total consideration of $1,075,000.  These stockholders have agreed to refrain from selling any securities of the Company from the date of the subscription agreements and for long as any amount is outstanding on the notes issued pursuant to the terms of such private placement.  Also, any subsequent issuance to and/or acquisition by these stockholders of common stock, options or instruments convertible to common stock will be subject to the same lock-up restriction.  Existing stockholders, and the number of shares of capital stock held by them that will be subject to an additional lockup agreement upon the completion of this offering, are as follows:

Name	Number of Common Stock	Number of Shares of Series A Preferred Stock
Misala Holdings Inc.	600,000	1,000,000
Boom Day Investments Ltd.	1,116,668	666,667
Accord Success Ltd.	275,001	—
Perfect Sum Investment Ltd.	100,000	—
Full Spring Group Ltd.	150,000	—
TOTAL:	2,241,669	1,666,667

In addition, all of our officers and directors have agreed that, for a period of six (6) months from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, except securities acquired after the closing of this offering, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan.  It is expressly agreed that the holder is expressly precluded from engaging in any hedging or other transaction with respect to their securities during the lock-up period which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of their securities, even if such securities would be disposed of by someone other than the holder.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any put or call option or other right.  The underwriter representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder.  We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Underwriter’s Warrant

We have agreed to issue to Rodman & Renshaw, LLC a warrant to purchase up to a total of [            ] shares of common stock (5% of the shares of common stock included in the units sold). This warrant is exercisable at $[      ] per share (125% of the price of the units sold in this offering), commencing on a date which is one year from the effective date of the registration statement and expiring (4) four years from the effective date of the registration statement.  The warrant and the [              ] shares of common stock underlying the warrant have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. Rodman & Renshaw, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the date of this prospectus.  Additionally, the warrant may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners.  The warrant grants holder a one time demand registration right, as well as “piggy back” registration rights.  These rights apply to all of the securities directly and indirectly issuable upon exercise of the warrant.  We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrant, other than underwriting commissions incurred and payable by the holders.  The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.  However, the warrant exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the warrant exercise price.

This warrant will be valued based on the underlying shares of common stock obtainable and valuation factors appropriate at the time it is issued.  We currently estimate that value to be approximately $[            ], based on the number of shares of common stock subject to this warrant, a offering price of the shares of $[          ], the resulting exercise prices related to the warrant on the shares of common stock, the four year term of the warrant, a risk-free interest rate of [    ]% currently commensurate with that term, an expected dividend yield of [   ]% and estimated volatility of [     ]%, based on a review of our historical volatility. The initial value of this warrant will be charged to additional paid-in capital as part of this offering costs incurred.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.  No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.  The underwriters have informed us that they do not expect to confirm sales of shares of common stock units by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder. We have also granted Rodman & Renshaw, LLC a right of first refusal to conduct future offerings for us during the 12 months following the date of this prospectus.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities.  As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions, and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position.  The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option.  In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.  The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions.  In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.  If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock.  As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities.  These transactions may occur on the NASDAQ Capital Market, in the over-the-counter market, or on any other trading market.  If any of these transactions are commenced, they may be discontinued without notice at any time.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required.  Accordingly, the shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares to certain institutions or accredited persons in the following countries:

United Kingdom

No offer of shares has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended (“FSMA”), except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (“FSA”). Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of shares has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany

Any offer or solicitation of shares within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG).  The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin).  This prospectus has not been and will not be submitted for approval to the BaFin.  This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the shares to the public in Germany, any public marketing of the shares or any public solicitation for offers to subscribe for or otherwise acquire the shares.  The prospectus and other offering materials relating to the offer of the shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece

This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents.  The shares have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except (i) to “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005); and/or (ii) to less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new shares being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy

This offering of the shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the shares or distribution of copies of this prospectus or any other document relating to the shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus

The Underwriter has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007 (the “IFL”), in relation to the shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus.  Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of in Switzerland.

Norway

This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the shares are marketed and sold in Norway on a private placement basis and under other applicable exceptions from this offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana

The Company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the shares to the public in the Republic of Botswana, and confirms that this offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and shares of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.  For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel

This Prospectus does not constitute an offer to sell the shares to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates

This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.  Management of the Company, and the representatives represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman

For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.
This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriter is not a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation. Any recipient of this memorandum and any purchaser of the shares pursuant to this memorandum shall not market, distribute, resell, or offer to resell the shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Canada

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

●	where required by law, that the purchaser is purchasing as principal and not as agent;

●	the purchaser has reviewed the text above under Resale Restrictions; and

●
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Richardson & Patel LLP in Los Angeles, California.  Sichenzia Ross Friedman Ference LLP has acted as counsel for the underwriters.

EXPERTS

The financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Kabani & Company, Inc., independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such report given the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the information and periodic reporting requirements of the Exchange Act, and, in accordance with the requirements of the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.  These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and internet site of the SEC referred to below.

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock to be sold in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement.  For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.  Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, Washington, DC 20549.  Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

You can find more information about us on our website, which is located at http:// www.yongxinchina.com.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.  Pursuant to the provisions of Section 145, a corporation may indemnify its directors, officers, employees, and agents as follows:

“(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)      A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)      To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)      Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)      Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)       The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)      A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)      For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)       For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)       The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)      The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Charter Provisions and Other Arrangements of the Registrant

We have adopted the following indemnification provisions in Articles VII and VIII of our Amended and Restated Certificate of Incorporation for our officers and directors:

“ARTICLE VII

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest   extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.”

In addition, we adopted the following provisions for the indemnification of directors, officers, employees and agents in Article 7 of our Company’s bylaws:

“SECTION 7.1      Indemnification of Directors and Officers.

         To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the “Delaware Law”), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Section 7.1, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Section 7.1.     The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 7.1 as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7.2      Indemnification of Employees and Agents.

Subject to Section 7.1, the Corporation may, but only to the extent that the Board may (but shall not be obligated to)  authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII as they apply to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7.3      Enforcement of Indemnification.

The rights to indemnification and the advancement of expenses conferred above shall be contract rights.  If a claim under this Article VII is not paid in full by the Corporation within 60 days after written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall either create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim periods.

FINANCIAL STATEMENTS

The Company’s unaudited consolidated financials statements as of June 30, 2010 and 2009, and the Company’s consolidated financial statements as of December 31, 2009 and 2008 commence on the following page.

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009
(UNAUDITED)

	June 30, 2010	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$3,041,208	$1,805,271
Restricted cash	2,613,729	467,369
Accounts receivable, net	12,984,342	12,305,103
Notes receivable	1,969,924	903,867
Other receivable	1,742,052	1,931,084
Advances to suppliers	6,044,292	6,255,874
Prepaid expenses	919,857	534,769
Inventory	9,521,838	7,811,628
Total Current Assets	38,837,242	32,014,966

Property and Equipment, Net	8,390,840	8,753,364

Intangible Assets, Net	936,830	987,332
Total Assets	$48,164,912	$41,755,662

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$4,381,274	$4,151,219
Accrued expenses & other payable	4,122,686	5,170,786
Advances from customers	2,199,780	2,055,602
Taxes payable	1,096,808	1,421,434
Loans from related parties	-	184,662
Short-term loan payable	4,375,214	1,100,884
Deferred income	218,458	419,277
Shares to be issued	71,000	65,000
Liabilities of discontinued operations	-	628,837
Total Current Liabilities	16,465,220	15,197,700

Long Term Loan	-	1,320,300
Convertible Note Payable, Net	183,864	-

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.001 par value; 1,666,667 shares authorized; 1,666,667 shares issued and outstanding as of June 30, 2010 and December 31, 2009	1,667	1,667
Common stock; $0.001 par value; 100,000,000 shares authorized; 5,295,400 shares issued and outstanding as of June 30, 2010 and 4,704,077 shares issued and outstanding as of December 31, 2009	5,295	4,704
Additional paid in capital	4,198,056	1,217,644
Deferred consulting expense - issuance of warrants	-	(4,740)
Prepaid consulting - issuance of shares	(77,588)	(5,000)
Receivable from a related party for issuance of shares	(50,000)	(50,000)
Statutory reserve	2,809,578	2,630,329
Other comprehensive income	1,907,388	1,807,859
Retained earnings	16,610,929	13,920,650
Total	25,405,326	19,523,112
Non-controlling interest	6,110,502	5,714,550
Total Stockholders' Equity	31,515,828	25,237,662
Total Liabilities and Stockholders' Equity	$48,164,912	$41,755,662

The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	For the Three-Month Periods		For the Six-Month Periods
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Net Revenues	$11,156,495	$9,158,497	$21,835,960	$18,343,491
Cost of Goods Sold	(8,336,111)	(6,439,563)	(16,612,472)	(13,393,833)
Gross profit	2,820,385	2,718,935	5,223,489	4,949,659

Operating Expenses:
Selling expenses	964,696	763,290	1,758,819	1,583,452
General and administrative expenses	722,063	1,136,652	1,506,351	1,475,144
Beneficial conversion fee and warrant fee amortization	120,322	-	183,864	-
Total operating expenses	1,807,081	1,899,942	3,449,034	3,058,596

Income From Operations	1,013,303	818,993	1,774,454	1,891,063

Other Income (Expense):
Gain on settlement of debt	-	-	75,000	-
Other income (expense)	36,654	712,343	170,623	773,763
Interest income (expense)	(62,817)	(490)	(113,513)	7,984
Total other income (expense)	(26,163)	711,853	132,110	781,748

Operating Income Continued Operations Before Income Tax and Non-controlling Interest	987,140	1,530,846	1,906,565	2,672,811

Provision for Income Tax	(333,700)	(525,801)	(624,516)	(730,566)

Net Income Before Non-controlling Interest and Discontinued Operations	653,440	1,005,044	1,282,048	1,942,245

Net Income Attributable to Non-controlling Interest	(192,644)	(297,801)	(371,069)	(430,386)

Net Income from Continued Operations	460,796	707,243	910,980	1,511,859

Discontinued Operations
Gain/ (loss) from discontinued operations	-	333,351	10,997	(47,068)
Gain on disposal of subsidiaries	58,754	-	1,948,554	-
Total income (loss) from discontinued operations	58,754	333,351	1,959,551	(47,068)

Net Income Attributable to the Company	519,551	1,040,594	2,870,531	1,464,791

Other Comprehensive Item:
Foreign exchange translation gain (loss)	99,242	(42,017)	99,530	(18,340)

Net Comprehensive Income	$618,793	$998,577	$2,970,061	$1,446,451

Earning/(Loss) Per Share

Basic from continued operations	$0.09	$0.27	$0.18	$0.58
Basic from discontinued operations	$0.01	$0.13	$0.39	$(0.02)
Basic	$0.10	$0.40	$0.57	$0.57

Diluted from continued operations	$0.09	$0.26	$0.18	$0.57
Diluted from discontinued operations	$0.01	$0.12	$0.39	$(0.02)
Diluted	$0.10	$0.38	$0.57	$0.56

Weighted Average Number of Shares Outstanding
Basic	5,210,714	2,595,685	4,981,760	2,591,302
Diluted	5,223,359	2,670,685	4,994,405	2,666,302

The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,870,531	$1,464,791
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Litigation settlement	27,103	-
Beneficial conversion feature & warrant fee amortization	183,864	-
Debt issue costs amortization	29,454	61,750
Depreciation and amortization	361,968	152,845
Amortization of prepaid & deferred consulting cost	9,740	141,565
Non-controlling interest	371,069	430,386
Gain on settlement of debt	(75,000)	-
Gain on sale of subsidiaries	(1,948,554)	-
Shares issued for services	77,917	-
Option compensation	18,680	-
(Increase) / decrease in current assets:
Accounts receivable	(626,136)	(1,048,523)
Notes receivable	(1,057,672)	(229,403)
Other receivable	215,974	(196,580)
Advances to suppliers	236,122	(2,289,358)
Prepaid expenses	(231,809)	99,406
Inventory	(1,670,855)	(69,939)
Increase / (decrease) in current liabilities:
Accounts payable	756,210	1,768,564
Notes payable	351,960	552,449
Accrued expenses and other payable	(393,143)	570,467
Tax payable	(328,982)	706,368
Advances from customers	135,172	(1,007,358)
Deferred income	(202,640)	(86,541)
Total Adjustments	(3,759,558)	(443,904)
Net cash provided by / (used in) operating activities from continuing operations	(889,027)	1,020,887
Net cash provided by / (used in) operating activities of discontinued operations	(20,000)	47,068
Net cash provided by / (used in) operating activities	(909,027)	1,067,955

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to construction in progress	-	(275,529)
Proceeds from sale of property and equipment	88,898	-
Net cash provided by / (used in) investing activities from continuing operations	88,898	(275,529)

CASH FLOWS FROM FINANCING ACTIVITIES
Shares issued for cash	1,178,100	-
Receipt of loans from non-related parties	3,010,741	256,843
Restricted cash	(2,145,580)	-
Net cash provided by financing activities	2,043,261	256,843

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,223,132	1,049,269

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	12,805	8,545

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	1,805,271	609,422

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$3,041,208	$1,620,168

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest	$86,151	$71,126
Income tax	$1,000,853	$19,097

The accompanying notes are an integral part of these unaudited consolidated financial statements

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION

The Company was originally incorporated in Delaware on February 18, 1999 under the name of FreePCSQuote. On December 21, 2006, Changchun Yongxin Dirui Medical Co., Ltd, a Chinese corporation ("Yongxin") and all of the shareholders of Yongxin entered into a reverse acquisition transaction with the Company. On April 12, 2008, we entered into a second amended acquisition agreement with Yongxin, effective November 16, 2007, in which the Company acquired 80% of the equity interest of Yongxin, and the Company issued an aggregate of 21,000,000 shares (pre-Reverse Split) of newly issued common stock and 5,000,000 shares of Series A Convertible Preferred Stock to the original Yongxin shareholders and/or their designees (the “Reverse Acquisition Transaction”). For accounting purposes, this Reverse Acquisition Transaction was accounted for under GAAP as a reverse acquisition, since the original stockholders of Yongxin became the owners of a majority of the issued and outstanding shares of common stock of the Company, and the directors and executive officers of Yongxin became the directors and executive officers of the Company. In connection with the Reverse Acquisition Transaction, we changed our name to “Nutradyne Group Inc.”

Prior to the November 2007 reverse acquisition, the Company conducted a digital e-learning business which developed and marketed learning solution products, training and education through its subsidiaries: (1) Digital Learning Institute Inc., a Delaware corporation; (2) Software Education of America, Inc., a California corporation; (3) McKinley Educational Services, Inc., a California corporation; (4) Digital Knowledge Works, Inc., a Delaware corporation; and (5) Coursemate, Inc., a California corporation (referred to collectively herein as the “Digital E-learning Business”).

Yongxin was originally established in 1993. Yongxin's business operations consist of wholesale and retail sales of pharmaceuticals, medical equipment, other medical-related products, health products including nutritional and dietary supplements, and cosmetics (see “Products”). Yongxin's operations are based in Changchun City, Jilin Province, China. In 2004, Yongxin established Jilin Province Yongxin Chain Drugstore Ltd. ("Yongxin Drugstore") to develop a customer-terminal network market. In July 2005, the Company obtained the franchise rights in Jilin Province from American Medicine Shoppe (Meixin International Medical Chains) and by then had developed four chains under the name of "Meixin Yongxin." As of June 1, 2010, Yongxin Drugstore had developed and continues to operate 21 retail chain drug stores under the Yongxin brand which collectively cover 3,373 square meters of retail space throughout Changchun city in China.

On March 16, 2007, Yongxin Drugstore entered into various agreements with retail drug stores in Tianjin and established Tianjin Jingyongxin Chain Drugstore Ltd. ("Jinyongxin Drugstore"), in which the Company has a 90% equity ownership.  Jinyongxin Drugstore is located in Tianjin City, China.  As of June 1, 2010, Jinyongxin Drugstore had developed and continues to operate 26 retail chain drug stores with total retail space of 3,657 square meters throughout Tianjin City in China.

On May 15, 2007, Yongxin established Jilin Dingjian Natural Health Products Co., Ltd. ("Dingjian") whereby Yongxin acquired a 90% ownership interest in Dingjian.  The other 10% of Dingjian was held by an individual named Jianwei Chen. Dingjian was formed under laws of the People's Republic of China and is located in Changchun City, Jilin Province.  Dingjian's products included ginseng products, flower-flavored tea, rare raw medicine materials and local specialty products.  On November 21, 2009, Yongxin disposed of its entire ownership interest in Dingjian pursuant to an Equity Transfer Agreement (the "Agreement") with Sun Shi Wei, an individual. Pursuant to the Agreement, Yongxin transferred its 90% ownership interest in Dingjian to Sun Shi Wei. No other consideration was exchanged.  The Company disposed of Dingjian in order to focus its efforts on the wholesale and retail sales of pharmaceutical products and the expansion of its sales market.  As of June 30, 2010 Yongxin holds no ownership interest in Dingjian, and is not subject to any of its liabilities.

On June 15, 2007, Yongxin Drugstore established Baishan Caoantang Chain Drugstore Ltd. ("Caoantang Drugstore”). Caoantang Drugstore is a wholly-owned subsidiary of Yongxin Drugstore.  As of June 1, 2010, Caoantang Drugstore operated a chain of 32 retail drugstores that collectively cover 2,804 square meters of retail space and sell the products we sell.

On May 5, 2008, the Company changed its name from “Nutradyne Group, Inc.” to “China Yongxin Pharmaceuticals Inc.”

On March 9, 2009, the Company formally launched its Electronic Diagnosis System (the "EDS"), which enables its customers to remotely receive a medical diagnosis and conveniently purchase prescription drugs at its stores. The EDS is controlled by an electronic diagnostic center that is operated by the Company and located at the Company’s headquarters in Changchun city.  The center connects to remote terminals in our drugstores and transfers and saves backup data.  Our pharmacists and experts can communicate with our customers through video phones which are also connected to scanners and printers enabling any documents, such as the patients’ medical records, to be transferred from the terminal to the pharmacists and experts on call.  All communication data is safeguarded and are stored as medical records for future reference.  As of June 30, 2010, the Company had installed 20 EDS units in its Yongxin chain drugstores, all located in Changchun City, Jilin Province, China.

Since the beginning of 2009, the Company has also signed 12 exclusive distribution agreements within the Jilin province with several well known pharmaceutical manufacturers including Tianjin Smith Kline & French Laboratories Ltd.  As of April 14, 2010, Yongxin had exclusive distribution rights of an aggregate 96 prescription and over-the-counter drugs in Jilin province. This portfolio is a key component of its long term growth strategy to leverage its large distribution center and channels established to drive incremental future revenue growth. These agreements are typically one year in duration and renewable.

On March 1, 2010, the Company divested its Digital E-learning Business.

On April 21, 2010, we filed a Certificate of Amendment with Delaware’s Division of Corporations to amend and restate our Certificate of Incorporation (the “Restated Certificate of Incorporation”). The revisions in the Restated Certificate of Incorporation included the following: (a) an increase in the Company’s authorized shares of Common Stock from 75,000,000 to 100,000,000 shares; (b) a decrease in the authorized number of shares of both our preferred stock and our Series A Convertible Preferred Stock from 5,000,000 shares to 1,666,667 shares; and (c) additional amendments including changes to the rights of the holders of our Series A Convertible Preferred Stock which included an increase in the number of votes that each share of Series A Preferred Stock is entitled to, when voting with the common stockholders as a single class, which was increased from six (6) to twenty-five (25). As described in the Definitive Information Statement that we filed with the SEC on February 22, 2010 and which we mailed to our stockholders on or about February 24, 2010, our board of directors approved the Restated Certificate of Incorporation by unanimous written consent on February 8, 2010.  Further, on February 8, 2010, the holders of a majority of our voting capital stock held by holders of Common Stock and Series A Preferred Stock, voting as a single class, and holders of a majority of our Series A Preferred Stock, voting as a separate class, each approved the Restated Certificate of Incorporation and the adoption thereof.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL INFORMATION

The accompanying unaudited consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and generally accepted accounting principles for interim financial reporting. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K. The results of the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the full year ending December 31, 2010.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The functional currency of our operating subsidiary, Changchun Yongxin Dirui Medical Co., Ltd is Chinese Renminbi (“RMB”); however the accompanying financial statements have been translated and presented in United States Dollars (“USD”).

TRANSLATION ADJUSTMENT

As of June 30, 2010, the accounts of Yongxin were maintained, and its financial statements were expressed, in RMB. Such financial statements were translated into USD in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52 (ASC 830), “Foreign Currency Translation,” with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders’ equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130 (ASC 220), “Reporting Comprehensive Income” as a component of stockholders’ equity.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of China Yongxin Pharmaceuticals Inc. and its subsidiaries collectively referred to within as the “Company”.  All material inter-company accounts, transactions and profits have been eliminated in consolidation.

NON-CONTROLLING INTEREST

The accompanying consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in accordance with GAAP. The Company acquired 80% of Yongxin, and Yongxin Liu and Yongkui Liu own 11% and 9% of Yongxin, respectively.  The 20% equity interest held by Yongxin Liu and Yongkui Liu represents non-controlling interest amounting to $6,071,017 as at June 30, 2010 compared to $5,687,633 as at December 31, 2009.

The Company owns a 90% ownership interest in Jinyongxin Drugstore. The remaining 10% interest in Jinyongxin Drugstore is owned by third parties. As at June 30, 2010 and December 31, 2009, the 10% equity interest amounted to $39,492 and 26,917 respectively.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

ACCOUNTS RECEIVABLE

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. As of June 30, 2010 and December 31, 2009, there was no allowance for doubtful debts.

The Company entered into a factoring agreement with China Jilin Bank Corporation Limited (“Jilin Bank”), to transfer accounts receivable with full recourse. The Company is required to repurchase the transferred accounts receivable, if any controversy arises on the accounts receivable, at a price of proceeds received from Jilin Bank less settled accounts receivable plus interest and other necessary penalty or expense.  The Company accounts for its transferred accounts receivable in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 166, “Accounting for Transfers of Financial Assets” (“ASC 810”), with the proceeds received from Jilin Bank being recognized as secured borrowings (Note 13).

NOTE RECEIVABLE

Notes receivable represent bankers’ acceptances that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These bankers’ acceptances are non-interest bearing and are collectible within six months. Such sales and purchasing arrangements are consistent with industry practices in the PRC.

ADVANCES TO SUPPLIERS

The Company advances to certain vendors for purchase of its material.  The advances to suppliers are interest free and unsecured. As of June 30, 2010 and December 31, 2009, advances to suppliers amounted to $6,044,292 and $6,255,874, respectively.

INVENTORIES

Inventories are valued on a lower of weighted average cost or market basis.   Inventory includes product cost, inbound freight, warehousing costs and vendor allowances not included as a reduction of advertising expense. The management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. Work in process inventories include the cost of raw materials and outsource processing fees.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over useful lives ranging from 5 to 20 years. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Assets held under capital leases are recorded at the lesser of the present value of the future minimum lease payments or the fair value of the leased property. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Buildings	20 years
Infrastructures and leasehold improvements	10 years
Equipment (including electronic facilities, sports, education and recreation facilities)	10 years
Automobiles	10 years
Furniture and fixtures	5 years
Computer hardware and software	5 years

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (ASC 360). SFAS 144 (ASC 360) requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104 (ASC 605). Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes revenue net of an allowance for estimated returns, at the time the merchandise is sold or services performed. The allowance for sales returns is estimated based on the Company’s historical experience. Sales taxes are presented on a net basis (excluded from revenues and costs). Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

VENDOR ALLOWANCES

Vendor allowances are principally received as a result of purchase levels, sales or promotion of vendors' products.  Allowances are generally recorded as a reduction of inventory and are recognized as a reduction of cost of sales when the related merchandise is sold.  Those allowances received for promoting vendors' products are offset against advertising expense and result in a reduction of selling, occupancy and administration expenses to the extent of advertising costs incurred, with the excess treated as a reduction of inventory costs.

INCOME TAXES

The Company utilizes SFAS No. 109 (ASC 740), "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standard No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

STOCK BASED COMPENSATION

The Company accounts for stock based compensation in accordance with Statement No. 123R, Share-Based Payment (SFAS 123R) (ASC 718), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value.

BASIC AND DILUTED EARNINGS PER SHARE

Earnings per share are calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128) (ASC 260), “Earnings per share.” Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Basic earnings per share from continued operations were $0.09 and $0.27 for the three month periods ended June 30, 2010 and 2009, respectively. Basic earnings per share from discontinued operations were $0.01 and $0.13 for the three month periods ended June 30, 2010 and 2009, respectively. Diluted earnings per share from continued operations were $0.09 and $0.26 for the three month periods ended June 30, 2010 and 2009, respectively. Diluted earnings per share from discontinued operations were $0.01 and $0.12 for the three month periods ended June 30, 2010 and 2009, respectively. Basic earnings per share from continued operations were $0.18 and $0.58 for the six month periods ended June 30, 2010 and 2009, respectively. Basic earnings/(loss) per share from discontinued operations were $0.39 and $(0.02) for the six month periods ended June 30, 2010 and 2009, respectively. Diluted earnings per share from continued operations were $0.18 and $0.57 for the six month periods ended June 30, 2010 and 2009, respectively. Diluted earnings/(loss) per share from discontinued operations were $0.39 and $(0.02) for the six month periods ended June 30, 2010 and 2009, respectively.

STATEMENT OF CASH FLOWS

In accordance with Statement of Financial Accounting Standards No. 95 (ASC 230), "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131 ("SFAS 131") (ASC 250), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting.  The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company allocates its resources and assesses the performance of its sales activities based upon its products and services (see Note 20).

RISKS AND UNCERTAINTIES

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of PRC’s economy.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Under current PRC law on foreign investment, foreign companies are allowed to establish or invest in wholly-owned foreign enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. These regulations limit the number and size of retail pharmacy outlets that a foreign investor may establish. If a foreign investor owns more than 30 outlets that sell a variety of branded pharmaceutical products sourced from different suppliers, the foreign investor's ownership interests in the outlets may be limited to 49.0%. The Company currently controls more than 30 retail pharmacy outlets through its 80% equity ownership interest in Yongxin, 100% equity ownership in Caoantang Drugstore and 90% equity ownership interest in Jinyongxin Drugstore. At the time of the establishment of Yongxin, Yongxin already controlled in excess of 30 retail pharmacy outlets and with this structure in place it obtained all required approvals from the relevant governmental agencies in Jilin Province for the joint venture. The Company has been advised by its PRC counsel, that based on their understanding of the current PRC laws, rules and regulations and the Company’s receipt of all relevant government approvals for the equity joint venture, the structure under which it operates and holds equity ownership in its retail pharmacy businesses complies with all applicable PRC laws, rules and regulations. However, there are uncertainties regarding the interpretation and application of PRC laws, rules and regulations by PRC government authorities, and there is a risk that such authorities may later issue a differing interpretation of the law and determine that the Company’s corporate and/or ownership structure does not comply with PRC laws, rules and regulations. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to the Company’s corporate structure or its business operations. If the Company and/or its PRC subsidiaries are determined to be in violation of any existing or future PRC laws, rules or regulations, including laws applicable to foreign investment in retail pharmacy outlets, or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including: The imposition of penalties and/or a restructuring of the Company’s holding structure in order to comply with relevant PRC regulations could severely disrupt the Company’s ability to conduct business and could have a material adverse effect on the Company’s financial condition, results of operations and prospects and also could result in:

•	revoking the business and operating licenses of the Company’s PRC consolidated entities;

•	discontinuing or restricting the operations of the Company’s PRC consolidated entities;

•	imposing conditions or requirements with which the Company or its PRC consolidated entities may not be able to comply;

•	requiring the Company or its PRC consolidated entities to restructure the relevant ownership structure or operations;

•	restricting or prohibiting the Company’s use of the proceeds from its financings to fund its business and operations in China; or

•	imposing fines.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities.  The Company places its cash in what it believes to be credit-worthy financial institutions.  The Company has a diversified customer base, most of which are in China.  The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures.  The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.   In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2010, FASB issued ASU No. 2010-13–Stock Compensation. The objective of this Update is to address the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. It provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment award that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. Under Topic 718, awards of equity share options granted to an employee of an entity's foreign operation that provide a fixed exercise price denominated in (1) the foreign operation's functional currency or (2) the currency in which the employee's pay is denominated should not be considered to contain a condition that is not a market, performance, or service condition.

The amendments in this Update affect entities that issue employee share-based payment awards with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades that differs from the functional currency of the employer entity or payroll currency of the employee. The amendments affect entities that have previously considered such awards to be liabilities because of their exercise price.

The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.” If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In February 2010, FASB issued ASU No. 2010-9 Subsequent Events (Topic 855) – “Amendments to Certain Recognition and Disclosure Requirements”. This update addresses certain implementation issues related to an entity’s requirement to perform and disclose subsequent-events procedures, removes the requirement that public companies disclose the date of their financial statements in both issued and revised financial statements. According to the FASB, the revised statements include those that have been changed to correct an error or conform to a retrospective application of U.S. GAAP. The amendments were effective upon issuance of the update, except for the use of the issued date for conduit debt obligors.  That amendment is effective for interim or annual periods ending after June 15, 2010.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In March 2010, FASB issued ASU No. 2010-10 – Amendments for Certain Investment Funds. This update defers the effective date of the amendments to the consolidation requirements made by FASB Statement 167 to a reporting entity’s interest in certain types of entities. The deferral will mainly impact the evaluation of reporting enterprises’ interests in mutual funds, private equity funds, hedge funds, real estate investment entities that measure their investment at fair value, real estate investment trusts, and venture capital funds. The ASU also clarifies guidance in Statement 167 that addresses whether fee arrangements represent a variable interest for all service providers and decision makers. The ASU is effective for interim and annual reporting periods in fiscal year beginning after November 15, 2009. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In March 2010, FASB issued ASU No. 2010-11 – Scope Exception Related to Embedded Credit Derivatives. Embedded credit-derivative features related only to the transfer of credit risk in the form of subordination of one financial instrument to another are not subject to potential bifurcation and separate accounting as clarified by recently issued FASB guidance. Other embedded credit-derivative features are required to be analyzed to determine whether they must be accounted for separately. This update provides guidance on whether embedded credit-derivative features in financial instruments issued by structures such as collateralized debt obligations (CDOs) and synthetic CDOs are subject to bifurcation and separate accounting. The guidance is effective at the beginning of a company’s first fiscal quarter beginning after June 15, 2010. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

NOTE 3 –OTHER RECEIVABLE

Other receivables as of June 30, 2010 and December 31, 2009 are summarized as follows. The receivables are interest free, unsecured, and due on demand.

	June 30, 2010	December 31, 2009
Advance to employees	$-	$26,493
Advances to store employees	38,725	15,037
Rent receivable	53,028	19,218
Deposits	1,531,425	765,925
Sponsorship from customers		987,174
Others	118,873	57,237
Total	$1,742,052	$1,931,084

NOTE 4 – PREPAID EXPENSES

The balance of Company prepaid expenses as of June 30, 2010 and December 31, 2009 comprised of the following:

	June 30, 2010	December 31, 2009
Prepaid rent	$-	$18,087
Rent	602,803	489,156
Other prepaid expenses	166,989	27,525
Prepaid debt issue costs	150,065	-
Total	$919,857	$534,769

NOTE 5 - INVENTORIES

As of June 30, 2010 and December 31, 2009, inventory consisted of the following:

	June 30, 2010	December 31, 2009
Packaging Materials	$404,684	$200,007
Finished Goods	9,117,154	7,611,621
Total inventory	$9,521,838	$7,811,628

NOTE 6 - PROPERTIES AND EQUIPMENT

As of June 30, 2010 and December 31, 2009 the property and equipment of the Company consisted of the following:

	June 30, 2010	December 31, 2009
Office furniture and fixtures	$871,151	$930,962
Vehicles	393,715	392,557
Buildings	8,635,537	8,629,014
Other	9,343
Construction in progress	1,601	1,551
Total property and equipment	9,911,347	9,953,784
Less: Accumulated depreciation	(1,520,507)	(1,200,420)
Net value of property and equipment	$8,390,840	$8,753,364

The Company had depreciation expense of $305,366 and $124,395 for of the six month periods ended June 30, 2010 and 2009, respectively. The Company had depreciation expense of $154,747 and $50,200 for of the three month periods ended June 30, 2010 and 2009, respectively.

NOTE 7-   INTANGIBLE ASSETS

As of June 30, 2010 and December 31, 2009, the intangible assets of the Company consisted of the following:

	June 30, 2010	December 31, 2009
Software	$1,109,717	$1,102,893
Total intangible assets	1,109,717	1,102,893
Less: Accumulated amortization	(172,887)	(115,561)
Net value of intangible assets	$936,830	$987,332

The amortization expense for the six month periods ended June 30, 2010 and 2009 amounted to $56,602 and $28,450, respectively. The amortization expense for the three month periods ended June 30, 2010 and 2009 amounted to $24,191 and $16,213, respectively.

The amortization expenses for intangible assets for next five years after June 30, 2010 are as follows:

June 30, 2011	$113,262
June 30, 2012	110,817
June 30, 2013	108,447
June 30, 2014	7,855
June 30, 2015	7,855
Total	$348,236

NOTE 8 - ACCRUED EXPENSES AND OTHER PAYABLE

The other payable represents the deposits made by the sales representatives and sales distributors for the right to sell products for the Company.  Other payables and accrued expenses consist of the following as of June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Accrued compensation	$433,338	$1,091,299
Accrued rent expense	189,858	124,874
Accrued professional fees	82,788	86,026
Accrued litigation	1,006,882	987,515
Accrued interest	43,585	8,133
Accrued payable	2,118,432	2,539,032
Other accrued expense	179,021	112,151
Sales agent deposits	68,781	113,265
Other payable	-	108,491
	$4,122,685	$5,170,786

NOTE 9 - ADVANCE FROM CUSTOMERS

The advances from customers amounted to $2,199,780 and $2,055,602 respectively as of June 30, 2010 and December 31, 2009, representing the deposits made by customers to purchase inventory from the Company.

NOTE 10 - DEFERRED INCOME

A portion of the Company’s net revenue is derived directly from government-sponsored healthcare programs, and the Company is therefore subject to government regulations on reimbursement on the sales made through the healthcare programs.  The Jilin Province Social Insurance Bureau and Changchun City Insurance Bureau (“Insurance Bureaus”) reimburse 90% of the sales that the Company’s pharmacy retail stores made through the healthcare program networks in the following month, and retain 10% of the sales until the following year.  The amount will be repaid proportionally based on the level of evaluation made by the Insurance Bureaus in the following year.  The Company classified 10% of the sales made through the healthcare program networks as deferred income as the collectability of these sales is uncertain. As of June 30, 2010 and December 31, 2009, the Company had deferred income of $218,458 and $419,277, respectively.

NOTE 11 - SHARES TO BE ISSUED

The Company classifies all amounts, against which shares have not been issued, as shares to be issued.  Once the Company issues shares, the amounts are classified as Common stock. As of June 30, 2010, the Company has total 41,667 (post-reverse split) shares to be issued with balance of $35,000 pursuant to an agreement with a software consultant entered into by the Company in 2005.

During the year ended December 31, 2009, the Company entered into an agreement with an investor relations firm for services.  The term of services is one year and the Company is obligated to issue 50,000 shares (post-reverse split) to the investor relations firms. As of June 30, 2010, only 25,000 shares (post-reverse split) were issued to the investor relations firm and the balance is still to be issued. The Company has recorded the fair market value of the 25,000 shares of $36,000 as shares to be issued.

NOTE 12 -TAXES PAYABLE

Tax payable comprised of the following taxes as of June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009
VAT	$18,766	$7,874
Business Tax	95,173	94,785
City Construction Tax	6,047	6,658
Education Tax	5,106	5,356
Income Tax	970,696	1,305,906
Others	1,020	855
Total	$1,096,808	$1,421,434

The Company is registered in the State of Delaware and has operations in primarily two tax jurisdictions; the PRC and the United States. For certain operations in the United States, the Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of June 30, 2010. Accordingly, the Company has no net deferred tax assets.

The provision for income taxes from continuing operations on income consists of the following as of June 30, 2010 and 2009:

	2010	2009
Current income tax expense
US Federal	$-	$-
US State	-	-
PRC current income tax expense	624,516	730,566
Total Provision for Income Tax	$624,516	$730,566

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:

	2010	2009
Tax expense (credit) at statutory rate - federal	34%	34%
State tax expense net of federal tax	6%	6%
Changes in valuation allowance	(40)%	(40)%
Foreign income tax - PRC	25%	25%
Exempt from income tax	-	-
Temporary difference	0.70%	0.31%
Tax expense at actual rate	25.70%	25.31%

United States of America

The Company has significant income tax net operating losses (“NOL”) carried forward from prior years.  Due to the change in ownership of more than fifty percent, the amount of NOL which may be used in any one year will be subject to a restriction under section 382 of the Internal Revenue Code.  Due to the uncertainty of the realizability of the related deferred tax assets of $4,473,105, a reserve equal to the amount of deferred income taxes has been established at June 30, 2010.

People’s Republic of China (“PRC”)

Pursuant to the PRC Income Tax Laws, the Company's subsidiary is generally subject to Enterprise Income Taxes ("EIT") at a statutory rate of 25%.

The following table sets forth the significant components of the provision for income taxes for operation in PRC as of June 30, 2010 and 2009.

	2010	2009
Net taxable income	$2,429,587	$2,886,028
Income tax @ 25.70% and 28%	$624,516	$730,566

NOTE 13 - SHORT-TERM LOANS PAYABLE

The loans payable at June 30, 2010 comprised of the following:

	June 30, 2010	December 31, 2009
Loan payable to Jilin Bank, interest at 4.86% annually, due by August 10, 2010 (Note a)	$481,176	$-
Loan payable to Jilin Bank, interest at 4.86% annually, due by October 17 2010 (Note b)	539,856	-
Loan payable to a non-related party, interest at 1.5% annually, unsecured, due by December 31, 2010	115,708	237,146
Loan payable to Jilin Bank, interest at 6.9% annually, due by January 22, 2010	-	733,500
Various loans, interest free, unsecured and due on demand	1,478,074	130,238
Loan payable to Runfeng Agriculture Credit Union, annual interest at 8.1% over bank stated rate, secured by personal properties of a significant stockholder of the Company, due by January 26, 2011	1,320,300	-
Loan payable to Jilin Bank, interest at 4.86% annually, due by December 23 2010 (Note c)	440,100
Total	$4,375,214	$1,100,884

(a)
As of June 30, 2010, short-term borrowings, amounting to USD 481,176, were pledged by accounts receivable, amounting to USD 601,470 at interest rates of approximately 4.86%, maturing by August 10, 2010.

(b)
As of June 30, 2010, short-term borrowings, amounting to USD 539,856, were pledged by accounts receivable, amounting to USD 674,820 at interest rates of approximately 4.86%, maturing by October  17, 2010.

(c)
As of June 30, 2010, short-term borrowings, amounting to USD 440,100, were pledged by accounts receivable, amounting to USD 550,125 at interest rates of approximately 4.86%, maturing by December 23, 2010.

NOTE 14 - LONG-TERM LOAN PAYABLE

The Company had long term loans payable amounting to $0 and $1,320,300 as of June 30, 2010 and December 31, 2009, respectively.  The loans are secured by personal properties of a significant stockholder of the Company. The loans payable at June 30, 2010 and December 31, 2010 comprised of the following:

	June 30, 2010	December 31, 2009
Loan Payable to Runfeng Agriculture Credit Union, annual interest at 150% over bank stated rate, due by January 26, 2011	-	$1,320,300

The long term loan payable was reclassified to short term loan payable as of June 30, 2010.

NOTE 15 - CONVERTIBLE NOTE PAYABLE

On January 25, 2010, the Company consummated a private placement of its equity securities with certain accredited investors pursuant to a Subscription Agreement for total consideration of $700,000.  The Company issued to the investors secured convertible notes with a two year term, bearing 10% interest per annum, convertible into common stock of the Company at a conversion price of $2.40 per share (post-reverse split), which is subject to adjustment for stock splits, recapitalizations and other similar events, and will also be adjusted on a full-ratchet basis to equal the price per share of any subsequent financing.  The notes are secured by a first priority interest in all current and future assets of the Company, which will be cancelled upon repayment of the notes or upon conversion of at least 50% of the principal amount of the notes into shares of Company common stock. The note may be redeemed, by the Company, at any time for 110% of outstanding principal and interest. The note investors also received, as a part of the financing, warrants for the purchase of up to 291,667 shares (post-reverse split) of the Company’s common stock with an exercise price $6 per share (post-reverse split) (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of three years.  The Company will use the proceeds of the financing for the payment of auditing expenses, legal fees, operating expenses, supplies, and general working capital.

The notes were convertible into an aggregate of 291,667 shares (post-reverse split). The relative fair value of the warrants using the Black Scholes method assuming a volatility of the stock of 197.3%, term of three years and a discount of 1.75% was determined to be $418,783 and was recorded as debt discount, a reduction of the carrying amount of the debt. The relative fair value of the beneficial conversion feature of the notes was determined to be $281,217 and also recorded as a debt discount. Using the effective interest method the beneficial conversion feature and the value of the warrants will be amortized over the 36 months term of the note and charged to interest expense. In the six month period ended June 30, 2010 $138,542 was expensed. The Company further incurred broker fees of $56,000 cash and 8,750 warrants (post-reverse split) having fair market value of $50,037, which is recorded as prepaid debt issue cost and is being amortized over the term of the note. In the six month period ended June 30, 2010, $20,986 was expensed as a general expense.

On March 4, 2010, the Company consummated a private placement of its equity securities with certain accredited investors pursuant to a Subscription Agreement for total consideration of $125,000. The Company issued to the investors secured convertible notes with a two year term, bearing 10% interest per annum, convertible into common stock of the Company at a conversion price of $2.40 per share (post-reverse split), which is subject to adjustment for stock splits, recapitalizations and other similar events, and will also be adjusted on a full-ratchet basis to equal the price per share of any subsequent financing. The notes are secured by pledged stock, and by a first priority interest in all current and future assets of the Company, which will be cancelled upon repayment of the notes or upon conversion of at least 50% of the principal amount of the notes into shares of Company common stock. The notes may be redeemed by the Company at any time for 110% of outstanding principal and interest. The note investors also received, as a part of the financing, warrants for the purchase of up to 52,083 shares (post-reverse split) of our common stock with an exercise price $6 per share (post-reverse split) (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of three years.

The notes were convertible into an aggregate of 52,083 shares (post-reverse split). The relative fair value of the warrants using the Black-Scholes method assuming a volatility of the stock of 197.3%, term of three years and a discount of 1.75% was determined to be $74,456 and was recorded as debt discount, a reduction of the carrying amount of the debt. The relative fair value of the beneficial conversion feature of the notes was determined to be $50,544 and also recorded as a debt discount. Using the effective interest method the beneficial conversion feature and the value of the warrants will be amortized over the 36 months term of the note and charged to interest expense. In the six month period ended June 30, 2010 $21,513 was expensed. The Company further incurred broker fees of $10,000 cash and 1,563 warrants (post-reverse split) having fair market value of $9,115, which is recorded as prepaid debt issue cost and is being amortized over the term of the note. In the six month period ended June 30, 2010, $3,290 was expensed as a general expense.

On May 3, 2010, the Company consummated a private placement of its equity securities with certain accredited investors pursuant to a Subscription Agreement for total consideration of $250,000. The Company issued to the investors secured convertible notes with a two year term, bearing 10% interest per annum, convertible into common stock of the Company at a conversion price of $2.40 per share (post-reverse split), which is subject to adjustment for stock splits, recapitalizations and other similar events, and will also be adjusted on a full-ratchet basis to equal the price per share of any subsequent financing. The notes are secured by pledged stock, and by a first priority interest in all current and future assets of the Company, which will be cancelled upon repayment of the notes or upon conversion of at least 50% of the principal amount of the notes into shares of Company common stock. The notes may be redeemed by the Company at any time for 110% of outstanding principal and interest. The note investors also received, as a part of the financing, warrants for the purchase of up to 104,167 shares (post-reverse split) of our common stock with an exercise price $6 per share (post-reverse split) (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of three years.

The notes were convertible into an aggregate of 104,167 shares (post-reverse split). The relative fair value of the warrants using the Black-Scholes method assuming a volatility of the stock of 197.3%, term of three years and a discount of 1.75% was determined to be $141,284 and was recorded as debt discount, a reduction of the carrying amount of the debt. The relative fair value of the beneficial conversion feature of the notes was determined to be $108,716 and also recorded as a debt discount. Using the effective interest method the beneficial conversion feature and the value of the warrants will be amortized over the 36 months term of the note and charged to interest expense. In the six month period ended June 30, 2010 $23,810 was expensed. The Company further incurred broker fees of $20,000 cash, legal fee of $10,000 cash and 3,125 warrants (post-reverse split) having fair market value of $24,367, which is recorded as prepaid debt issue cost and is being amortized over the term of the note. In the six month period ended June 30, 2010, $5,178 was expensed as a general expense.

NOTE 15- LOANS FROM RELATED PARTIES

As of June 30, 2010 and December 31, 2009, the loans from related parties were comprised of the following:

	June 30, 2010	December 31, 2009
Loans payable to ex-officers, interest free, due on demand, and unsecured	$-	$184,662
Total	$-	$184,662

NOTE 16 - STOCKHOLDERS' EQUITY

On April 21, 2010, the Company filed a Certificate of Amendment with Delaware’s Division of Corporations to amend and restate our Certificate of Incorporation (the “Restated Certificate of Incorporation”).  The revisions in the Restated Certificate of Incorporation included the following: (a) an increase in the Company’s authorized shares of Common Stock from 75,000,000 to 100,000,000 shares; (b) a decrease in the authorized number of shares of both our preferred stock and our Series A Convertible Preferred Stock from 5,000,000 shares to 1,666,667 shares; and (c) additional amendments including changes to the rights of the holders of our Series A Convertible Preferred Stock which included an increase in the number of votes that each share of Series A Preferred Stock is entitled to vote when voting with the common stockholders as a single class which was increased from six (6) to twenty-five (25).  As described in the Definitive Information Statement that we filed with the SEC on February 22, 2010 and which we mailed to our stockholders on or about February 24, 2010, our board of directors approved the Restated Certificate of Incorporation by unanimous written consent on February 8, 2010.  Further, on February 8, 2010, the holders of a majority of our voting capital stock held by holders of Common Stock and Series A Preferred Stock, voting as a single class, and holders of a majority of our Series A Preferred Stock, voting as a separate class, each approved the Restated Certificate of Incorporation and the adoption thereof.

As issued, the Series A Convertible Preferred Stock was convertible over a 3 year period, into up to 30 million shares of common stock. In particular, the holder of any shares of Series A Convertible Preferred Stock had the right, at its option, to convert, any such shares of Series A Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock on a six (6) for one (1) basis. The conversion formula was conditioned on the Company earning no less than $3 million of net income in for the fiscal year ending December 31, 2007; $4 million of net income in the fiscal year ending December 31, 2008 and $5 million of net income in the fiscal year ending December 31, 2009. In the event that in any of the three fiscal years, the Company earned less than required net income amounts for conversion, then the conversion right would be proportionately reduced by the amount of the shortfall below the required net income amount, with the "catch-up" right to convert additional shares to the extent that the net income exceeds $3 million; $4 million and $5 million respectively in each of the three consecutive years. In no event would this conversion right allow for the conversion of the Series A Preferred Stock into more than 6 common shares for each share of Series A Preferred Stock over the course of the aforementioned three calendar years. The net income requirements shall be based upon an audit of the revenues for each fiscal year. All conversions would be made within 30 days of the completion of such audit.  During the year ended June 30, 2010, holders of 3,333,333 preferred shares opted to convert the preferred shares into 1,666,667 common shares (post-reverse split).

As of June 30, 2010 and December 31, 2009, the Company had 5,295,306 and 4,704,077 shares (post-reverse split) of common stock issued and outstanding, respectively.

During the six month period ended June 30, 2010, the Company awarded 16,667 shares (post-reverse split) as compensation pursuant to the Equity Incentive Plan. The restricted stock grant vests 1/12 every 3 months, consistent with similar awards granted to other directors on board. The shares were valued at the fair market value of $103,002 on the date grant. As of June 30, 2010, 8,334 shares were issued to the director. The Company amortized $8,584 as compensation expense for the services rendered as of June 30, 2010.

During the year ended December 31, 2009, the Company entered into a consulting agreement with an investor relations firm to provide investor relations and public relations services. The agreement is for a period of 1 year and the Company issued 16,667 shares (post-reverse split) of restricted common stock to the investor relations firm during the six month period ended June 30, 2010. The Company valued the shares at the fair market value of $104,000 and expensed $69,333 during the six months ended June 30, 2010 in the consolidated financial statements. The balance $34,667 was recorded as prepaid consulting in the consolidated financial statements.

On April 9, 2010, the Company closed a private placement of our equity securities.  We issued a total of 490,875 shares (post reverse-split) of our common stock, restricted in accordance with Rule 144, to 2 accredited investors, for total consideration of $1,178,100.  In addition, we issued to the investors warrants to acquire another 490,875 shares (post-reverse split) of our common stock at $6 per share (post-reverse split), exercisable for a period of three years.  The fair market value of the warrants was calculated using the Black-Scholes option pricing model and was netted against the net proceeds of the private placement.

During the six month period ended June 30, 2010, the Company issued 16,667 shares (post-reverse split) each to two ex-officers for settlement of litigation with one ex-officer and for settlement of debt with the other. The shares were valued at the fair market of the shares of $226,000 on the date of settlement.

During the six month period ended June 30, 2010, the Company issued 41,667 shares (post-reverse split) for a litigation settlement. The shares were valued at the fair market of the shares of $255,000 on the date of settlement.

During the year ended December 31, 2009, the Company entered into a consulting agreement with an investor relations firm to provide investor relations and public relations services. The agreement is for a period of 1 year and the Company agreed to issue 25,000 shares (post-reverse split) of restricted common stock and 25,000 warrants (post-reverse split) at exercise prices ranging from $12 per share to $24 per share (post-reverse split), to the investor relations firm. The Company valued the shares at the fair market value of $30,000 and expensed $25,000 during the year ended December 31, 2009 in the consolidated financial statements. The balance $5,000 were expensed during the six month period ended June 30, 2010.

During the year ended December 31, 2009, the Company entered into a consulting agreement with an investor relations firm to provide investor relations and public relations services.  The agreement is for a period of 1 year and the Company agreed to issue 50,000 shares (post-reverse split) of restricted common stock to the investor relation firm.  The Company valued the shares at the fair market value of $72,000 and expensed $66,000 during the year ended December 31, 2009 in the consolidated financial statements. The balance amount of $6,000 was expensed during the six month period ended June 30, 2010. As of June 30, 2010, 25,000 of such shares (post-reverse split) are still not issued and are included in the shares to be issued.

On September 25, 2009, the Company closed a private placement of its equity securities.  We issued a total of 490,875 shares (post-reverse split) of our common stock, restricted in accordance with Rule 144, to 157 accredited investors, for total consideration of $467,369.  In addition, we issued to the investors warrants to acquire another 490,875 shares (post-reverse split) of our common stock at $4 per share (post-reverse split), exercisable for a period of three years.  In relation to this private placement, the Company also issued 83,333 shares (post-reverse split) of common stock and paid $35,000 cash. The warrants granted to the investors were valued using the Black-Scholes option-pricing model.

During the year ended December 31, 2009, holders of 3,333,333 preferred shares opted to convert the preferred shares into 1,666,667 (post-reverse split) common shares.

As of October 30, 2008, the Company sold 9,058 shares (post-reverse split) to an unrelated party for $50,000.  The amount was received directly by the related party, and the Company shows a receivable from the related party for such amount.  The related party receivable is interest free, due on demand, unsecured and has been reflected in the equity section in the accompanying consolidated financial statements.

NOTE 17 – OPTIONS AND WARRANTS

WARRANTS

Following is a summary of the warrant activity for the period ended June 30, 2010:

Outstanding, December 31, 2009	432,365
Granted	952,230
Expired	-
Exercised	-
Outstanding, June 30, 2010	1,384,595

Following is a summary of the status of warrants outstanding at June 30, 2010:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number of Warrants	Average Remaining Contractual Life	Average Exercise Price	Number of Warrants	Intrinsic Value

$6 - $48	1,384,595	2.26 years	$6.32	1,384,595	55,640

The assumptions used in calculating the fair value of warrants granted using the Black-Scholes option-pricing model are as follows:

The 952,230 warrants granted during the six month period ended June 30, 2010:

Risk-free interest rate	1.75%
Expected life of the warrants	3years
Expected volatility	197.3%
Expected dividend yield	0

During the six month period ended June 30, 2010, the Company entered into three subscription agreements with investors for private placement of equity securities. The Company issued note payables with 291,667 warrants (post-reverse split), 52,083 warrants (post-reverse split) attached to them and 104,167 warrants (post-reverse split) (See Note 16). The Company also granted 8,750 warrants (post-reverse split), 1,563 warrants (post-reverse split) and 3,125 warrants (post-reverse split) as broker’s fee. The Black-Scholes fair market value of $50,037, $9,115 and $24,367 of the warrants was calculated using the above assumptions and is being amortized over the term of the notes. During the six month period ended June 30, 2010, the Company amortized $13,793 as general expense. During the three month period ended June 30, 2010, the Company amortized $9,243 as general expense.

On April 9, 2010, the Company closed a private placement of its equity securities.  We issued a total of 490,875 shares (post-reverse split) of our common stock, restricted in accordance with Rule 144, to 2 accredited investors, for total consideration of $1,178,100.  In addition, we issued to the investors warrants to acquire another 490,875 shares (post-reverse split) of our common stock at $6 per share (post-reverse split), exercisable for a period of three years.  The fair market value of the warrants was calculated using the Black-Scholes option pricing model and was netted against the net proceeds of the private placement.

During the year ended December 31, 2009 the Company granted 25,000 warrants (post-reverse split) at exercise prices ranging from $12 per share to $24 per share (post-reverse split), to an investor relation firm. The Black-Scholes fair market value of the warrants was $28,439. The Company recorded an expense of $23,699 during the year ended December 31, 2009 in the consolidated financial statements for the warrants. The balance amount of $4,740 was recorded as expense during the six month period ended June 30, 2010.

On September 25, 2009, the Company closed a private placement of its equity securities. We issued a total of 278,199 shares (post-reverse split) of our common stock, restricted in accordance with Rule 144, to 157 accredited investors, for total consideration of $467,369. In addition, we issued to the investors warrants to acquire another 278,199 shares (post-reverse split) of our common stock at $4 per share (post-reverse split), exercisable for a period of three years.  The fair market value of the warrants was calculated using the Black-Scholes option pricing model and was netted against the net proceeds of the private placement.

OPTIONS

On June 28, 2010, the board of directors and stockholders of China Yongxin Pharmaceuticals Inc. (the “Company”) adopted the China Yongxin Pharmaceuticals Inc. 2010 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in the Company’s development and financial success. Under the Plan, the Company is authorized to issue up to 250,000 shares of common stock as awards over the term of the Plan, subject to adjustment to reflect stock splits, reorganizations and other changes in corporate structure affecting the common stock. Under the Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, restricted stock and other stock or cash awards to eligible directors, officers and employees of, and consultants and advisors to, the Company or subsidiary of the Company. The Plan is initially administered by the Company’s board of directors (the “Board”). The Board determines which employees, directors, officers, consultants and advisors will participate in the Plan, as well as the terms of award grants.

Stock options granted under the Plan may not be exercisable more than 10 years after the date such option is granted. Awards under the Plan may be conditioned on continued employment or the passage of time. Vesting requirements are determined by the Board, provided, however, that stock options shall vest and become exercisable as to one-twelfth (1/12th) of the total number of shares subject to the option every three months following the date of grant.

The Plan provides that in the event of the Company’s change in control, each outstanding award will be assumed or an equivalent option or right will be substituted by the successor corporation or a parent of subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for an award granted under the Plan, all options will fully vest and become exercisable and all restrictions on restricted stock will lapse.  In addition, if an option right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Board or committee will notify the participant in writing or electronically that the option will be fully vested and exercisable for the term of the option, and the option will terminate upon the expiration of such period.

The Plan provides that in the event a participant in the Plan terminates service with the Company for any reason other than death, disability, normal or early retirement or good reason, any options which have become exercisable prior to the time of termination will remain exercisable for the lesser of 90 days from the date of termination or the balance of the option’s term, whichever period is shorter.  If termination was caused by death, any options which have become exercisable prior to the time of termination will remain exercisable for 12 months from the date of termination or until the expiration of the term of the option, whichever period is shorter. If termination was caused by disability, any options which have become exercisable prior to the time of termination will remain exercisable for 90 days from the date of termination, provided, however, that, if the optionee dies within such ninety (90) day period, any unexercised option will remain exercisable for 12 months from the date of termination, or for the term of the option, whichever period is shorter. In no event may a participant exercise the option after the expiration date of the option.

On June 28, 2010, the Company granted non qualified stock options to three directors pursuant to the Equity Incentive Plan. Each director was granted 16,667 options to purchase shares of common stock of the Company, par value $0.001 in accordance with the provisions of the Plan. The options have an exercise price of $4.49 per share. The options may be exercised, in whole or in part, provided the Optionee has not terminated his or her applicable service as of the applicable vesting date. The Option to purchase all or any part of the Options vests and becomes exercisable as to 1/12th of the total number of Options every three months following June 28, 2010.

Following is a summary of the options activity for the period ended June 30, 2010:

Outstanding, December 31, 2009	-
Granted	50,001
Expired	-
Exercised	-
Outstanding, June 30, 2010	50,001

Following is a summary of the status of options outstanding at June 30, 2010:

Outstanding Options			Exercisable Options
Exercise Price	Number of Options	Average Remaining Contractual Life	Average Exercise Price	Number of Options	Intrinsic Value

$4.49	50,001	10 years	$4.49	4,167	-

The assumptions used in calculating the fair value of options granted using the Black-Scholes option-pricing model are as follows:

The 50,001 options granted during the six month period ended June 30, 2010:

Risk-free interest rate	3.5%
Expected life of the options	10 years
Expected volatility	197.3%
Expected dividend yield	-

NOTE 18 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its operating locations.  Initial terms are typically 5 to 10 years, followed by additional terms containing priority of renewal options at the maturity of the lease agreements, and may include rent escalation clauses.  The Company recognizes rent expense on a straight-line basis over the term of the lease.

Minimum rental commitments at June 30, 2010, under all leases having an initial or remaining non-cancelable term of more than one year are shown:

2010	$1,058,624
2011	959,800
2012	306,110
2013	82,426
2014	17,853
Total minimum lease payments	$2,424,813

The Company sub-leases its building to an unrelated party. The lease term is one year.

Legal proceedings

On or about October 17, 2008, a former officer initiated an action in the Superior Court for the State of California, County of Los Angeles, Central District, against the Company alleging claims for damages related to an alleged employment agreement.  On December 29, 2008, the Company filed an Answer to the Complaint.  The Company defended itself against claims for open account and intentional misrepresentation.  The Plaintiff sought past due attorneys’ fees for services rendered in the amount of $193,100.  The case was settled in October 2009 for $50,000 cash and 400,000 shares of common stock.  The court also ordered interest at the rate of 10% on $50,000 from June 20, 2009 until the date the amount is paid off.  The Company accrued an aggregate sum of $127,397 for the cash to be paid and for the fair market value of the shares to be issued. The Company paid $52,500 in cash and issued 200,000 shares of common stock to the former officer, valued at $102,000 for the settlement of debt, during the six month period ended June 30, 2010.

The Company was involved in a legal proceeding filed in Orange County Superior Court on or about November 9, 2004.  In this action, the Cross-Complainant, Terry Koosed, sought to amend a $219,000 judgment he obtained to include a subsidiary of the predecessor-in-interest of the Company, which was not named or a participant in such lawsuit.  The Company strongly disputed the lawsuit and aggressively defended such action. The Company accrued $219,000 in the accompanying financials statements. The Company paid $35,000 in cash and 500,000 shares valued at $255,000 for the settlement of the case during the six month period ended June 30, 2010.

A former employee of the Company, the plaintiff, brought a lawsuit against the Company seeking unpaid wages, bonuses, benefits, penalties and interest.  The case went into trial in November 2009 and the trial court thereafter issued a judgment for plaintiff in the amount of $641,018. The Company accrued the amount in 2009. The court entered a revised judgment in the amount of $746,487 against the Company on April 20, 2010 to reflect attorney fees.  As of June 30, 2010, the Company has not paid the judgment amount and the revised judgment amount has been accrued in the accompanying financials as accrued litigation. The Company also accrued interest of $18,662 at the rate of 10% on the settlement amount.

On or about March 10, 2009, a former employee of the Company, the plaintiff, brought a lawsuit against the Company seeking unpaid wages that accrued during his employment from 2005 to 2008 as well as penalties, interest and attorney fees. The Company and the former employee entered into a stipulation on May 10, 2010 in the amount of $241,733. The Company accrued the amount in the accompanying financials as accrued litigation as of June 30, 2010.

NOTE 19 – SEGMENT INFORMATION

The Company operates in two business segments: retail drug stores, pharmaceutical medicine wholesales sales. These segments were identified based on their separate and distinct products and services, technology, marketing strategies and management reporting. Management evaluates the segments’ operating performance separately and allocates resources based on their respective financial condition, results of operations and cash flows. Inter-segment transactions and balances are eliminated in consolidation.

The retail drug store segment is complemented by such core front-end categories as over-the-counter medications, health and beauty products, and other items. As of June 30, 2010, the retail drug store segment operated 103 retail stores with business area of 9,834 square meters in three cities in China.

The pharmaceutical medicine wholesales segment, operated through Yongxin, provides logistics wholesale distribution of over-the-counter and prescribed medicines to hospitals, clinics, medical institutions and retail drug stores.

The following table summarizes significant financial information by segment:

	For The Six-Month Periods ended June 30, 2010	For The Six-Month Periods ended June 30, 2009

Revenues from unaffiliated customers:
Retail drug stores	7,408,340	6,527,039
Pharmaceutical medicine wholesales	17,547,614	14,550,439
Unallocated	-	-
Revenues from inter-company sales	(3,119,994)	(2,733,988)
Consolidated Totals	21,835,960	18,343,491

Net income:
Retail drug stores	502,352	498,826
Pharmacy wholesales	1,363,941	1,434,003
Unallocated	1,078,029	(142,774)
Net income from inter-company	(73,791)	(325,264)
Consolidated Totals	2,870,531	1,464,791

Depreciation and amortization:
Retail drug stores	156,590	67,203
Pharmacy wholesales	205,378	82,628
Unallocated	-	3,015
Consolidated Totals	361,968	152,845

Interest income:
Retail drug stores	1,711	-
Pharmacy wholesales	8,397	7,984
Unallocated	-	-
Consolidated Totals	10,108	7,984

Interest expense:
Retail drug stores	-	-
Pharmacy wholesales	86,121	-
Unallocated	-	-
Consolidated Totals	86,121	-

Capital expenditures:
Retail drug stores	76,221	244,073
Pharmacy wholesales	12,677	31,456
Unallocated		-
Consolidated Totals	88,898	275,529

Identifiable assets:
Retail drug stores	10,503,956	9,742,237
Pharmacy wholesales	36,087,798	26,655,660
Unallocated	1,573,158	(28,416)
Consolidated Totals	48,164,912	36,369,481

NOTE 20 – STATUTORY RESERVE

As stipulated by the Company Law of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory Surplus Reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital; and

iii.	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

NOTE 21- DISCONTINUED OPERATIONS

On September 30, 2005, Software Education of America, Inc., (“SEA”), a subsidiary of Nutradyne Group Inc., filed a petition in bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. The petition was necessitated because SEA was unable to continue to meet its financial obligations. SEA is presented in the accompanying financial statements as discontinued operations.

In November 2009, a subsidiary of the Company, Jilin Dingjian Natural Health Products Co., Ltd, (“Dingjian”), entered into an agreement (the “Agreement”) with Sun Shi Wei (the “Buyer”), an individual, to transfer 90% of ownership with all its assets and liabilities to the Buyer.  The 10% minority interest remained unchanged.  Both parties agreed that the Buyer assumed the net liability. No other money was exchanged. The Agreement also indicated that the Company would be liable for any undiscovered liability.

Because the Buyer assumed the net liability, the Company recorded a gain from disposal of assets and liabilities at November 30, 2009. Dingjian is presented in the accompanying financial statements as discontinued operations.

Balance Sheet information for the discontinued subsidiaries as of June 30, 2010 and December 31, 2009 is as follows:

	June 30,2010	December 31, 2009
Assets:
Assets	$-	$-
Total assets	$-	$-

Liabilities:
Accounts payable	-	$227,590
Accrued expenses	-	238,581
Loans payable	-	162,666
Total liabilities	$-	$628,837

Net liabilities of discontinued operations	$-	$628,837

On March 1, 2010, the Company sold its digital e-learning business including its wholly-owned subsidiary, Digital Learning Institute Inc., a Delaware corporation (“Digital Learning”); and (i) Digital Learning’s wholly-owned subsidiary Software Education of America, Inc., a California corporation; (ii) Digital Learning’s wholly-owned subsidiary McKinley Educational Services, Inc., a California corporation; (iii) Digital Learning’s wholly-owned subsidiary Digital Knowledge Works, Inc., a Delaware corporation; (iv) Digital Learning’s wholly-owned subsidiary Coursemate, Inc., and (v) Digital Learning’s wholly-owned subsidiary Global, Inc., a California corporation (referred to collectively herein as the "Digital E-learning Business"). The Company recorded a gain of $1,948,554. The following are the assets and liabilities of the disposed entities:

Amount

AP	$728,754
Accrued expenses	435,469
Due to related party	140,456
Loan payable	130,238
Other liabilities	492,837

Current Liabilities, Total	1,928,554

Net liability disposed	(1,928,554)

Addition cash received	20,000

Gain on disposal of subsidiaries	$1,948,554

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
China Yongxin Pharmaceuticals Inc.

We have audited the accompanying consolidated balance sheets of China Yongxin Pharmaceuticals Inc. and its subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Yongxin Pharmaceuticals Inc. and its subsidiaries as of December 31, 2009 and 2008, and the results of its consolidated statements of operations, stockholders’ equity, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KABANI & COMPANY, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 30, 2010

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$1,805,271	$600,432
Restricted cash	467,369	-
Accounts receivable, net	12,305,103	6,027,340
Notes receivable	903,867	1,334,078
Other receivable, net	1,931,084	351,488
Advances to suppliers	5,056,246	6,185,388
Prepaid expenses	534,769	342,441
Inventory, net	7,811,628	7,713,209
Due from related party	1,199,628	-
Current assets of discontinued operations	-	173,201
Total Current Assets	32,014,966	22,727,579

Property and Equipment, net	8,751,813	2,673,909

Construction In Progress	1,551	6,066,249

Intangible Assets, net	987,332	72,680

Non-current assets of Discontinued Operations	-	7,305
Total Assets	$41,755,662	$31,547,722

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$4,151,219	$3,171,826
Accrued expenses & other payable	5,170,786	2,406,602
Advances from customers	2,055,602	2,579,997
Taxes payable	1,421,434	1,245,649
Loans from related parties	184,662	184,662
Short-term loan payable	1,100,884	1,945,179
Deferred income	419,277	273,753
Shares to be issued	65,000	35,000
Liabilities of discontinued operations	628,837	735,289
Total Current Liabilities	15,197,700	12,577,957

Long term loan	1,320,300	1,320,390

Commitments and Contingencies	-	-

Stockholders’ Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 1,666,667 shares issued and outstanding as of December 31, 2009 and 5,000,000 shares issued and outstanding as of December 31, 2008	1,667	5,000
Common stock; $0.001 par value; 75,000,000 shares authorized; 56,448,923 shares issued and outstanding as of December 31, 2009 and 31,400,540 shares issued and outstanding as of December 31, 2008	56,449	31,401
Additional paid in capital	1,165,899	615,906
Deferred consulting expense - issuance of warrants	(4,740)	(72,815)
Prepaid consulting - issuance of shares	(5,000)	(68,750)
Receivable from a related party	(50,000)	(50,000)
Statutory reserve	2,630,329	1,841,241
Other comprehensive income	1,807,859	1,684,649
Retained earnings	13,920,649	9,563,803
Non-controlling interest	5,714,550	4,098,940
Total Stockholders’ Equity	25,237,662	17,649,375
Total Liabilities and Stockholders’ Equity	$41,755,662	$31,547,722

The accompanying notes are an integral part of these consolidated financial statements

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Net Revenues	$47,589,280	$59,116,534
Cost of Goods Sold	(31,271,463)	(47,226,275)
Gross profit	16,317,817	11,890,259

Operating Expenses:
Selling expenses	3,543,383	3,521,147
General and administrative expenses	3,575,059	2,500,366
Total operating expenses	7,118,442	6,021,513

Income From Operations	9,199,376	5,868,745

Other Income (Expense):
Other income	278,846	690,516
Other expense	(137,849)	(152,469)
Interest income (expense)	9,173	(6,679)
Total other income	150,170	531,368

Operating Income Before Income Tax and Non controlling Interest	9,349,545	6,400,113

Provision for income tax	(2,594,483)	(1,009,643)

Net Income Before Non controlling Interest and Discontinued operations	6,755,062	5,390,470

Loss from discontinued operations	(30,951)	(84,850)

Net Income Before Non controlling Interest	6,724,111	5,305,619

Non controlling interest	(1,599,122)	(1,239,480)

Net Income	5,124,989	4,066,139

Other Comprehensive Item:
Foreign exchange translation gain	123,209	824,961

Net Comprehensive Income	$5,248,198	$4,891,100

Earning per share
Basic	$0.15	$0.13
Diluted	$0.15	$0.13
Weighted average number of shares outstanding
Basic	33,240,797	31,150,819
Diluted	35,070,051	31,150,819

The accompanying notes are an integral part of these consolidated financial statements

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	5,124,989	4,066,139
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	(138,997)	-
Stocks and warrants issued for services	94,599	424,700
Depreciation and amortization	447,689	310,443
Amortization of prepaid & deferred consulting cost	141,565	-
Non-controlling interest	1,599,122	1,239,480
(Increase) / decrease in current assets:
Accounts receivable	(6,135,319)	954,908
Notes receivable	429,856	(1,310,799)
Other receivable	(1,535,598)	(169,668)
Advances to suppliers	1,128,028	(53,084)
Prepaid expenses	(192,233)	(5,074)
Inventory	(98,884)	(1,083,197)
Increase / (decrease) in current liabilities:
Accounts payable	895,698	(2,164,344)
Accrued expenses and other payable	2,763,133	910,098
Tax payable	175,762	924,337
Shares to be issued	30,000	-
Advances from customers	(523,898)	1,821,020
Deferred income	-	16,679
Total Adjustments	(919,476)	1,815,498
Net cash provided by operating activities from continuing operations	4,205,513	5,881,637
Net cash provided by/ (used in) operating activities of discontinued operations	88,974	13,323
Net cash provided by operating activities	4,294,486	5,894,960

CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash	(467,369)	-
Investment	-	(115,309)
Acquisition of property & equipment, net	(1,375,577)	(786,486)
Due from related party	(1,198,892)	-
Additions to construction in progress	-	(5,960,396)
Contribution from Non controlling Interest	-	11,532
Net cash used in investing activities from continuing operations	(3,041,838)	(6,850,659)
Net cash provided by investing activities of discontinued operations	16,284	139,039
Net cash used in investing activities	(3,025,555)	(6,711,620)

CASH FLOWS FROM FINANCING ACTIVITIES
Receipt of loans/ (payment of loans) from non-related parties	(729,437)	203,797
Stock issued for cash	467,369	-
Receipts of loan from related parties, net	-	64,868
Net cash provided by/ (used in) financing activities from continuing operations	(262,068)	268,664
Net cash used in financing activities of discontinued operations	(105,257)	(67,511)
Net cash provided by/ (used in) financing activities	(367,325)	201,153

NET INCREASE/ (DECREASE) IN CASH AND CASH EQUIVALENTS	901,606	(615,507)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	303,232	69,292

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	600,432	1,146,648

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$1,805,271	$600,432

SUPPLEMENTAL DISCLOSURES:

Cash paid during the year for:

Interest	$170,726	$167,156

Income tax	$2,497,591	$15,927

The accompanying notes are an integral part of these consolidated financial statements

CHINA YONGXIN PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

					Additional	Other		Deferred consulting	Prepaid consulting	Receivable from	Non		Total
	Common Stock		Preferred Stock		Paid-in	Comprehensive	Statutory	expense-	issuance	related	controlling	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income	Reserve	warrants	of shares	party	Interest	Earnings	Equity
Balance as of December 31, 2007	31,041,845	$31,042	5,000,000	$5,000	$-	$859,688	$1,341,600	$-	$-	$-	$2,623,303	$5,997,306	$10,857,937

Issuance of shares	108,695	109	-	-	49,891	-	-	-	-	(50,000)		-	-

Stock and warrants issued for consulting	250,000	250	-	-	566,015	-	-	(291,265)	(275,000)	-		-	-

Amortization of prepaid consulting	-	-	-	-	-	-	-	218,450	206,250	-		-	424,700
													-
Foreign exchange translation gain	-	-	-	-	-	1,031,202	-	-	-	-		-	1,031,202
													-
Transfer to statutory reserve	-	-	-	-	-	-	499,641	-	-	-		(499,641)	-
													-
Net income for the year	-	-	-	-	-	-	-	-	-	-		5,305,619	5,305,619

Transfer to Non-controlling interest											29,916		29,916

Transfer to non- controlling interest	-	-	-	-	-	(206,241)	-	-	-	-	1,445,721	(1,239,480)	-

Balance as of December 31, 2008	31,400,540	31,401	5,000,000	5,000	615,906	1,684,649	1,841,241	(72,815)	(68,750)	(50,000)	4,098,940	9,563,804	17,649,375

Contribution by Non-controlling interest	-	-	-	-	-	-	-	-	-	-	6,631	-	6,631

Warrants issued for consulting	-	-	-	-	28,439	-	-	(4,740)	-	-	-	-	23,699

Amortization of prepaid consulting	-	-	-	-	-	-	-	72,815	68,750	-	-	-	141,565

Shares issued for consulting	710,000	710	-	-	75,190	-	-	-	(5,000)	-	-	-	70,900

Shares issued under private placement	4,338,383	4,338	-	-	463,031	-	-	-	-	-	-	-	467,369

Conversion of preferred stock to common stock	20,000,000	20,000	(3,333,333)	(3,333)	(16,667)	-	-	-	-	-	-	-	-

Foreign exchange translation gain	-	-	-	-	-	154,011	-	-	-	-	-	-	154,011

Transfer to statutory reserve	-	-	-	-	-	-	789,088	-	-	-	-	(789,088)	-

Net income for the year	-	-	-	-	-	-	-	-	-	-	-	6,724,111	6,724,111

Transfer to non controlling interest	-	-	-	-	-	(30,802)	-	-	-	-	1,608,979	(1,578,177)	-

Balance as of December 31, 2009	56,448,923	$56,449	1,666,667	$1,667	$1,165,899	$1,807,859	$2,630,329	$(4,740)	$(5,000)	$(50,000)	$5,714,550	$13,920,650	$25,237,661

The accompanying notes are an integral part of these consolidated financial statements

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1 - ORGANIZATION

China Yongxin Pharmaceuticals Inc. (formerly Digital Learning Management Corporation and Nutradyne Group, Inc.) (the “Company”) was incorporated in Delaware on February 18, 1999. The Company, through its Chinese subsidiaries , is engaged in the wholesale and retail sale of pharmaceuticals, medical equipment, other medical-related products, health products including nutritional and dietary supplements, and cosmetics.

On December 21, 2006, Changchun Yongxin Dirui Medical Co., Ltd, a Chinese corporation (“Yongxin”) and all of the stockholders of Yongxin entered into an acquisition agreement (“Acquisition Agreement”) with the Company. The Acquisition Agreement was amended on June 15, 2007 (the “Amended Acquisition Agreement”). On November 16, 2007, Yongxin and the Company closed on the reverse acquisition under the Amended Acquisition Agreement.  On April 12, 2008, we entered into a second amended Acquisition Agreement with Yongxin, effective November 16, 2007, in which the Company acquired an 80% equity interest in Yongxin, and issued an aggregate of 21,000,000 shares of newly issued common stock and 5 million shares of Series A Preferred Stock to the Yongxin stockholders and/or their designees, representing, immediately following closing, 70% of the total issued and outstanding shares of common stock of the Company, (“Reverse Acquisition Transaction”). The Series A Convertible Preferred Stock is convertible over a 3 year period, into up to a total of 30 million shares of common stock.

For accounting purposes, this transaction was accounted for as a reverse acquisition, since the stockholders of Yongxin own a majority of the issued and outstanding shares of common stock of the Company, and the directors and executive officers of Yongxin became the directors and executive officers of the Company.  This acquisition was accounted for at historical cost in a manner similar to that in the pooling of interests method since after the acquisition, the former stockholders of Yongxin acquired a majority of the outstanding shares of the Company.

Yongxin was originally established in 1993. The Company is engaged in wholesale and retail of medicines. The Company’s operations are based in Changchun City, Jilin Province, China.

In 2004, Yongxin established Jilin Province Yongxin Chain Drugstore Ltd. (“Yongxin Drugstore”) with an investment of RMB 2,500,000 (equivalent to $303,000) to develop a customer-terminal network market. In July 2005, the Company obtained the franchise rights in Jilin Province from American Medicine Shoppe (Meixin International Medical Chains) and sells over-the-counter western and traditional Chinese medicines and other medical-related products.

On March 16, 2007, Jilin Province Yongxin Chain Drugstore Ltd. entered into various agreements with retail drug stores in Tianjin, and established Tianjin Jingyongxin Chain Drugstore Ltd. (“Jinyongxin Drugstore”) with an investment of $116,868, in which the Company has the 90% ownership of the Jinyongxin Drugstore.  The Company is located in Tianjin City, China.

On May 15, 2007, Yongxin established Jilin Dingjian Natural Health Products Co., Ltd. (“Dingjian”) with an investment of $116,868 whereby the stockholders of the company have 90% ownership of Dingjian. Dingjian was formed under laws of the People’s Republic of China and is located in Changchun City, Jilin Province.

On June 15 2007, Yongxin Drugstore established Baishan Caoantang Chain Drugstore Ltd. (“Caoantang Drugstore”) with an investment of $328,430, including $144,509 in cash and $183,921 to purchase the property and equipment and Yongxin agreed to pay $80,076 evenly over the next 32 months for this investment. Caoantang Drugstore is a 100% owned subsidiary of Yongxin Drugstore.  Caoantang Drugstore operates a chain of 32 chain retail drugstores and covers a business area of 2,804 M 2 ,   which sell over-the-counter western and traditional Chinese medicines and other medical-related products.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

On May 5, 2008 the Company changed its name from “Nutradyne Group, Inc.” to “China Yongxin Pharmaceuticals Inc.”

In November 2009, Dingjian entered into an Equity Transfer Agreement (the “Agreement”) with Sun Shi Wei, an individual, to transfer 90% of ownership with all its assets and liabilities to Sun Shi Wei.  The 10% non-controlling interest remained unchanged.  Both parties agreed that Sun Shi Wei assumed the net liabilities.  At the time of sale, Dingjian had approximately $156,885 in assets and approximately $204,815 in liabilities.  Accordingly, net assets were negative $47,930.  The acquirer of Dingjian, Sun Shi Wei, agreed to assume all debts and liabilities associated with Dingjian, and paid no additional cash for acquisition of the business.  Mr. Sun Shi Wei is an independent third party with no relationship with the Company other than as a counter-party in the above-mentioned transaction.  Dingjian would be liable for any undiscovered liability other than the liability assumed by Sun Shi Wei, pursuant to the Agreement.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The functional currency of our operating subsidiary, Changchun Yongxin Dirui Medical Co., Ltd is Chinese Renminbi (“RMB”); however the accompanying financial statements have been translated and presented in United States Dollars (“USD”).

TRANSLATION ADJUSTMENT

As of December 31, 2009 and 2008, the accounts of Yongxin were maintained, and its financial statements were expressed, in Chinese RMB. Such financial statements were translated into USD in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders’ equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130 (ASC 220), “Reporting Comprehensive Income” as a component of stockholders’ equity.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of China Yongxin Pharmaceuticals Inc. and its VIE, Yongxin Drugstore, and its subsidiaries, collectively referred to herein as the “Company”.  All material inter-company accounts, transactions and profits have been eliminated in consolidation.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NON-CONTROLLING INTEREST

The accompanying consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in accordance with GAAP. The Company acquired 80% of Yongxin, and Yongxin Liu and Yongkui Liu own 11% and 9% of Yongxin, respectively.  The 20% equity interest held by Yongxin Liu and Yongkui Liu represents non-controlling interest amounting to $5,687,633 as at December 31, 2009 compared to $4,078,654 as at December 31, 2008.

Through Yongxin Drugstore, the Company owns a 90% ownership interest in Jinyongxin Drugstore. The remaining 10% interest in Jinyongxin Drugstore is owned by third parties.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

ACCOUNTS RECEIVABLE

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. As of December 31, 2009, we made no allowance for doubtful debts. As of December 31, 2008, we made allowance of doubtful debts of $112,452.

ADVANCES TO SUPPLIERS

The Company advances to certain vendors for purchase of its goods.  The advances to suppliers are interest free and unsecured. As of December 31, 2009 and December 31, 2008, advance to suppliers amounted to $5,056,246 and $6,186,269, respectively.

 INVENTORIES

Inventories are valued on a lower of weighted average cost or market basis.   Inventory includes product cost, inbound freight, warehousing costs and vendor allowances not included as a reduction of advertising expense. Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower. Work in process inventories include the cost of raw materials and outsource processing fees.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over useful lives ranging from 5 to 10 years. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Assets held under capital leases are recorded at the lesser of the present value of the future minimum lease payments or the fair value of the leased property. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Buildings	20 years
Infrastructures and leasehold improvements	10 years
Equipment (including electronic facilities, sports, education and recreation facilities)	10 years
Automobiles	10 years
Furniture and fixtures	5 years
Computer hardware and software	5 years

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) (ASC 360),   which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144 (ASC 360). SFAS 144 (ASC 360) requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104 (ASC 605). Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes revenue net of an allowance for estimated returns, at the time the merchandise is sold or services performed. The allowance for sales returns is estimated based on the Company’s historical experience. Sales taxes are presented on a net basis (excluded from revenues and costs). Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

ADVERTISING

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising.  The Company expenses all advertising costs as incurred.  The advertising expense for the years ended December 31, 2009 and 2008 was $132,264 and $26,124, respectively.

VENDOR ALLOWANCES

Vendor allowances are principally received as a result of purchase levels, sales or promotion of vendors’ products.  Allowances are generally recorded as a reduction of inventory and are recognized as a reduction of cost of sales when the related merchandise is sold.  Those allowances received for promoting vendors’ products are offset against advertising expense and result in a reduction of selling, occupancy and administration expenses to the extent of advertising costs incurred, with the excess treated as a reduction of inventory costs.

 INCOME TAXES

The Company utilizes SFAS No. 109 (ASC 740), “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standard No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

STOCK BASED COMPENSATION

Effective January 1, 2006, the Company adopted Statement No. 123R (ASC 718), Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and accordingly, recognized no compensation expense related to the stock-based plans. Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled.

BASIC AND DILUTED EARNINGS PER SHARE

Earnings per share are calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128) (ASC 260), “Earnings per share”. SFAS No. 128 (ASC 260) superseded Accounting Principles Board Opinion No.15 (APB 15). Net income (loss) per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares and dilutive common equivalent shares (restricted stock awards and stock options) outstanding during the period. Weighted average number of common shares was calculated in accordance with the Statement of Financial Accounting Standards No. 141R (SFAS No. 141R) (ASC 805), “Business Combinations”.  Basic and diluted earnings per share were $0.15 and $0.13 for the years ended December 31, 2009 and 2008, respectively.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

STATEMENT OF CASH FLOWS

In accordance with Statement of Financial Accounting Standards No. 95 (ASC 230), “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131 (“SFAS 131”) (ASC 250), “Disclosure about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company allocates its resources and assesses the performance of its sales activities based upon its products and services (see Note 20).

RISKS AND UNCERTAINTIES

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of PRC’s economy.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Under current PRC law on foreign investment, foreign companies are allowed to establish or invest in wholly-owned foreign enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. These regulations limit the number and size of retail pharmacy outlets that a foreign investor may establish. If a foreign investor owns more than 30 outlets that sell a variety of branded pharmaceutical products sourced from different suppliers, the foreign investor's ownership interests in the outlets may be limited to 49.0%. The Company currently controls more than 30 retail pharmacy outlets through its 80% equity ownership interest in Yongxin, 100% equity ownership in Caoantang Drugstore and 90% equity ownership interest in Jinyongxin Drugstore. At the time of the establishment of Yongxin, Yongxin already controlled in excess of 30 retail pharmacy outlets and with this structure in place it obtained all required approvals from the relevant governmental agencies in Jilin Province for the joint venture. The Company has been advised by its PRC counsel, that based on their understanding of the current PRC laws, rules and regulations and the Company’s receipt of all relevant government approvals for the equity joint venture, the structure under which it operates and holds equity ownership in its retail pharmacy businesses complies with all applicable PRC laws, rules and regulations. However, there are uncertainties regarding the interpretation and application of PRC laws, rules and regulations by PRC government authorities, and there is a risk that such authorities may later issue a differing interpretation of the law and determine that the Company’s corporate and/or ownership structure does not comply with PRC laws, rules and regulations. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to the Company’s corporate structure or its business operations.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

If the Company and/or its PRC subsidiaries are determined to be in violation of any existing or future PRC laws, rules or regulations, including laws applicable to foreign investment in retail pharmacy outlets, or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including: The imposition of penalties and/or a restructuring of the Company’s holding structure in order to comply with relevant PRC regulations could severely disrupt the Company’s ability to conduct business and could have a material adverse effect on the Company’s financial condition, results of operations and prospects and also could result in:

•	revoking the business and operating licenses of the Company’s PRC consolidated entities;

•	discontinuing or restricting the operations of the Company’s PRC consolidated entities;

•	imposing conditions or requirements with which the Company or its PRC consolidated entities may not be able to comply;

•	requiring the Company or its PRC consolidated entities to restructure the relevant ownership structure or operations;

•	restricting or prohibiting the Company’s use of the proceeds from its financings to fund its business and operations in China; or

•	imposing fines.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities.  The Company places its cash in what it believes to be credit-worthy financial institutions.  The Company has a diversified customer base, most of which are in China.  The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures.  The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

CONTINGENCIES

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.   In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2009, the Financial Accounting Standards Board (“FASB”) issued guidance related to revenue recognition for multiple element deliverables which eliminates the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can recognize the portion of the consideration that is attributable to items that already have been delivered. Under the new guidance, the relative selling price method is required to be used in allocating consideration between deliverables and the residual value method will no longer be permitted. This guidance is effective prospectively for revenue arrangements entered into or materially modified in 2011 although early adoption is permitted. A company may elect, but will not be required, to adopt the amendments retrospectively for all prior periods. The Company is currently evaluating this guidance and has not yet determined the impact, if any, that it will have on the consolidated financial statements.

In June 2009, the FASB issued ASC 105 (previously SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“GAAP”)” - a replacement of FASB Statement No. 162), which will become the source of authoritative accounting principles generally accepted in the United States recognized by the FASB to be applied to nongovernmental entities.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, “Subsequent Events”), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

 In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”) , which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009.  The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary.  These amended standards are effective for us beginning in the first quarter of fiscal year 2010 and we are currently evaluating the impact that adoption will have on our consolidated financial statements.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach.  These amended standards became effective for us beginning in the fourth quarter of fiscal year 2009 and are not expected to have a significant impact on our consolidated financial statements.

NOTE 3 –OTHER RECEIVABLE

Other receivables as of December 31, 2009 and 2008 are summarized as follows. The receivables are interest free, unsecured, and due on demand.

	2009	2008
Advance to employees	$26,493	$92,368
Advances to store employees	15,037	2,685
Advances to third parties	-	93,364
Rent receivable	79,218	79,223
Deposits	765,925	7,619
Sponsorship from customers	987,174	-
Others	57,237	76,229
Total	$1,931,084	$351,488

NOTE 4 – PREPAID EXPENSES

The balance of Company prepaid expenses as of December 31, 2009 and 2008 comprised of the following:

	2009	2008
Prepaid rent	$18,087	$273,484
Rent	489,156	-
Other prepaid expenses	27,525	68,957
Total	$534,769	$342,441

NOTE 5 - INVENTORIES

	2009	2008
Packaging Materials	$200,007	$342,832
Finished Goods	7,611,621	7,370,377
Total inventory	7,811,628	7,713,209
Net inventory	$7,811,628	$7,713,209
As of December 31, 2009 and 2008, inventory consisted of the following:

 NOTE 6 - PROPERTIES AND EQUIPMENT

As of December 31, 2009 and 2008 the property and equipment of the Company consisted of the following:

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Office furniture and fixtures	$930,962	$998,730
Vehicles	392,557	441,921
Buildings	8,637,138	2,079,690
Total property and equipment	9,960,657	3,520,341
Less: Accumulated depreciation	(1,200,420)	(846,432)
Net value of property and equipment	$8,751,813	$2,673,909

The Company had depreciation expense of $409,245 and $293,632for as of December 31, 2009 and 2008, respectively.

NOTE 7 - CONSTRUCTION IN PROGRESS & SOFTWARE DEVELOPMENT

As of December 31, 2009 and 2008, construction in progress, representing infrastructures improvement and software development, amounted to $1,551 and $6,066,249, respectively.  The amount of capitalized interest included in construction in progress as of December 31, 2009 and 2008 is $0 and $311,702, respectively.  The constructions were finished at the end of December and were transferred to fixed assets.

As of December 31, 2009 and 2008, the construction in progress of the Company consisted of the following:

	2009	2008
Infrastructures improvement	$-	$4,841,430
Capitalized interest	-	913,117
Total infrastructures improvement	-	5,754,547
Software development	1,551	311,702
Total construction in progress	$1,551	$6,066,249

NOTE 8-   INTANGIBLE ASSETS

As of December 31, 2009 and December 31, 2008, the intangible assets of the Company consisted of the following:

	2009	2008
Trademark	$-	$1,174
Software	1,102,893	108,286
Total intangible assets	1,102,893	109,460
Less: Accumulated amortization	(115,561)	(36,780)
Net value of intangible assets	$987,332	$72,680

The amortization expense for as of December 31, 2009 and December 31, 2008 amounted to $37,370 and $18,360, respectively.

The amortization expenses for intangible assets for next five years after December 31, 2009 are as follows:

December 31, 2010	$197,466
December 31, 2011	197,466
December 31, 2012	197,466
December 31, 2013	197,466
December 31, 2014	197,466
Total	$987,332

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 9 - ACCRUED EXPENSES AND OTHER PAYABLES

The other payable represents the deposits made by the sales representatives and sales distributors for the right to sell products for the Company.  Other payables and accrued expenses consist of the following as of December 31, 2009 and 2008:

	2009	2008
Accrued compensation	$1,091,299	$998,824
Accrued rent expense	124,874	247,573
Accrued professional fees	86,026	60,806
Accrued litigation	987,515	311,685
Accrued interest	8,133	78,473
Accrued payable	2,539,032	435,135
Accrued education& employee funds	-	29,088
Other accrued expense	112,151	43,099
Sales agent deposits	113,265	84,668
Other payable	108,491	117,251
	$5,170,786	$2,406,602

NOTE 10 - ADVANCE FROM CUSTOMERS

The advances from customers amounted to $2,055,602 and $2,579,997, respectively as of December 31, 2009 and December 31, 2008, represent the deposits made by customers to purchase inventory from the Company.

NOTE 11 - DEFERRED INCOME

A portion of the Company’s net revenue is derived directly from government-sponsored healthcare programs, and the Company is therefore subject to government regulations on reimbursement on the sales made through the healthcare programs.  The Jilin Province Social Insurance Bureau and Changchun City Insurance Bureau reimburse 90% of the sales that the Company’s pharmacy retail stores made through the healthcare program networks in the following month, and retain 10% of the sales until the following year.  The amount will be repaid proportionally based on the level of evaluation made by the Insurance Bureaus in the following year.  The Company classified 10% of the sales made through the healthcare program networks as deferred income as the collectability of these sales is uncertain. As of December 31, 2009 and December 31, 2008, the Company has deferred income of $420,277 and $273,753, respectively.

NOTE 12 - SHARES TO BE ISSUED

The Company classifies all amounts, against which shares have not been issued, as shares to be issued.  Once the Company issues shares, the amounts are classified as Common stock.  As of December 31, 2009, the Company has total 500,000 shares to be issued with balance of $35,000 pursuant to an agreement with a software consultant entered into by the Company in 2005, and the amount is included in the accrued expenses.

During the year ended December 31, 2009, the Company entered into an agreement with an investor relations firm for services.  The term of services is one year and the Company is obligated to issue 600,000 shares to the investor relations firms.  As of December 31, 2009, only 300,000 shares were issued to the investor relations firm and the balance is still to be issued.  The Company has recorded the fair market value of the 300,000 shares of $36,000 as shares to be issued. The unamortized portion of the fee of $6,000 has been recorded as a contra amount and netted out.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 13 -TAXES PAYABLE

Tax payable comprised of the following taxes as of December 31, 2009 and 2008:

	2009	2008
VAT	$7,874	$14,247
Business Tax	94,785	166,817
City Construction Tax	6,658	6,660
Education Tax	5,356	5,357
Income Tax	1,305,906	1,051,642
Others	855	1,326
Total	$1,421,434	$1,245,649

The Company is registered in the State of Delaware and has operations in primarily two tax jurisdictions; the PRC and the United States.  For certain operations in the U.S., the Company has incurred net accumulated operating losses for income tax purposes.  The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future.  Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2009.  Accordingly, the Company has no net deferred tax assets.

The provision for income taxes from continuing operations on income consists of the following for as of December 31, 2009 and December 31, 2008:

	2009	2008
Current income tax expense
US Federal	-	-
US State	-	-
PRC current income tax expense	$2,594,483	$1,009,643
Total Provision for Income Tax	$2,594,483	$1,009,643

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:

	2009	2008
Tax expense (credit) at statutory rate - federal	34%	34%
State tax expense net of federal tax	6%	6%
Changes in valuation allowance	(40)%	(40)%
Foreign income tax - PRC	25%	25%
Exempt from income tax	-	-
Temporary difference	0.24%	2%
Tax expense at actual rate	25.24%	27%

United States of America

The Company has significant income tax net operating losses (“NOL”) carried forward from prior years.  Due to the change in ownership of more than fifty percent, the amount of NOL which may be used in any one year will be subject to a restriction under section 382 of the Internal Revenue Code.  Due to the uncertainty of the realizability of the related deferred tax assets of $4,473,105, a reserve equal to the amount of deferred income taxes has been established at December 31, 2009.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

People’s Republic of China (“PRC”)

Pursuant to the PRC Income Tax Laws, the Company’s subsidiary is generally subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 25%.

The following table sets forth the significant components of the provision for income taxes for operation in PRC as of December 31, 2009 and 2008.

	2009	2008
Net taxable income	$10,475,363	$7,245,543
Income tax @ 25.24% and 27%	$2,594,483	$1,009,643

NOTE 14 - SHORT-TERM LOANS PAYABLE

The Company had loans payable amounting to $1,100,884 as of December 31, 2009 and $1,967,185 as of December 31, 2008.  The loans are secured by personal properties of a main stockholder of the Company.  The loans payable at December 31, 2009 comprised of the following:

	2009	2008
Loan payable to a non-related party, interest free, due by December 31, 2009		249,406
Loan payable to a non-related party, interest free, due by December 31, 2009		772,156
Loan payable to a non-related party, interest free, due by December 31, 2009		558,642
Loan payable to a non-related party, interest free, due by December 31, 2009		234,736
Loan payable to a non-related party, interest at 1.5% annually, due by December 31, 2009	237,146	-
Loan payable to Jilin Bank, interest at 6.9% annually, due by January 22, 2010	733,500
Various loans, interest free, unsecured and due on demand	130,238	130,238
Total	$1,100,884	$1,945,179

 NOTE 15 - LONG-TERM LOAN PAYABLE

The Company had long term loans payable amounting to $1,320,300 as of December 31, 2009 and $1,320,390 as of December 31, 2008.  The loans are secured by personal properties of a significant stockholder of the Company.  The loans payable at December 31, 2009 comprised of the following:

The following is the future payment schedule of the long term loan:

	2009	2008
Loan Payable to Runfeng Agriculture Credit Union, annual interest at 8.748% and 11.02%, respectively, due by January 26, 2011	$1,320,300	$1,320,390

The following is the future payment schedule of the long term loan:

Due January 26, 2011	$1,320,300

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 16 - LOANS FROM RELATED PARTIES

As of December 31, 2009 and December 31, 2008, the loans from related parties were comprised of the following:

	2009	2008
Loans payable to officers, interest free, due on demand, and unsecured	$184,662	$184,662
Total	$184,662	$184,662

NOTE 17 - STOCKHOLDERS’ EQUITY

The Series A Convertible Preferred Stock is convertible over a 3 year period, into up to 30 million shares of common stock. In particular, the holder of any shares of Series A Convertible Preferred Stock shall have the right, at its option, to convert, any such shares of Series A Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock on a six (6) for one (1) basis. The conversion formula is conditioned on the Company earning no less than $3 million of net income in for the fiscal year ending December 31, 2007; $4 million of net income in the fiscal year ending December 31, 2008 and $5 million of net income in the fiscal year ending December 31, 2009. In the event that in any of the three fiscal years, the Company earns less than required net income amounts for conversion, then the conversion right shall be proportionately reduced by the amount of the shortfall below the required net income amount, with the “catch-up” right to convert additional shares to the extent that the net income exceeds $3 million; $4 million and $5 million respectively in each of the three consecutive years. In no event shall this conversion right allow for the conversion of the Series A Preferred Stock into more than 6 common shares for each share of Series A Preferred Stock over the course of the aforementioned three calendar years. The net income requirements shall be based upon an audit of the revenues for each fiscal year. All conversions shall be made within 30 days of the completion of such audit.  During the year ended December 31, 2009, holders of 3,333,333 preferred shares opted to convert the preferred shares into 20,000,000 common shares.

As of December 31, 2009 and December 31, 2008, the Company had 56,448,923 and 31,400,540 shares of common stock issued and outstanding, respectively.

During the year ended December 31, 2009, the Company issued 10,000 shares for website designing services and 100,000 shares for legal services. The shares were valued at the fair market value of $9,900 and expensed during the year ended December 31, 2009 in the accompanying consolidated financial statements.

During the year ended December 31, 2009, the Company entered into a consulting agreement with an investor relations firm to provide investor relations and public relations services. The agreement is for a period of 1 year and the Company agreed to issue 300,000 shares of restricted common stock and 300,000 warrants at exercise prices ranging from $1 per share to $2 per share, to the investor relations firm. The Company valued the shares at the fair market value of $30,000 and expensed $23,700 during the year ended December 31, 2009 in the consolidated financial statements.

During the year ended December 31, 2009, the Company entered into a consulting agreement with an investor relations firm to provide investor relations and public relations services.  The agreement is for a period of 1 year and the Company agreed to issue 600,000 shares of restricted common stock to the investor relation firm.  The Company valued the shares at the fair market value of $72,000 and expensed $66,000 during the year ended December 31, 2009 in the consolidated financial statements. As of December 31, 2009, 300,000 of such shares are still not issued and are included in the shares to be issued. The unamortized part of the fee has been netted out of the amount of shares to be issued.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

 On September 25, 2009, the Company closed a private placement of its equity securities.  We issued a total of 3,338,383 shares of our common stock, restricted in accordance with Rule 144, to 157 accredited investors, for total consideration of $467,369.  In addition, we issued to the investors warrants to acquire another 3,338,385 shares of our common stock at $0.35 per share, exercisable for a period of three years.  In relation to this private placement, the Company also issued 1,000,000 shares of common stock and paid $35,000 cash. The warrants granted to the investors were valued using the Black-Scholes option-pricing model.

During the year ended December 31, 2009, holders of 3,333,333 preferred shares opted to convert the preferred shares into 20,000,000 common shares.

On April 1, 2008, the Company issued to Investor Relations International (“IRI”) 250,000 restricted common stocks valued at $275,000, to render investor relations and financial communication services.  The Company amortized the prepaid consulting over 1 year period based upon the terms of the agreement.

As of October 30, 2008, the Company sold 108,695 shares to an unrelated party for $50,000.  The amount was received directly by the related party, and the Company shows a receivable from the related party for such amount.  The related party receivable is interest free, due on demand, unsecured and has been reflected in the equity section in the accompanying consolidated financial statements.

NOTE 18 – WARRANTS

Following is a summary of the warrant activity for the period ended December 31, 2009:

Outstanding, December 31, 2008	2,022,080
Granted during the year	3,638,385
Expired during the year	(472,080)
Exercised during the year	-
Outstanding, December 31, 2009	5,188,385

Following is a summary of the status of warrants outstanding at December 31, 2009:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number of Warrant Shares	Average Remaining Contractual Life	Average Exercise Price	Number of Warrant Shares	Intrinsic Value

$0.5 - $4	5,188,385	2.87	$0.59	5,188,385	1,189,016

The assumptions used in calculating the fair value of options granted using the Black-Scholes option-pricing model are as follows:

The warrants for the purchase of 3,638,385 shares granted during the year ended December 31, 2009:

Risk-free interest rate	2.63%
Expected life of the warrants	3-5 years
Expected volatility	215%-217%
Expected dividend yield	0

During the year ended December 31, 2009 the Company granted warrants for 300,000 shares at exercise prices ranging from $1 per share to $2 per share, to an investor relation firm. The Black-Scholes fair market value of the warrants was $28,439. The Company recorded an expense of $30,300 during the year ended December 31, 2009 in the consolidated financial statements for the warrants.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

On September 25, 2009, the Company closed a private placement of our equity securities.  We issued a total of 3,338,385 shares of our common stock, restricted in accordance with Rule 144, to 157 accredited investors, for total consideration of $467,369.  In addition, we issued to the investors warrants to acquire another 3,338,385 shares of our common stock at $0.35 per share, exercisable for a period of three years.  The fair market value of the warrants was calculated using the Black-Scholes option pricing model and was netted against the net proceeds of the private placement.

NOTE 19 – COMMITMENTS AND CONTINGENCIES

Consulting agreements

On April 1, 2008, the Company signed a letter of engagement with Investor Relations International (“IRI”).  According to the terms of the agreement, IRI agreed to perform investor relations and financial communication services.  The agreement was for a twelve-month period and the Company agreed to pay $10,000 per month to IRI, to issue 250,000 shares of restricted common stock, and to issue 300,000 warrants at an exercise price from $1.50 to $4.00 per share.  During the year ended December 31, 2009, the Company expensed $141,566 in the consolidated financial statements.

As of December 31, 2009, the Company entered into a consulting agreement with an investor relations firm to provide investor relations and public relations services.  The agreement is for a period of 1 year and the Company agreed to issue 600,000 shares of restricted common stock to the investor relations firm. The Company recorded an expense of $66,000 during the year ended December 31, 2009 in the consolidated financial statements.  As of December 31, 2009, 300,000 of such shares are still not issued and are included in the shares to be issued.  The unamortized part of the fee has been netted out of the amount of shares to be issued.

Leases

The Company leases its operating locations. Initial terms are typically 5 to 10 years, followed by additional terms containing priority of renewal options at the maturity of the lease agreements, and may include rent escalation clauses.  The company recognizes rent expense on a straight-line basis over the term of the lease.

Minimum rental commitments at December 31, 2009, under all leases having an initial or remaining non-cancelable term of more than one year are shown:

2010	1,058,624
2011	945,708
2012	301,835
2013	95,551
2014	-
Total minimum lease payments	2,401,718

The company sub-leases its building to an unrelated company.  The lease term is one year.  The Company recognizes rent income on a straight-line basis over the term of the lease.

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Legal proceedings

On or about October 17, 2008, a former officer initiated an action in the Superior Court for the State of California, County of Los Angeles, Central District, against the Company alleging claims for damages related to an alleged employment agreement.  On December 29, 2008, the Company filed an Answer to the Complaint.  The Company strongly disputed the claims and diligently defended against them. The Company was defending itself against claims for open account and intentional misrepresentation.  The Plaintiff sought past due attorneys’ fees for services rendered in the amount of $193,100.  The case was settled in October, 2009 for $50,000 cash and 400,000 shares of common stock.  The court also ordered interest at the rate of 10% on $50,000 from June 20, 2009 till the date the amount is paid off.  The Company has accrued an aggregate sum of $127,397 for the cash to be paid and for the fair market value of the shares to be issued.

The Company was also involved in an ongoing legal proceeding filed in Orange County Superior Court on or about November 9, 2004.  In this action, the Cross-Complainant, Terry Koosed, sought to amend a $219,000 judgment he obtained to include a subsidiary of the predecessor-in-interest of the Company, which was not named or a participant in such lawsuit.  The Company strongly disputed the lawsuit and aggressively defended such action. The Company has accrued $219,000 in the accompanying financials statements.

A former employee of the Company, the plaintiff, brought a lawsuit against the Company seeking unpaid wages, bonuses, benefits, penalties and interest.  The case went into trial in November 2009 and the trial court thereafter issued a judgment for plaintiff and against the Company in amount of $641,016.  As of December 31, 2009, the Company has not paid the judgment amount and the same has been accrued in the accompanying financials as accrued litigation.

A former employee of the Company, the plaintiff, brought a lawsuit against the Company seeking unpaid wages that accrued during his employment from 2005 to 2008 as well as penalties, interest and attorney fees.  The breakdown of plaintiff’s damage claim is still unknown at this time. The parties are in discovery and trial has been set for May 10, 2010.

NOTE 20 – SEGMENT INFORMATION

The Company operates in two business segments: retail drug stores, pharmaceutical medicine wholesales sales. These segments were identified based on their separate and distinct products and services, technology, marketing strategies and management reporting. Management evaluates the segments’ operating performance separately and allocates resources based on their respective financial condition, results of operations and cash flows. Inter-segment transactions and balances are eliminated in consolidation.

The retail drug store segment is complemented by such core front-end categories as over-the-counter medications, health and beauty products, and other items.  As of December 31, 2009, the retail drug store segment operated 79 retail stores with business area of 9,834 square meters in three cities in China.

The pharmaceutical medicine wholesales segment, operated through Yongxin Medical, provides logistics wholesale distribution of over-the-counter and prescribed medicines to hospitals, clinics, medical institutions and retail drug stores.

The following table summarizes significant financial information by segment:

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Revenues from unaffiliated customers:
Retail drug stores	$13,898,119	$10,865,100
Pharmaceutical medicine wholesales	38,832,521	53,117,095
Unallocated		1,000
Revenues from inter-company sales	(5,141,360)	(4,866,661)
Consolidated Totals	$47,589,280	$59,116,534

Net income:
Retail drug stores	$1,084,679	$599,589
Pharmacy wholesales	5,255,550	4,482,397
Unallocated	1,217,460	(930,279)
Net income from inter-company	(19,823)	(85,568)
Consolidated Totals	$5,124,989	$4,066,139

Depreciation and amortization:
Retail drug stores	$60,869	$167,680
Pharmacy wholesales	316,390	142,182
Unallocated	70,430	581
Consolidated Totals	$447,689	$310,443

Interest income:
Retail drug stores	$6,803	$2,470
Pharmacy wholesales	8,509	-
Unallocated	-	-
Consolidated Totals	$15,312	$2,470

Interest expense:
Retail drug stores	$-	$-
Pharmacy wholesales	6,138	720
Unallocated	-	8,428
Consolidated Totals	$6,138	$9,148

Capital expenditures:
Retail drug stores	$1,123,242	$1,350,129
Pharmacy wholesales	245,034	5,399,303
Unallocated	7,300	112,759
Consolidated Totals	$1,375,577	$6,862,191

Identifiable assets:
Retail drug stores	$29,782,442	$8,333,213
Pharmacy wholesales	11,505,850	23,206,845
Unallocated	467,370	7,664
Consolidated Totals	$41,755,662	$31,547,722

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 21 – STATUTORY RESERVE

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory Surplus Reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

NOTE 22 - DISCONTINUED OPERATIONS

On September 30, 2005, Software Education of America, Inc., subsidiary of Nutradyne, filed a petition in bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. The petition was necessitated because SEA was unable to continue to meet its financial obligations. SEA is presented in the accompanying financial statements as discontinued operations.

In November 2009, a subsidiary of the Company, Jilin Dingjian Natural Health Products Co., Ltd, entered into an agreement (the “Agreement”) with Sun Shi Wei, an individual, to transfer 90% of ownership with all its assets and liabilities to Sun Shi Wei.  The 10% minority interest remained unchanged.  Both parties agreed that Sun Shi Wei assumed the net liability. No other consideration was exchanged.  The Agreement also indicated that the Company would be liable for any undiscovered liability.

Since the buyer assumed all liabilities, the Company recorded a journal entry to record a gain from disposal of assets and liabilities at November 30, 2009.  Jilin Dingjian Natural Health Products Co., Ltd is presented in the accompanying financial statements as discontinued operations.

Balance Sheet information for the discontinued subsidiaries as of December 31, 2009 and 2008 is as follows:

	2009	2008
Assets:
Cash	$-	$8,989
Accounts receivables, net	-	3,534
Other receivables	-	5,965
Prepaid expenses	-	3,244
Inventory	-	151,468
Total current assets	-	173,201
Property, Plant & Equipment, net	-	6,298
Intangible Assets, net	-	1,007
Total assets	$-	$180,507

Liabilities:
Accounts payable	$227,590	$227,590
Accrued expenses	238,581	239,704
Loans payable	162,666	267,995
Total liabilities	$628,837	$735,289

Net liabilities of discontinued operations	$628,837	$554,783

CHINA YONGXIN PHARMACEUTICALS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 23 - SUBSEQUENT EVENTS

On March 4, 2010, the Company consummated a private placement of its equity securities with certain accredited investors pursuant to a Subscription Agreement for total consideration of $125,000. The Company issued to the investors secured convertible notes with a two year term, bearing 10% interest per annum, convertible into common stock of the Company at a conversion price of $0.20 per share, which is subject to adjustment for stock splits, recapitalizations and other similar events, and will also be adjusted on a full-ratchet basis to equal the price per share of any subsequent financing. The notes are secured by pledged stock, and by a first priority interest in all current and future assets of the Company, which will be cancelled upon repayment of the notes or upon conversion of at least 50% of the principal amount of the notes into shares of Company common stock. The notes may be redeemed by the Company at any time for 110% of outstanding principal and interest. The note investors also received, as a part of the financing, warrants for the purchase of up to 625,000 shares of our common stock with an exercise price $0.50 per share (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of three years.

In addition, subsequent to year end, the Company issued a total of 900,000 shares of common stock for the settlement of liability that was accrued on the balance sheet as of December 31, 2009.

百草堂

NORMADERM
油脂调护系列
VICHY

永新大药房
Yongxin Chain Pharmacy

China Yongxin Retail Drugstores in Jilin Province

Common Stock

CHINA YONGXIN PHARMACEUTICALS INC.

PROSPECTUS

Rodman & Renshaw, LLC

The date of this prospectus is ______________, 2010

Until ______________, 2010 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus.  This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee		$1,639.90
Printing and engraving expenses		*
Blue Sky fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by Amendment.

Item 14.  Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.  Pursuant to the provisions of Section 145, a corporation may indemnify its directors, officers, employees, and agents as follows:

“(a)         A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Charter Provisions and Other Arrangements of the Registrant

We have adopted the following indemnification provisions in Articles VII and VIII of our Amended and Restated Certificate of Incorporation for our officers and directors:

“ARTICLE VII

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest   extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.”

In addition, we adopted the following provisions for the indemnification of directors, officers, employees and agents in Article 7 of our Company’s bylaws:

“SECTION 7.1     Indemnification of Directors and Officers.

         To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the “Delaware Law”), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Section 7.1, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Section 7.1. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 7.1 as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7.2    Indemnification of Employees and Agents.

         Subject to Section 7.1, the Corporation may, but only to the extent that the Board may (but shall not be obligated to)  authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII as they apply to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7.3    Enforcement of Indemnification.

         The rights to indemnification and the advancement of expenses conferred above shall be contract rights.  If a claim under this Article VII is not paid in full by the Corporation within 60 days after written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall either create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

The following is a summary of our transactions during the last three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

(1)
On May 3, 2010, the Company consummated a subsequent third closing of its private placement of its equity securities with certain accredited investors pursuant to a Subscription Agreement for total consideration of $250,000 (the “Third Closing”).   The Company issued to the investors secured convertible notes with a two year term, bearing 10% interest per annum, convertible into common stock of the Company at a conversion price of $0.20 per share, which is subject to adjustment for stock splits, recapitalizations and other similar events, and will also be adjusted on a full-ratchet basis to equal the price per share of any subsequent financing.  The notes are secured by a first priority interest in all current and future assets of the Company, which will be cancelled upon repayment of the notes or upon conversion of at least 50% of the principal amount of the notes into shares of Company common stock.  The notes may be redeemed by the Company at any time for 110% of outstanding principal and interest.  The note investors also received, as a part of the financing, warrants for the purchase of up to 1.25 million shares of our common stock with an exercise price $0.50 per share (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of three years.  The issuance of these securities was exempt from registration under Regulation D under the Securities Act of 1933, as amended.

(2)
On April 9, 2010, the Company consummated a private placement of its equity securities with certain non-U.S. investors pursuant to a Securities Purchase Agreement for total consideration of $1,178,100.  The Company issued to the investors an aggregate 5,890,500 shares of common stock, par value $0.001 per share (the “Common Stock”) at a price of $0.20 per share.  The investors also received, as a part of the financing, warrants for the purchase of up to an aggregate 5,890,500 shares of our Common Stock at an exercise price $0.50 per share (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of two years.  The issuance of these securities was not regarded as a sale under the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder, as the purchasers of our securities were domiciled or had a principal place of business outside of the U.S., the purchasers did not acquire the securities for the account or benefit of any U.S. person, at the time of the issuance, the purchasers were located outside of the U.S., and the purchaser had not engaged and agreed not to engage in any directed selling efforts in the U.S. with respect to the securities.

(3)
On March 4, 2010, the Company consummated a subsequent second closing of the private placement of its equity securities with certain accredited investors pursuant to the Subscription Agreement for total consideration of $125,000.  The Company issued to the investors secured convertible notes with a two year term, bearing 10% interest per annum, convertible into common stock of the Company at a conversion price of $0.20 per share, which is subject to adjustment for stock splits, recapitalizations and other similar events, and will also be adjusted on a full-ratchet basis to equal the price per share of any subsequent financing.  The notes are secured by a first priority interest in all current and future assets of the Company, which will be cancelled upon repayment of the notes or upon conversion of at least 50% of the principal amount of the notes into shares of Company common stock.  The notes may be redeemed by the Company at any time for 110% of outstanding principal and interest.  The note investors also received, as a part of the financing, warrants for the purchase of up to 625,000 shares of our common stock with an exercise price $0.50 per share (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of three years.  The issuance of these securities was exempt from registration under Regulation D under the Securities Act of 1933, as amended.

(4)
On January 25, 2010, the Company consummated the first closing of a private placement of its equity securities with certain accredited investors pursuant to a Subscription Agreement (the “Subscription agreement) for total consideration of $700,000.  The Company issued to the investors secured convertible notes with a two year term, bearing 10% interest per annum, convertible into common stock of the Company at a conversion price of $0.20 per share, which is subject to adjustment for stock splits, recapitalizations and other similar events, and will also be adjusted on a full-ratchet basis to equal the price per share of any subsequent financing.  The notes are secured by a first priority interest in all current and future assets of the Company, which will be cancelled upon repayment of the notes or upon conversion of at least 50% of the principal amount of the notes into shares of Company common stock.  The notes may be redeemed by the Company at any time for 110% of outstanding principal and interest.  The note investors also received, as a part of the financing, warrants for the purchase of up to 3.5 million shares of our common stock with an exercise price $0.50 per share (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of three years.  The issuance of these securities was exempt from registration under Regulation D under the Securities Act of 1933, as amended.

(5)
On February 11, 2010, the Company issued 500,000 shares for a litigation settlement.  On January 11, 2010 and February 11, 2010, the Company issued 200,000 shares each to two ex-officers for settlement of litigation with one ex-officer and for settlement of debt with the other, respectively. On July 13, 2009, the Company issued 300,000 shares of restricted common stock with an aggregate value of $30,000 and 300,000 warrants at exercise prices ranging from $1 per share to $2 per share to an investor relations firm for consulting services rendered.  On July 13, 2009, the Company issued 600,000 shares of restricted common stock with an aggregate value of $72,000 to another investor relations firm for consulting services rendered.  As of December 31, 2009, 300,000 of such shares are still not issued. The unamortized part of the fee has been netted out of the amount of shares to be issued.  On April 3, 2009, the Company issued 10,000 shares for website designing services and 100,000 shares for legal services with an aggregate value of $9,900.   The issuance of these securities was exempt under Section 4(2) under the Securities Act, as it was a transaction by the Company not involving any public offering.

(6)
On July 2, 2009, we entered into a Corporate Communications Consulting Agreement (the “Consulting Agreement”) with Michael Southworth (the “Consultant”).  Under the Consulting Agreement, the Consultant agreed to provide consulting services for the company related to communicating with our shareholders and potential investors.  Under the terms of the Consulting Agreement we agreed to pay Consultant $35,000 and issue One Million (1,000,000) shares of our common stock to compensate him for his services upon certain thresholds being met.  The thresholds were met on September 25, 2009, and as a result we paid Consultant $35,000 on or about September 28, 2009, and we issued the shares on December 14, 2009.  The issuance of these securities was exempt under Section 4(2) under the Securities Act, as it was a transaction by the Company not involving any public offering.

(7)
On September 25, 2009, the Company closed a private placement of our equity securities.  We issued a total of 3,338,385 shares of our common stock accredited investors, for total consideration of $467,369.  In addition, we issued to the investors warrants to acquire another 3,338,385 shares of our common stock at $0.35 per share, exercisable for a period of three years.  The issuance of these securities was exempt under Section 4(2) under the Securities Act, as it was a transaction by the Company not involving any public offering.

(8)
On April 1, 2008, the Company issued to Investor Relations International (“IRI”) 250,000 shares of restricted common stock valued at $275,000, as consideration for investor relations and communication services.   The issuance of these securities was exempt under Section 4(2) under the Securities Act, as it was a transaction by the Company not involving any public offering.

(9)
As of October 30, 2008, the Company sold 108,695 shares to an unrelated party for $50,000.  The amount was received directly by a related party, and the Company shows a receivable from the related party for such amount.  The related party receivable is interest free, due on demand, unsecured and has been reflected in the equity section in the accompanying consolidated financial statements.  The unrelated party represented that it was an “accredited investor” as defined in Rule 501 under the Securities Act.   The issuance of these securities was exempt under Section 4(2) under the Securities Act, as it was a transactions by the Company not involving any public offering.

(10)
In accordance with the Agreement for Conversion of Debt dated November 1, 2007 by and between the Company and Umesh Patel, on or near November 16, 2007, the Company issued 1,000,000 shares of common stock to Mr. Patel.  In addition, the Company issued to Mr. Patel a warrant to purchase 1,250,000 shares of common stock at an exercise price of $.50 per share. The warrant has a five year term and contains a cashless exercise provision.  The issuance of these securities was exempt under Section 4(2) under the Securities Act, as it was a transaction by the Company not involving any public offering.

(11)
In accordance with the Agreement for Conversion of Debentures dated October 2007 by and between the Company and David L. Kagel, Trustee, the Company agreed to issue an aggregate of 3,500,000 shares of its common stock to convertible debenture holders in exchange for cancellation of the indebtedness under the debentures.  In converting the debentures to common stock, the Company relied on the exemption inform registration under Section 3(a)(9) of the Securities Act of 1933, as an exchange of securities by an issuer with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

(12)
In accordance with the Amended Exchange Agreement described above, the Company issued 21,000,000 shares of newly issued common stock and 5,000,000 shares of Series A Preferred Stock to the Yongxin shareholders or their designees on November 17, 2007, as follows:

Name	Number of Shares of Common Stock	Number of Shares of Series A Preferred Stock
Misala Holdings Inc. BVI	600,000	3,000,000
Boom Day Investments Ltd. BVI	5,400,000	2,000,000
Accord Success Ltd. BVI	5,400,000	—
Perfect Sum Investment Ltd. BVI	1,200,000	—
Full Spring Group Ltd. BVI	1,800,000	—
Grand Opus Co. Ltd. BVI	2,400,000	—
Master Power Holdings Corp Ltd. BVI	4,200,000	—
TOTAL:	21,000,000	5,000,000

The issuance of these securities was exempt under Section 4(2) under the Securities Act, as it was a transaction by the Company not involving any public offering.

(13)
On December 16, 2009, we issued 20,000,000 shares of our common stock (the “Conversion Shares”) in connection with the conversion by Misala Holdings Inc. and Boom Day Investments Ltd. of an aggregate 3,333,333 shares of their Series A Preferred Stock into common stock.   The issuance of these securities was exempt under Section 3(a)(9) of the Securities Act of 1933, as an exchange of securities by an issuer with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, and under Section 4(2) under the Securities Act, as it was a transaction by the Company not involving any public offering.

On May 24, 2010, the Company effectuated a reverse stock split with a ratio of 1-for-12, whereby each twelve (12) issued and outstanding shares of the common stock of the Company, par value $0.001 per share (“Common Stock”) was combined into one (1) share of Common Stock (the “Reverse Split”), pursuant to the Certificate of Amendment of the Certificate of Incorporation that the Company filed with the State of Delaware’s Secretary of State (“Certificate of Amendment”).

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

1.1	Form of Underwriting Agreement**

2.1
Exchange Agreement by and between Digital Learning Management Corporation and Changchun Yongxin Dirui Medical Co., Ltd dated December 21, 2006 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 28, 2006).

2.2
First Amendment to Share Exchange Agreement, dated as of June 15, 2007, by and among Digital Learning Management Corporation, Changchun Yongxin Dirui Medical Co., Ltd. (“Yongxin”) and the shareholders of Yongxin (incorporated by reference to Exhibit B to the Definitive Proxy Statement on Schedule 14A filed with the SEC on September 14, 2007)

2.3
Second Amendment to the Share Exchange Agreement, dated as of April 12, 2008,and effective as of November 16, 2007, by and among Nutradyne Group, Inc., Changchun Yongxin Dirui Medical Co., Ltd. (“Yongxin”) and the shareholders of Yongxin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 15, 2008)

3.1
Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company’s General Form For Registration of Securities of Small Business Issuers on Form 10-SB, filed with the SEC on November 5, 1999).

3.2
Certificate of Amendment of Articles of Incorporation of the Company (incorporated by reference to Exhibit A of the Company’s definitive information statement on Schedule 14C filed with the SEC on February 25, 2004).

3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2004).

3.4
Certificate of Ownership and Merger Merging China Yongxin Pharmaceuticals Inc. and Nutradyne Group, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K Filed with the SEC on May 9, 2008).

3.5	Certificate of Amendment and Amended and Restated Certificate of Incorporation of China Yongxin Pharmaceuticals Inc. dated April 12, 2010.*

3.6	Certificate of Amendment to Certificate of Incorporation of China Yongxin Pharmaceuticals Inc. dated May 12, 2010. *

3.7	[Reserved]

3.8	[Reserved]

3.9	Amended and Restated Bylaws *

4.1	Form of Underwriter Warrant *

5.1	Opinion of Richardson & Patel LLP**

10.1	English Translation of the Company’s Form Lease Agreement for its Retail Drugstores (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K Filed with the SEC on April 15, 2009).

10.2	Stock Purchase Warrant (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K Filed with the SEC on September 30, 2009).

10.3	Corporate Communications Consulting Agreement. *

10.4	Subscription Agreement dated January 22, 2010. *

10.5	Form of Secured Convertible Promissory Note *

10.6	Form of Warrant *

10.7	Escrow Agreement *

10.8	Security Agreement dated January 22, 2010. *

10.9	Form of Subsidiary Guaranty *

10.10	Form of Stock Pledge Agreement *

10.11	Collateral Agent Agreement *

10.12	Form of Lockup Agreement *

10.13	[Reserved]

10.14	Leakout Agreement dated January 15, 2010. *

10.15	Form of Amended and Restated Subsidiary Guaranty Agreement. *

10.16	Form of Amended and Restated Lock-up Agreement. *

10.17	Modification and Consent Agreement dated May 2010. *

10.18	[Reserved]

10.19	Form of Director’s Offer and Acceptance Letter dated March 15, 2010. *

10.20
Equity Transfer Agreement by and between Yongxin and Sun Shi Wei dated November 21, 2009 (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2010).

10.21	Stock Purchase Agreement between the Company and PmMaster Beijing Software Co., Ltd. dated March 1, 2010, as amended. *

10.22	Share Purchase Agreement by and among Digital Learning Management Corp., Yongxin Liu and Yongkui Liu dated May 13, 2007. (English Translation)*

10.23	Sino-Foreign Joint Venture Operation Agreement by and among Digital Learning Management Corp., Yongxin Liu and Yongkui Liu dated May 13, 2007. (English Translation)*

10.24	Securities Purchase Agreement dated April 9, 2010. *

10.25	Form of Warrant issued to non-U.S. investors in connection of the private placement closed on April 9, 2010. *

10.26	Entrustment Agreement between Changchun Yongxin Dirui Medical Co., Ltd., Mr. Yongxin Liu, and Mr. Yongkui Liu dated May 17, 2010. *

10.27	Equity Transfer Agreement (Yongxin Liu) dated May 17, 2010. (English Translation)*

10.28	Equity Transfer Agreement (Yongkui Liu) dated May 17, 2010. (English Translation)*

10.29	Legal Opinion of Allbright Law Offices dated June 8, 2010. *

10.30	Loan Agreement dated January 25, 2008 by and between Yongxin Liu and Changchun Yongxin Dirui Medical Co., Ltd. (English Translation)*

10.31	Lease Agreement entered into by and between the Company and the Villager’s Committee of Heizuzi Village on January 1, 2005. (English Translation)*

10.32	Letter of Intent entered into by and between the Company and Mr. Shan Gao on September 25, 2010 (supersedes Framework Agreement dated July 18, 2010). (English Translation)*

10.33	Letter of Intent entered into by and between the Company and Mr. Liwen Tian on September 25, 2010 (supersedes Framework Agreement dated May 15, 2010). (English Translation)*

10.34	Technology Agreement entered into by and between the Company and PmMaster Software Technology (Beijing) Co., Ltd. dated March 15, 2009. (English Translation)*

10.35	Sales Agreement entered into by and between the Company and Changchun Central Hospital dated January 1, 2010. (English Translation)*

10.36	Sales Agreement entered into by and between the Company and Panshi Hospital dated July 2009. (English Translation)*

10.37	Distribution Agreement entered into by and between the Company and Tonghua Tianxiang Pharmaceutical Co., Ltd. (English Translation)*

10.38	Distribution Agreement entered into by and between the Company and Shanxi Yabao Pharmaceutical Distribution Co., Ltd. dated January 27, 2010. (English Translation)*

10.39	Distribution Agreement entered into by and between the Company and Jiangxi Jiangzhong Pharmaceutical Co., Ltd. dated January 4, 2010. (English Translation)*

10.40	Form of Lock-Up Agreement in connection with public offering. *

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.2 to the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2010).

23.1	Consent of Kabani & Company, Inc. *

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1) **

23.3	Consent of Allbright Law Offices. *

24.1	Power of Attorney (included as part of the signature page to the registration statement)

*    Filed herewith.
**  To be filed by amendment.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
For determining liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(6)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(b)
Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
(1)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Changchun, People’s Republic of China, on November 3, 2010.

CHINA YONGXIN PHARMACEUTICALS INC.

By:	/s/ Yongxin Liu
Yongxin Liu Chief Executive Officer (Principal Executive Officer)

By:	/s/ Harry Zhang
Harry Zhang Chief Financial Officer (Principal Financial and Accounting Officer)